     AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2012.
                                                           FILE NOS. 333-
                                                                       811-07727
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM N-4
                             REGISTRATION STATEMENT
                                      UNDER

                          THE SECURITIES ACT OF 1933                         [X]


                            Pre-Effective Amendment No.                          [ ]

                            Post-Effective Amendment No.                         [ ]


                                     and/or

                             REGISTRATION STATEMENT
                                      UNDER

                      THE INVESTMENT COMPANY ACT OF 1940                     [X]


                                   Amendment No.                                 [ ]


                        (Check Appropriate Box or Boxes)

                                  ------------

                          VARIABLE ANNUITY ACCOUNT FIVE
                           (Exact Name of Registrant)


                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                               (Name of Depositor)


                              2727-A ALLEN PARKWAY,
                              HOUSTON, TEXAS 77019

              (Address of Depositor's Principal Offices) (Zip Code)


        Depositor's Telephone Number, including Area Code: (800) 871-2000




                               MANDA GHAFERI, ESQ.


                             AIG LIFE AND RETIREMENT


                            1999 AVENUE OF THE STARS

                       LOS ANGELES, CALIFORNIA 90067-6121
      (Name and Address of Agent for Service for Depositor and Registrant)


Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.


Title of Securities Being Registered: Units of interest in Variable Annuity Account Five of American General Life Insurance Company under variable annuity contracts.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      NOTE



Registrant is filing this Registration Statement for the purpose of registering interests under Seasons Advisor II variable annuity contracts ("Contracts") on a new Form N-4. Interests under the Contracts were previously registered on Form N-4 (File No. 333-137827) and funded by Variable Annuity Account Five (File No. 811-07727). Upon effectiveness of a merger between SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into and with American General Life Insurance Company ("AGL"), (i) AGL became the obligor of the Contracts and (ii) Variable Annuity Account Five was transferred intact to AGL.



Pursuant to the SEC staff's position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, Registrant no longer files annual post-effective amendments to this Form N-4.



The content of Post-Effective Amendment No. 4 under the Securities Act of 1933 and to the Registration Statement on Form N-4, filed with the Securities and Exchange Commission on August 25, 2008 (File Nos. 333-137827 and 811-07727; Accession No. 0000950137-08-011054), is incorporated herein by reference including:



     1. Part A - Prospectus, as supplemented by this filing; and



     2. Part B - Statement of Additional Information, except Financial
        Statements.

                     AMERICAN GENERAL LIFE INSURANCE COMPANY
                          Variable Annuity Account Five

--------------------------------------------------------------------------------

                 SUPPLEMENT TO THE PROSPECTUSES, AS SUPPLEMENTED

             SEASONS ADVANTAGE VARIABLE ANNUITY DATED JULY 27, 2009
            SEASONS ADVISOR III VARIABLE ANNUITY DATED JULY 27, 2009
               SEASONS ELITE VARIABLE ANNUITY DATED JULY 27, 2009
         SEASONS PREFERRED SOLUTION VARIABLE ANNUITY DATED JULY 27, 2009
             SEASONS ADVISOR II VARIABLE ANNUITY DATED JULY 27, 2009

--------------------------------------------------------------------------------

American General Life Insurance Company ("AGL") is amending the prospectus for the above variable annuity contracts (the "Contracts") for the purpose of providing information regarding the merger of SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity") into AGL effective December 31, 2012.

The following replaces the definition of "Company" in the GLOSSARY section of the prospectus:

     COMPANY -- Refers to American General Life Insurance Company ("AGL"), the insurer that issues this contract. The term "we," "us" and "our" are also used to identify the issuing Company.

The following replaces the paragraphs and subheading "SUNAMERICA ANNUITY" in the OTHER INFORMATION section of the prospectus:

     AMERICAN GENERAL LIFE INSURANCE COMPANY

     American General Life Insurance Company ("AGL") is a stock life insurance company organized under the laws of the state of Texas. AGL's home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. AGL is successor in interest to a company originally organized under the laws of Delaware on January 10, 1917. AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     Effective December 31, 2012, SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"), an affiliate of AGL, merged with and into AGL ("Merger"). Before the Merger, contracts in all states except New York were issued by SunAmerica Annuity. Upon the Merger, all contractual obligations of SunAmerica Annuity became obligations of AGL. Accordingly, all references in the prospectus to SunAmerica Annuity as the issuer of the Contracts and owner of the separate account assets are amended to refer to AGL.

     The Merger did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the Company that provides your contract benefits from SunAmerica Annuity to AGL. You will receive a contract endorsement from AGL that reflects the change from SunAmerica Annuity to AGL. The Merger also did not result in any adverse tax consequences for any contract Owners.

     Until we update all the forms to reflect the SunAmerica Annuity merger into AGL, we may provide you with forms, statements or reports that still reflect SunAmerica Annuity as the issuer. You may also contact AGL at its Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299. Telephone Number: (800) 445-7862.

     OWNERSHIP STRUCTURE OF THE COMPANY

     AGL is an indirect, wholly owned subsidiary of American International Group, Inc. ("AIG"), a Delaware corporation.

     AGL is regulated for the benefit of policy owners by the insurance regulator in its state of domicile and also by all state insurance departments where it is licensed to conduct business. AGL is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract owners. Insurance regulations also require AGL to maintain additional surplus to protect against a financial impairment; the amount of which surplus is based on the risks inherent in AGL's operations.

     AIG is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

     On September 22, 2008, AIG entered into a revolving credit facility ("FRBNY Credit Facility") with the Federal Reserve Bank of New York ("NY Fed"). On January 14, 2011, AIG completed a series of integrated transactions (the "Recapitalization") to recapitalize AIG. In the Recapitalization, AIG repaid the NY Fed approximately $21 billion in cash, representing complete repayment of all amounts owing under the FRBNY Credit Facility, and the facility was terminated. As a result of the Recapitalization, AIG was controlled by the Department of Treasury. As of December 14, 2012, the Department of Treasury sold its remaining shares of AIG Common Stock.

     The transactions described above do not alter our obligations to you. More information about AIG may be found in the regulatory filings AIG files from time to time with the U.S. Securities and Exchange Commission ("SEC") at www.sec.gov. For information on how to locate these documents, SEE Financial Statements, BELOW.

The following information about Variable Annuity Account Five is replaced under THE SEPARATE ACCOUNT header of the prospectus:

     VARIABLE ANNUITY ACCOUNT FIVE

     Before December 31, 2012, Variable Annuity Account Five was a separate account of SunAmerica Annuity, originally established under Arizona law on July 8, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Annuity Account Five was transferred to and became a separate account of AGL under Texas law. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

The following replaces the paragraph under LEGAL PROCEEDINGS header of the prospectus:

     LEGAL PROCEEDINGS

     The Company has received industry-wide regulatory inquiries, including a multi-state audit and market conduct examination covering compliance with unclaimed property laws and a directive from the New York Department of Financial Services regarding claims settlement practices and other related state regulatory inquiries. In the three months ended September 30, 2012, the Company, together with its life insurance company affiliates, worked to resolve multistate examinations relating to the handling of unclaimed property and the use of the Social Security Administration Death Master File ("SSDMF") to identify death claims that have not been submitted to the Company or its insurance company affiliates, as the case may be, in the normal course of business. The final settlement of these examinations was announced on October 22, 2012. The Company is taking enhanced measures to, among other things, routinely match policyholder records with the SSDMF to determine if its insured parties, annuitants, or retained account holders have died and locate beneficiaries when a claim is payable.

     Although the Company has reached final settlement on the multi-state examinations, it is possible that the settlement remediation requirements and/or remaining inquiries and other regulatory activity could result in the payment of additional death claims and additional escheatment of funds deemed abandoned under state laws. The Company believes that it has adequately reserved for such claims as of December 31, 2012, but there can be no assurance that the ultimate cost will not vary, perhaps materially, from its estimate.

     In addition, the state of West Virginia has two lawsuits pending against the Company relating to alleged violations of the West Virginia Uniform Unclaimed Property Act, in connection with policies issued by the Company and by American General Life and Accident Insurance Company (which merged into the Company on December 31, 2012). The State of West Virginia has also filed similar lawsuits against other insurers.

     In addition, the Company invested a total of $490.7 million in WG Trading Company, L.P. ("WG Trading") in two separate transactions. The Company received back a total amount of $567.2 million from these investments. In August 2010, a court-appointed Receiver filed a lawsuit against the Company and other defendants seeking to recover any funds distributed in excess of the entities' investments. The Receiver asserts that WG Trading and WG Trading Investors, L.P. were operated as a "ponzi" scheme.

     There are no pending legal proceedings affecting the Separate Account. Various lawsuits against the Company have arisen in the ordinary course of business. In addition, various federal, state and other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, market conduct exams or regulatory inquiries. As of December 31, 2012, the Company believes it is not likely that contingent liabilities arising from the above matters will have a material adverse effect on the financial condition of the Company.

The following is added under the FINANCIAL STATEMENTS header:

PricewaterhouseCoopers LLP, located at 1201 Louisiana Street, Suite 2900, Houston, Texas 77002, serves as the independent registered public accounting firm for Variable Annuity Account Five, American General Life Insurance Company ("AGL"), the life companies listed below and American International Group, Inc.

We are required to include additional life companies' financial statements in the registration statement to reflect the effect of the Merger.

You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

The following financial statements are included in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Audited Financial Statements of Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company for the year ended April 30, 2012

     . Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of American General Assurance Company for years ended December 31, 2011 and 2010

     . Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009

     . Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010

     . Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

     . Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009

The following financial statements are also included in the registration statement:

     . Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011

The financial statements of the life companies listed above should be considered only as bearing on the ability of the AGL to meet its obligation under the contracts.

AMERICAN INTERNATIONAL GROUP, INC. FINANCIAL INFORMATION

     On March 30, 2011, American International Group, Inc. and the Company entered into an Unconditional Capital Maintenance Agreement. As a result, the financial statements of American International Group, Inc. are incorporated by reference below. American International Group, Inc. does not underwrite any contracts referenced herein.

     The following financial statements are incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements and Financial Statement Schedules of American International Group, Inc.'s Current Report on Form 8-K dated May 4, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting)

     . American International Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011

     The following financial statements are also incorporated by reference in the registration statement in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting:

     . Consolidated Financial Statements of AIA Group Limited incorporated by reference to American International Group, Inc.'s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2011

Dated: January 2, 2013

                Please keep this Supplement with your Prospectus

                         VARIABLE ANNUITY ACCOUNT FIVE

                                       OF

                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS

                            APRIL 30, 2012 AND 2011

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                              FINANCIAL STATEMENTS
                            APRIL 30, 2012 AND 2011

                                    CONTENTS

Report of Independent Registered Public Accounting Firm                                  1
Statements of Assets and Liabilities, April 30, 2012                                     2
Schedules of Portfolio Investments, April 30, 2012                                      13
Statements of Operations, for the year ended April 30, 2012                             14
Statements of Changes in Net Assets, for the year ended April 30, 2012                  20
Statements of Changes in Net Assets, for the year ended April 30, 2011                  26
Notes to Financial Statements                                                           33

[GRAPHIC]

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of SunAmerica Annuity and Life Assurance Company and the Contractholders of its separate account, Variable Annuity Account Five

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the Variable Accounts constituting Variable Annuity Account Five (the "Separate Account"), a separate account of SunAmerica Annuity and Life Assurance Company, at April 30, 2012, the results of their operations for the year then ended and the changes in each of their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Separate Account's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at April 30, 2012 by correspondence with the custodians and transfer agents, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August  27,  2012

PricewaterhouseCoopers LLP, 350 South Grand Avenue, Los Angeles, CA 90071
T: (213) 356 6000, F: (813) 637 4444, www.pwc.com/us

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012

                                                                                                                      Diversified
                                               Balanced     Conservative                   Moderate        Cash          Fixed
                                                Growth         Growth         Growth        Growth      Management      Income
                                               Strategy       Strategy       Strategy      Strategy     Portfolio      Portfolio
                                              (Class 1)      (Class 1)      (Class 1)     (Class 1)     (Class 1)      (Class 1)
                                             -----------   -------------   -----------   -----------   -----------   ------------
Assets:
 Investments in Trusts, at net asset value   $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
Liabilities:                                           -               -             -             -             -              -
                                             -----------   -------------   -----------   -----------   -----------   ------------
Net assets:                                  $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
                                             ===========   =============   ===========   ===========   ===========   ============
 Accumulation units                          $22,857,322   $  20,408,204   $25,477,372   $27,737,137   $ 1,891,668   $  6,080,238
 Contracts in payout (annuitization) period      306,227          25,902        20,497       133,815             -         25,436
                                             -----------   -------------   -----------   -----------   -----------   ------------
  Total net assets                           $23,163,549   $  20,434,106   $25,497,869   $27,870,952   $ 1,891,668   $  6,105,674
                                             ===========   =============   ===========   ===========   ===========   ============
Accumulation units outstanding                 1,100,362         992,206     1,148,927     1,289,625       175,501        391,639
                                             ===========   =============   ===========   ===========   ===========   ============
                                                Focus      International    Large Cap    Large Cap
                                               Growth         Equity         Growth        Value
                                              Portfolio      Portfolio      Portfolio    Portfolio
                                              (Class 1)      (Class 1)      (Class 1)    (Class 1)
                                             ----------   --------------   ----------   ----------
Assets:
 Investments in Trusts, at net asset value   $1,673,953   $    3,266,745   $4,466,693   $4,701,869
Liabilities:                                          -                -            -            -
                                             ----------   --------------   ----------   ----------
Net assets:                                  $1,673,953   $    3,266,745   $4,466,693   $4,701,869
                                             ==========   ==============   ==========   ==========
 Accumulation units                          $1,673,953   $    3,250,676   $4,462,843   $4,680,705
 Contracts in payout (annuitization) period           -           16,069        3,850       21,164
                                             ----------   --------------   ----------   ----------
  Total net assets                           $1,673,953   $    3,266,745   $4,466,693   $4,701,869
                                             ==========   ==============   ==========   ==========
Accumulation units outstanding                  167,912          343,572      397,835      299,567
                                             ==========   ==============   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                               Mid Cap      Mid Cap                   Balanced      Conservative
                                               Growth        Value      Small Cap      Growth          Growth         Growth
                                              Portfolio    Portfolio    Portfolio     Strategy        Strategy       Strategy
                                              (Class 1)    (Class 1)    (Class 1)     (Class 2)      (Class 2)      (Class 2)
                                             ----------   ----------   ----------   ------------   -------------   -----------
Assets:
 Investments in Trusts, at net asset value   $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
Liabilities:                                          -            -            -              -               -             -
                                             ----------   ----------   ----------   ------------   -------------   -----------
Net assets:                                  $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
                                             ==========   ==========   ==========   ============   =============   ===========
 Accumulation units                          $4,456,040   $3,649,331   $2,173,386   $100,189,240   $  78,552,094   $53,690,607
 Contracts in payout (annuitization) period       9,828       20,352       19,012        232,038         152,344        30,341
                                             ----------   ----------   ----------   ------------   -------------   -----------
  Total net assets                           $4,465,868   $3,669,683   $2,192,398   $100,421,278   $  78,704,438   $53,720,948
                                             ==========   ==========   ==========   ============   =============   ===========
Accumulation units outstanding                  203,074      143,121      162,480      4,954,484       3,965,069     2,509,594
                                             ==========   ==========   ==========   ============   =============   ===========
                                                                           Diversified
                                               Moderate         Cash          Fixed         Focus
                                                Growth       Management      Income         Growth
                                               Strategy      Portfolio      Portfolio     Portfolio
                                               (Class 2)     (Class 2)      (Class 2)     (Class 2)
                                             ------------   -----------   ------------   -----------
Assets:
 Investments in Trusts, at net asset value   $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
Liabilities:                                            -             -              -             -
                                             ------------   -----------   ------------   -----------
Net assets:                                  $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
                                             ============   ===========   ============   ===========
 Accumulation units                          $112,275,865   $19,917,933   $ 58,401,340   $48,244,716
 Contracts in payout (annuitization) period        65,637        20,585         89,211        52,517
                                             ------------   -----------   ------------   -----------
  Total net assets                           $112,341,502   $19,938,518   $ 58,490,551   $48,297,233
                                             ============   ===========   ============   ===========
Accumulation units outstanding                  5,402,278     1,919,113      3,923,275     5,014,614
                                             ============   ===========   ============   ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                Focus       International    Large Cap     Large Cap      Mid Cap
                                                Value          Equity          Growth        Value         Growth
                                              Portfolio       Portfolio      Portfolio     Portfolio     Portfolio
                                              (Class 2)       (Class 2)      (Class 2)     (Class 2)     (Class 2)
                                             -----------   --------------   -----------   -----------   -----------
Assets:
 Investments in Trusts, at net asset value   $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
Liabilities:                                           -                -             -             -             -
                                             -----------   --------------   -----------   -----------   -----------
Net assets:                                  $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
                                             ===========   ==============   ===========   ===========   ===========
 Accumulation units                          $21,062,960   $   34,212,033   $45,400,315   $40,633,724   $31,813,646
 Contracts in payout (annuitization) period       43,277           50,919        44,557        69,667        65,065
                                             -----------   --------------   -----------   -----------   -----------
  Total net assets                           $21,106,237   $   34,262,952   $45,444,872   $40,703,391   $31,878,711
                                             ===========   ==============   ===========   ===========   ===========
Accumulation units outstanding                 1,295,861        3,724,711     4,180,611     2,705,830     1,500,029
                                             ===========   ==============   ===========   ===========   ===========
                                                                                Balanced
                                                  Mid Cap        Small Cap       Growth       Conservative
                                              Value Portfolio    Portfolio      Strategy     Growth Strategy    Growth Strategy
                                                 (Class 2)       (Class 2)     (Class 3)        (Class 3)          (Class 3)
                                             ----------------   -----------   -----------   ----------------   ----------------
Assets:
 Investments in Trusts, at net asset value   $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
Liabilities:                                                -             -             -                  -                  -
                                             ----------------   -----------   -----------   ----------------   ----------------
Net assets:                                  $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
                                             ================   ===========   ===========   ================   ================
 Accumulation units                          $     36,333,244   $28,573,213   $63,000,384   $     53,818,183   $     65,706,485
 Contracts in payout (annuitization) period           141,582        68,884             -             60,969              6,377
                                             ----------------   -----------   -----------   ----------------   ----------------
  Total net assets                           $     36,474,826   $28,642,097   $63,000,384   $     53,879,152   $     65,712,862
                                             ================   ===========   ===========   ================   ================
Accumulation units outstanding                      1,497,747     2,197,424     3,115,546          2,708,055          3,068,999
                                             ================   ===========   ===========   ================   ================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                                                          Allocation
                                               Moderate     Allocation     Allocation      Moderate      Allocation
                                                Growth       Balanced        Growth         Growth        Moderate
                                               Strategy      Portfolio      Portfolio      Portfolio      Portfolio
                                              (Class 3)      (Class 3)      (Class 3)      (Class 3)      (Class 3)
                                             -----------   ------------   ------------   ------------   ------------
Assets:
 Investments in Trusts, at net asset value   $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
Liabilities:                                           -              -              -              -              -
                                             -----------   ------------   ------------   ------------   ------------
Net assets:                                  $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
                                             ===========   ============   ============   ============   ============
 Accumulation units                          $97,552,847   $174,425,206   $100,236,817   $480,596,436   $217,778,519
 Contracts in payout (annuitization) period      123,087              -         10,275              -         17,174
                                             -----------   ------------   ------------   ------------   ------------
  Total net assets                           $97,675,934   $174,425,206   $100,247,092   $480,596,436   $217,795,693
                                             ===========   ============   ============   ============   ============
Accumulation units outstanding                 4,696,566     14,471,200      8,876,775     41,967,167     18,430,053
                                             ===========   ============   ============   ============   ============
                                                            Diversified
                                                 Cash          Fixed         Focus         Focus       International
                                              Management      Income         Growth        Value          Equity
                                              Portfolio      Portfolio     Portfolio     Portfolio       Portfolio
                                              (Class 3)      (Class 3)     (Class 3)     (Class 3)       (Class 3)
                                             -----------   ------------   -----------   -----------   --------------
Assets:
 Investments in Trusts, at net asset value   $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
Liabilities:                                           -              -             -             -                -
                                             -----------   ------------   -----------   -----------   --------------
Net assets:                                  $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
                                             ===========   ============   ===========   ===========   ==============
 Accumulation units                          $40,636,770   $ 45,714,545   $46,843,330   $19,358,436   $   32,506,177
 Contracts in payout (annuitization) period       32,454              -        16,999         4,712            5,630
                                             -----------   ------------   -----------   -----------   --------------
  Total net assets                           $40,669,224   $ 45,714,545   $46,860,329   $19,363,148   $   32,511,807
                                             ===========   ============   ===========   ===========   ==============
Accumulation units outstanding                 3,929,672      3,096,563     4,871,618     1,194,208        3,545,304
                                             ===========   ============   ===========   ===========   ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                              Large Cap     Large Cap      Mid Cap       Mid Cap
                                                Growth        Value         Growth        Value       Real Return    Small Cap
                                              Portfolio     Portfolio     Portfolio     Portfolio      Portfolio     Portfolio
                                              (Class 3)     (Class 3)     (Class 3)     (Class 3)      (Class 3)     (Class 3)
                                             -----------   -----------   -----------   -----------   ------------   -----------
Assets:
 Investments in Trusts, at net asset value   $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
Liabilities:                                           -             -             -             -              -             -
                                             -----------   -----------   -----------   -----------   ------------   -----------
Net assets:                                  $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
                                             ===========   ===========   ===========   ===========   ============   ===========
 Accumulation units                          $32,983,305   $27,920,586   $26,472,274   $28,456,999   $ 30,897,512   $22,407,345
 Contracts in payout (annuitization) period            -        18,908        10,091         6,670          1,668             -
                                             -----------   -----------   -----------   -----------   ------------   -----------
  Total net assets                           $32,983,305   $27,939,494   $26,482,365   $28,463,669   $ 30,899,180   $22,407,345
                                             ===========   ===========   ===========   ===========   ============   ===========
Accumulation units outstanding                 3,036,580     1,864,175     1,245,343     1,175,408      2,576,433     1,722,016
                                             ===========   ===========   ===========   ===========   ============   ===========
                                                American        American
                                              Funds Global    Funds Growth    American Funds          VIP
                                              Growth SAST         SAST        Growth-Income        Contrafund
                                               Portfolio       Portfolio      SAST Portfolio       Portfolio
                                               (Class 3)       (Class 3)        (Class 3)      (Service Class 2)
                                             -------------   -------------   ---------------   -----------------
Assets:
 Investments in Trusts, at net asset value   $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
Liabilities:                                             -               -                 -                   -
                                             -------------   -------------   ---------------   -----------------
Net assets:                                  $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
                                             =============   =============   ===============   =================
 Accumulation units                          $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
 Contracts in payout (annuitization) period              -               -                 -                   -
                                             -------------   -------------   ---------------   -----------------
  Total net assets                           $  11,848,654   $   6,281,349   $     8,947,934   $       8,973,348
                                             =============   =============   ===============   =================
Accumulation units outstanding                   1,034,490         571,462           884,703             909,940
                                             =============   =============   ===============   =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                                    VIP            VIP Investment
                                               Equity-Income         Grade Bond         VIP Mid Cap         VIP Overseas
                                                 Portfolio           Portfolio           Portfolio           Portfolio
                                             (Service Class 2)   (Service Class 2)   (Service Class 2)   (Service Class 2)
                                             -----------------   -----------------   -----------------   -----------------
Assets:
 Investments in Trusts, at net asset value   $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
Liabilities:                                                 -                   -                   -                   -
                                             -----------------   -----------------   -----------------   -----------------
Net assets:                                  $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
                                             =================   =================   =================   =================
 Accumulation units                          $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
 Contracts in payout (annuitization) period                  -                   -                   -                   -
                                             -----------------   -----------------   -----------------   -----------------
  Total net assets                           $      10,773,246   $      39,728,047   $      18,105,380   $      10,843,974
                                             =================   =================   =================   =================
Accumulation units outstanding                       1,184,331           3,255,830           1,694,452           1,458,510
                                             =================   =================   =================   =================
                                               T. Rowe Price      T. Rowe Price
                                                 Blue Chip        Equity Income
                                              Growth Portfolio      Portfolio
                                                 (Class II)        (Class II)
                                             ------------------  ---------------
Assets:
 Investments in Trusts, at net asset value   $        5,245,710  $    11,683,720
Liabilities:                                                  -                -
                                             ------------------  ---------------
Net assets:                                  $        5,245,710  $    11,683,720
                                             ==================  ===============
 Accumulation units                          $        5,245,710  $    11,683,720
 Contracts in payout (annuitization) period                   -                -
                                             ------------------  ---------------
  Total net assets                           $        5,245,710  $    11,683,720
                                             ==================  ===============
Accumulation units outstanding                          461,494        1,209,527
                                             ==================  ===============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.15%           Expenses of 1.40%         Expenses  of 1.52%        Expenses of  1.55%(1)
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                -  $          -   1,084,804  $      21.06        15,558  $      20.73            -  $          -
 Conservative Growth
  Strategy (Class 1)                -             -     970,952         20.60        21,254         20.28            -             -
 Growth Strategy
  (Class 1)                         -             -   1,134,483         22.20        14,444         21.85            -             -
 Moderate Growth
  Strategy (Class 1)                -             -   1,265,735         21.62        23,890         21.28            -             -
 Cash Management
  Portfolio (Class 1)               -             -     175,050         10.78           451         10.59            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -     385,721         15.60         5,918         15.17            -             -
 Focus Growth
  Portfolio (Class 1)               -             -     165,374          9.98         2,538          9.28            -             -
 International Equity
  Portfolio (Class 1)               -             -     322,469          9.55        21,103          8.79            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -     373,352         11.30        24,483         10.09            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -     286,373         15.73        13,194         14.88            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -     194,306         22.08         8,768         20.03            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -     136,395         25.67         6,726         24.95            -             -
 Small Cap
  Portfolio (Class 1)               -             -     157,769         13.51         4,711         12.83            -             -
 Balanced Growth
  Strategy (Class 2)                -             -   1,354,480         20.69             -             -      420,004         20.36
 Conservative Growth
  Strategy (Class 2)                -             -   1,106,691         20.24             -             -      291,244         20.12
 Growth Strategy
  (Class 2)                         -             -     712,083         21.81             -             -      207,913         21.67
 Moderate Growth
  Strategy (Class 2)                -             -   1,344,340         21.24             -             -      448,031         20.92
 Cash Management
  Portfolio (Class 2)               -             -     405,253         10.60             -             -      446,910         10.46
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -     814,030         15.33             -             -      479,612         14.74
 Focus Growth
  Portfolio (Class 2)               -             -   1,588,849          9.81             -             -      387,544          9.70
 Focus Value
  Portfolio (Class 2)               -             -     356,122         16.60             -             -      137,065         16.27
 International Equity
  Portfolio (Class 2)               -             -     647,850          9.39             -             -      766,546          9.26
 Large Cap Growth
  Portfolio (Class 2)               -             -     798,455         11.10             -             -      814,194         10.96
 Large Cap Value
  Portfolio (Class 2)               -             -     530,915         15.47             -             -      504,464         14.89
 Mid Cap Growth
  Portfolio (Class 2)               -             -     315,363         21.70             -             -      158,245         21.49
 Mid Cap Value
  Portfolio (Class 2)               -             -     302,773         25.24             -             -      224,973         23.50
 Small Cap
  Portfolio (Class 2)               -             -     483,014         13.28             -             -      437,759         13.15
 Balanced Growth
  Strategy (Class 3)           32,035         20.81   1,321,711         20.52             -             -            -             -
 Conservative Growth
  Strategy (Class 3)           41,003         20.32   1,319,410         20.06             -             -            -             -
 Growth Strategy
  (Class 3)                   100,233         21.91   1,253,312         21.63             -             -            -             -
 Moderate Growth
  Strategy (Class 3)          111,851         21.36   2,019,640         21.08             -             -            -             -
 Allocation Balanced
  Portfolio (Class 3)         352,294         12.33   4,947,078         12.18             -             -      525,720         12.05
 Allocation Growth
  Portfolio (Class 3)          91,524         11.57   3,090,314         11.40             -             -      828,562         11.28
 Allocation Moderate
  Growth Portfolio
  (Class 3)                   808,291         11.74  11,930,410         11.57             -             -    1,426,556         11.45
 Allocation Moderate
  Portfolio (Class 3)         348,463         12.12   4,990,357         11.96             -             -      773,223         11.83
 Cash Management
  Portfolio (Class 3)          54,267         10.64   1,242,729         10.51             -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 3)                    26,532         15.38   1,043,986         15.22             -             -            -             -
 Focus Growth
  Portfolio (Class 3)          77,957          9.87   2,100,761          9.73             -             -            -             -
 Focus Value
  Portfolio (Class 3)           6,320         16.68     524,877         16.46             -             -            -             -
 International Equity
  Portfolio (Class 3)          14,661          9.43   1,327,042          9.31             -             -            -             -
 Large Cap Growth
  Portfolio (Class 3)           1,271         11.12   1,264,183         11.02             -             -            -             -
 Large Cap Value
  Portfolio (Class 3)          17,181         15.55     751,918         15.34             -             -            -             -
 Mid Cap Growth
  Portfolio (Class 3)          12,227         21.83     541,151         21.53             -             -            -             -
 Mid Cap Value
  Portfolio (Class 3)          10,873         25.32     529,928         25.03             -             -            -             -
 Real Return
  Portfolio (Class 3)          15,260         12.33     581,970         12.17             -             -      269,248         12.04
 Small Cap
  Portfolio (Class 3)           6,354         13.33     763,509         13.18             -             -            -             -

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio        10,299  $      11.70     334,633  $      11.54             -  $          -            -  $          -
 American Funds Growth
  SAST Portfolio                6,286         11.23     179,522         11.07             -             -            -             -
 American Funds Growth
  -Income SAST Portfolio        9,820         10.34     252,457         10.19             -             -            -             -

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                     9,277  $      10.02     295,187  $       9.92             -  $          -            -  $          -
 VIP Equity-Income
  Portfolio                    13,187          9.24     355,962          9.15             -             -            -             -
 VIP Investment Grade
  Bond Portfolio               28,508         12.40   1,112,698         12.28             -             -            -             -
 VIP Mid Cap Portfolio         20,983         10.89     562,971         10.74             -             -            -             -
 VIP Overseas Portfolio        20,999          7.55     438,839          7.48             -             -            -             -

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio         3,352  $      11.53     187,581  $      11.43             -  $          -            -  $          -
 T. Rowe Price Equity
  Income Portfolio             16,474          9.84     379,621          9.73             -             -            -             -

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.55%(2)         Expenses of 1.65%         Expenses  of 1.70%(1)     Expenses of  1.70%(3)
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $           -            - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 2)                -             -    2,792,871         20.10      268,793         20.03            -             -
 Conservative Growth
  Strategy (Class 2)                -             -    2,240,398         19.66      198,924         19.79            -             -
 Growth Strategy
  (Class 2)                         -             -    1,427,700         21.19      126,162         21.33            -             -
 Moderate Growth
  Strategy (Class 2)                -             -    3,152,829         20.64      323,342         20.56            -             -
 Cash Management
  Portfolio (Class 2)               -             -      733,329         10.30      284,189         10.28            -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -    2,054,204         14.90      495,158         14.54            -             -
 Focus Growth
  Portfolio (Class 2)               -             -    2,567,224          9.53      389,374          9.55            -             -
 Focus Value
  Portfolio (Class 2)               -             -      654,039         16.17      120,102         16.18            -             -
 International Equity
  Portfolio (Class 2)               -             -    1,739,739          9.14      450,532          9.12            -             -
 Large Cap Growth
  Portfolio (Class 2)               -             -    2,069,398         10.78      384,229         10.80            -             -
 Large Cap Value
  Portfolio (Class 2)               -             -    1,418,912         15.03      184,487         14.66            -             -
 Mid Cap Growth
  Portfolio (Class 2)               -             -      847,795         21.09      132,461         21.15            -             -
 Mid Cap Value
  Portfolio (Class 2)               -             -      813,424         24.52      119,641         23.14            -             -
 Small Cap
  Portfolio (Class 2)               -             -      966,122         12.91      235,220         12.96            -             -
 Balanced Growth
  Strategy (Class 3)          845,342         20.18      554,358         19.93            -             -       19,022         19.88
 Conservative Growth
  Strategy (Class 3)          756,832         19.97      267,587         19.51            -             -       48,273         19.66
 Growth Strategy
  (Class 3)                   900,893         21.48      342,899         21.04            -             -       50,574         21.17
 Moderate Growth
  Strategy (Class 3)        1,226,380         20.75      859,450         20.48            -             -       18,929         20.42
 Allocation Balanced
  Portfolio (Class 3)       5,506,194         12.05      329,833         11.96      499,700         11.92       77,877         11.92
 Allocation Growth
  Portfolio (Class 3)       2,957,506         11.28       82,624         11.20      727,308         11.16      125,608         11.16
 Allocation Moderate
  Growth Portfolio
  (Class 3)                18,310,704         11.45    1,220,336         11.37    1,260,002         11.33       58,227         11.33
 Allocation Moderate
  Portfolio (Class 3)       7,285,521         11.83      633,969         11.74    1,015,289         11.70       13,366         11.70
 Cash Management
  Portfolio (Class 3)       1,970,623         10.33      148,466         10.21            -             -       13,861         10.21
 Diversified Fixed
  Income Portfolio
  (Class 3)                   979,982         14.59      281,866         14.78            -             -      258,094         14.39
 Focus Growth
  Portfolio (Class 3)       1,395,678          9.63      749,607          9.46            -             -       17,009          9.47
 Focus Value
  Portfolio (Class 3)         364,437         16.13      156,786         16.02            -             -        8,151         15.84
 International Equity
  Portfolio (Class 3)       1,266,191          9.15      231,757          9.06            -             -       46,709          9.06
 Large Cap Growth
  Portfolio (Class 3)         870,550         10.87      347,885         10.70            -             -       70,941         10.72
 Large Cap Value
  Portfolio (Class 3)         629,238         14.78      180,905         14.91            -             -       38,345         14.52
 Mid Cap Growth
  Portfolio (Class 3)         333,960         21.31      150,011         20.92            -             -       24,201         20.95
 Mid Cap Value
  Portfolio (Class 3)         339,225         23.29      127,014         24.32            -             -       15,610         22.86
 Real Return
  Portfolio (Class 3)         639,494         12.04       77,119         11.94      282,673         11.90      310,154         11.91
 Small Cap
  Portfolio (Class 3)         454,436         13.04      217,909         12.80            -             -       27,237         12.81

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio       434,407 $       11.45       84,772 $       11.37            - $           -            - $           -
 American Funds Growth
  SAST Portfolio              270,531         10.98       39,469         10.92            -             -            -             -
 American Funds Growth
  -Income SAST Portfolio      415,577         10.11       73,197         10.06            -             -            -             -

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                   405,910 $        9.85       65,136 $        9.81            - $           -            - $           -
 VIP Equity-Income
  Portfolio                   545,347          9.09       57,746          9.06            -             -            -             -
 VIP Investment Grade
  Bond Portfolio            1,459,129         12.19      162,179         12.15            -             -            -             -
 VIP Mid Cap Portfolio        741,533         10.68      103,686         10.64            -             -            -             -
 VIP Overseas Portfolio       683,463          7.43       65,063          7.40            -             -            -             -

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio       165,677 $       11.35       49,277 $       11.32            - $           -            - $           -
 T. Rowe Price Equity
  Income Portfolio            525,430          9.64       80,574          9.62            -             -            -             -

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                             Expenses of 1.75%            Expenses of 1.80%        Expenses  of 1.85%          Expenses of  1.90%
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $           -            - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Conservative Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Growth Strategy
  (Class 2)                         -             -            -             -            -             -            -             -
 Moderate Growth
  Strategy (Class 2)                -             -            -             -            -             -            -             -
 Cash Management
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                         -             -            -             -            -             -            -             -
 Focus Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Focus Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 International Equity
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Large Cap Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Large Cap Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Mid Cap Growth
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Mid Cap Value
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Small Cap
  Portfolio (Class 2)               -             -            -             -            -             -            -             -
 Balanced Growth
  Strategy (Class 3)          140,588         19.64      135,302         19.72        3,473         19.76        3,988         19.81
 Conservative Growth
  Strategy (Class 3)           80,836         19.44      126,907         19.28        1,493         19.27        4,072         19.43
 Growth Strategy
  (Class 3)                   187,058         20.93      193,511         20.77          457         20.79        4,551         20.93
 Moderate Growth
  Strategy (Class 3)          195,764         20.12      213,688         20.27        2,123         20.26        4,691         20.33
 Allocation Balanced
  Portfolio (Class 3)       1,123,591         11.83      483,981         11.83       43,853         11.88       98,046         11.87
 Allocation Growth
  Portfolio (Class 3)         285,479         11.11      529,389         11.08            9         11.09        1,758         11.10
 Allocation Moderate
  Growth Portfolio
  (Class 3)                 4,899,443         11.28    1,133,786         11.24       70,210         11.28      370,750         11.27
 Allocation Moderate
  Portfolio (Class 3)       2,188,359         11.63      585,867         11.62      118,920         11.65      119,765         11.64
 Cash Management
  Portfolio (Class 3)         223,595         10.08       99,459         10.11       39,671         10.10       62,785         10.11
 Diversified Fixed
  Income Portfolio
  (Class 3)                   213,373         14.17      201,854         14.59           29         14.49          315         14.87
 Focus Growth
  Portfolio (Class 3)         245,024          9.35      247,011          9.36        7,680          9.37           26          9.52
 Focus Value
  Portfolio (Class 3)          77,682         15.67       45,269         15.81            8         15.65            4         16.22
 International Equity
  Portfolio (Class 3)         403,981          8.99      220,373          8.95        3,146          8.98            6          9.16
 Large Cap Growth
  Portfolio (Class 3)         236,070         10.62      218,957         10.58           33         10.51           13         10.67
 Large Cap Value
  Portfolio (Class 3)          79,619         14.37      134,723         14.75           14         14.77            4         15.11
 Mid Cap Growth
  Portfolio (Class 3)          61,131         20.75      114,227         20.69          890         20.73            4         21.18
 Mid Cap Value
  Portfolio (Class 3)          47,863         22.61       90,375         24.06          731         24.08            3         24.60
 Real Return
  Portfolio (Class 3)         194,721         11.79       97,685         11.82          136         11.75            5         11.93
 Small Cap
  Portfolio (Class 3)         114,966         12.67      122,199         12.66           25         12.56            6         12.99

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio       101,962 $       11.36       44,926 $       11.28        4,111 $       11.29       13,694 $       11.23
 American Funds Growth
  SAST Portfolio               51,277         10.88       13,349         10.83        1,637         10.82        5,737         10.79
 American Funds Growth
  -Income SAST Portfolio       86,022         10.03       27,711          9.96        2,954          9.98        9,731          9.94

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                    73,541 $        9.77       43,906 $        9.77        2,561 $        9.74        9,220 $        9.74
 VIP Equity-Income
  Portfolio                   131,746          9.02       43,271          9.02        6,454          8.99       20,907          8.99
 VIP Investment Grade
  Bond Portfolio              288,046         12.10      133,974         12.10       15,680         12.05       35,253         12.04
 VIP Mid Cap Portfolio        164,725         10.59       48,369         10.59        9,217         10.56       29,250         10.53
 VIP Overseas Portfolio       159,425          7.37       45,134          7.37        7,267          7.35       26,278          7.34

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio        32,352 $       11.27       15,573 $       11.24        1,069 $       11.22        4,232 $       11.21
 T. Rowe Price Equity
  Income Portfolio            129,496          9.58       40,913          9.58        6,156          9.56       20,190          9.56

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                           Contracts With Total         Contracts With Total      Contracts With Total       Contracts With Total
                           Expenses of 1.95%(1)         Expenses of 1.95%(3)       Expenses  of 2.00%         Expenses of  2.05%
                         -------------------------- -------------------------- -------------------------- --------------------------
                         Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of Accumulation Unit value of
                            units     accumulation     units     accumulation     units     accumulation     units     accumulation
Variable Accounts        outstanding      units     outstanding      units     outstanding      units     outstanding      units
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------ -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                - $           -            - $           -            - $            -           - $           -
 Conservative Growth
  Strategy (Class 1)                -             -            -             -            -              -           -             -
 Growth Strategy
  (Class 1)                         -             -            -             -            -              -           -             -
 Moderate Growth
  Strategy (Class 1)                -             -            -             -            -              -           -             -
 Cash Management
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Diversified Fixed
  Income Portfolio
  (Class 1)                         -             -            -             -            -              -           -             -
 Focus Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 International Equity
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Large Cap Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Large Cap Value
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Mid Cap Growth
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Mid Cap Value
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Small Cap
  Portfolio (Class 1)               -             -            -             -            -              -           -             -
 Balanced Growth
  Strategy (Class 2)          118,336         19.59            -             -            -              -           -             -
 Conservative Growth
  Strategy (Class 2)          127,812         19.31            -             -            -              -           -             -
 Growth Strategy
  (Class 2)                    35,736         20.78            -             -            -              -           -             -
 Moderate Growth
  Strategy (Class 2)          133,736         20.05            -             -            -              -           -             -
 Cash Management
  Portfolio (Class 2)          49,432         10.03            -             -            -              -           -             -
 Diversified Fixed
  Income Portfolio
  (Class 2)                    80,271         14.13            -             -            -              -           -             -
 Focus Growth
  Portfolio (Class 2)          81,623          9.29            -             -            -              -           -             -
 Focus Value
  Portfolio (Class 2)          28,533         15.59            -             -            -              -           -             -
 International Equity
  Portfolio (Class 2)         120,044          8.92            -             -            -              -           -             -
 Large Cap Growth
  Portfolio (Class 2)         114,335         10.50            -             -            -              -           -             -
 Large Cap Value
  Portfolio (Class 2)          67,052         14.25            -             -            -              -           -             -
 Mid Cap Growth
  Portfolio (Class 2)          46,165         20.64            -             -            -              -           -             -
 Mid Cap Value
  Portfolio (Class 2)          36,936         22.53            -             -            -              -           -             -
 Small Cap
  Portfolio (Class 2)          75,309         12.60            -             -            -              -           -             -
 Balanced Growth
  Strategy (Class 3)                -             -       43,927         19.23       15,773          19.33          13         19.31
 Conservative Growth
  Strategy (Class 3)                -             -       43,689         18.84       17,932          19.08           7         18.19
 Growth Strategy
  (Class 3)                         -             -        9,296         20.19       26,190          20.63          11         20.25
 Moderate Growth
  Strategy (Class 3)                -             -       18,398         19.64       25,627          19.83          11         19.80
 Allocation Balanced
  Portfolio (Class 3)         159,454         11.70      187,479         11.70      106,825          11.64      23,702         11.53
 Allocation Growth
  Portfolio (Class 3)         114,891         10.96        8,520         10.96       29,342          10.95       3,915         10.91
 Allocation Moderate
  Growth Portfolio
  (Class 3)                   272,959         11.12       31,504         11.12      141,819          11.13      32,145         11.04
 Allocation Moderate
  Portfolio (Class 3)         171,463         11.49       17,915         11.49      126,726          11.46       5,771         11.36
 Cash Management
  Portfolio (Class 3)               -             -       25,143          9.97       49,046           9.89           9          9.55
 Diversified Fixed
  Income Portfolio
  (Class 3)                         -             -       84,140         14.06        6,368          13.92           8         13.94
 Focus Growth
  Portfolio (Class 3)               -             -        9,956          9.04       19,312           9.17       1,483          9.09
 Focus Value
  Portfolio (Class 3)               -             -        8,363         15.27        2,283          15.40          12         15.47
 International Equity
  Portfolio (Class 3)               -             -       17,381          8.75       12,052           8.83       1,976          8.78
 Large Cap Growth
  Portfolio (Class 3)               -             -       19,734         10.34        6,853          10.41          31         10.20
 Large Cap Value
  Portfolio (Class 3)               -             -       27,517         14.08        4,676          14.13          14         14.51
 Mid Cap Growth
  Portfolio (Class 3)               -             -        5,389         20.27        2,124          20.43          11         20.34
 Mid Cap Value
  Portfolio (Class 3)               -             -       11,006         22.07        2,757          22.21           9         23.45
 Real Return
  Portfolio (Class 3)          31,741         11.68       68,947         11.69        6,512          11.60         747         11.52
 Small Cap
  Portfolio (Class 3)               -             -        8,377         12.37        5,367          12.45       1,604         12.46

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio             - $           -            - $           -        4,452 $        11.24          15 $       11.12
 American Funds Growth
  SAST Portfolio                    -             -            -             -        1,838          10.77       1,190         10.66
 American Funds Growth
  -Income SAST Portfolio            -             -            -             -        4,888           9.93       1,292          9.82

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                         - $           -            - $           -        2,972 $         9.69       1,291 $        9.67
 VIP Equity-Income
  Portfolio                         -             -            -             -        7,527           8.93          10          9.06
 VIP Investment Grade
  Bond Portfolio                    -             -            -             -       15,087          11.98          10         11.79
 VIP Mid Cap Portfolio              -             -            -             -       10,166          10.49          10          9.99
 VIP Overseas Portfolio             -             -            -             -       10,081           7.30          10          7.40

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio             - $           -            - $           -        1,464 $        11.16          28 $       11.06
 T. Rowe Price Equity
  Income Portfolio                  -             -            -             -        6,847           9.48       1,340          9.45

(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II, Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 30, 2012
                                  (continued)

                                   Contracts With Total          Contracts With Total
                                    Expenses  of 2.20%            Expenses of  2.30%
                               ---------------------------  ----------------------------
                               Accumulation  Unit value of  Accumulation   Unit value of
                                   units     accumulation       units       accumulation
Variable Accounts              outstanding      units        outstanding       units
----------------------------   ------------  -------------  -------------  -------------
SEASONS SERIES TRUST:
 Balanced Growth
  Strategy (Class 1)                      -  $           -              -  $           -
 Conservative Growth
  Strategy (Class 1)                      -              -              -              -
 Growth Strategy
  (Class 1)                               -              -              -              -
 Moderate Growth
  Strategy (Class 1)                      -              -              -              -
 Cash Management
  Portfolio (Class 1)                     -              -              -              -
 Diversified Fixed
  Income Portfolio
  (Class 1)                               -              -              -              -
 Focus Growth
  Portfolio (Class 1)                     -              -              -              -
 International Equity
  Portfolio (Class 1)                     -              -              -              -
 Large Cap Growth
  Portfolio (Class 1)                     -              -              -              -
 Large Cap Value
  Portfolio (Class 1)                     -              -              -              -
 Mid Cap Growth
  Portfolio (Class 1)                     -              -              -              -
 Mid Cap Value
  Portfolio (Class 1)                     -              -              -              -
 Small Cap
  Portfolio (Class 1)                     -              -              -              -
 Balanced Growth
  Strategy (Class 2)                      -              -              -              -
 Conservative Growth
  Strategy (Class 2)                      -              -              -              -
 Growth Strategy
  (Class 2)                               -              -              -              -
 Moderate Growth
  Strategy (Class 2)                      -              -              -              -
 Cash Management
  Portfolio (Class 2)                     -              -              -              -
 Diversified Fixed
  Income Portfolio
  (Class 2)                               -              -              -              -
 Focus Growth
  Portfolio (Class 2)                     -              -              -              -
 Focus Value
  Portfolio (Class 2)                     -              -              -              -
 International Equity
  Portfolio (Class 2)                     -              -              -              -
 Large Cap Growth
  Portfolio (Class 2)                     -              -              -              -
 Large Cap Value
  Portfolio (Class 2)                     -              -              -              -
 Mid Cap Growth
  Portfolio (Class 2)                     -              -              -              -
 Mid Cap Value
  Portfolio (Class 2)                     -              -              -              -
 Small Cap
  Portfolio (Class 2)                     -              -              -              -
 Balanced Growth
  Strategy (Class 3)                      7          18.81              7          19.22
 Conservative Growth
  Strategy (Class 3)                      7          18.54              7          18.86
 Growth Strategy
  (Class 3)                               7          20.13              7          20.34
 Moderate Growth
  Strategy (Class 3)                      7          19.30              7          19.76
 Allocation Balanced
  Portfolio (Class 3)                    11          11.45          5,562          11.72
 Allocation Growth
  Portfolio (Class 3)                    13          10.83             13          10.93
 Allocation Moderate
  Growth Portfolio
  (Class 3)                              12          11.00             13          11.12
 Allocation Moderate
  Portfolio (Class 3)                    12          11.31         35,067          11.49
 Cash Management
  Portfolio (Class 3)                     9           9.54              9           9.78
 Diversified Fixed
  Income Portfolio
  (Class 3)                               8          13.56              8          14.34
 Focus Growth
  Portfolio (Class 3)                    56           9.07             58           9.28
 Focus Value
  Portfolio (Class 3)                     8          15.17              8          15.57
 International Equity
  Portfolio (Class 3)                    14           8.73             15           8.87
 Large Cap Growth
  Portfolio (Class 3)                    29          10.25             30          10.42
 Large Cap Value
  Portfolio (Class 3)                    10          13.96             11          14.61
 Mid Cap Growth
  Portfolio (Class 3)                     8          20.27              9          20.52
 Mid Cap Value
  Portfolio (Class 3)                     7          21.94              7          23.79
 Real Return
  Portfolio (Class 3)                    10          11.38             11          11.71
 Small Cap
  Portfolio (Class 3)                    13          12.34             14          12.56

SUNAMERICA SERIES
 TRUST (Class 3):
 American Funds Global
  Growth SAST Portfolio                  13  $       11.12          1,206  $       11.10
 American Funds Growth
  SAST Portfolio                         14          10.67            612          10.66
 American Funds Growth
  -Income SAST Portfolio                 14           9.82          1,040           9.81

FIDELITY VARIABLE
 INSURANCE PRODUCTS
 (Service Class 2):
 VIP Contrafund
  Portfolio                              16  $        9.50            923  $        9.62
 VIP Equity-Income
  Portfolio                              17           8.75          2,157           8.87
 VIP Investment Grade
  Bond Portfolio                         10          11.72          5,256          11.87
 VIP Mid Cap Portfolio                   15          10.19          3,527          10.39
 VIP Overseas Portfolio                  18           7.16          1,933           7.24

T. ROWE PRICE EQUITY
 SERIES, INC. (Class II):
 T. Rowe Price Blue
  Chip Growth Portfolio                  15  $       11.01            874  $       11.04
 T. Rowe Price Equity
  Income Portfolio                       16           9.28          2,470           9.43


(1) Offered in Seasons Triple Elite product.
(2) Offered in Seasons Advisor II, Seasons Select II,
    Seasons Preferred Solution, and Seasons Elite products.
(3) Offered in Seasons Advisor II product.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF PORTFOLIO INVESTMENTS
                                 APRIL 30, 2012

                                                                      Net Asset
                                                                       Value       Net Asset
Variable Accounts                                            Shares   Per Share      Value           Cost      Level (Note A)
----------------------------------------------------------  --------- ----------  ------------  -------------- -------------
SEASONS SERIES TRUST:
 Balanced Growth Strategy (Class 1):
  Asset Allocation: Diversified Growth Portfolio (Class 1)    565,006 $    10.23  $  5,781,223 $     4,358,024             1
  Multi-Managed Income/Equity Portfolio (Class 1)             996,428      12.78    12,737,264      11,764,938             1
  Stock Portfolio (Class 1)                                   266,055      17.46     4,645,062       2,746,323             1
                                                                                  ------------  --------------
                                                                                    23,163,549      18,869,285
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    497,903      10.23     5,094,616       3,779,936             1
  Multi-Managed Income Portfolio (Class 1)                    971,729      12.63    12,269,650      11,449,009             1
  Stock Portfolio (Class 1)                                   175,831      17.46     3,069,840       1,856,943             1
                                                                                  ------------  --------------
                                                                                    20,434,106      17,085,888
                                                                                  ------------  --------------
 Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    623,968      10.23     6,384,532       5,706,865             1
  Multi-Managed Growth Portfolio (Class 1)                    757,195      16.77    12,700,132      10,728,737             1
  Stock Portfolio (Class 1)                                   367,329      17.46     6,413,205       4,529,409             1
                                                                                  ------------  --------------
                                                                                    25,497,869      20,965,011
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 1)
  Asset Allocation: Diversified Growth Portfolio (Class 1)    681,286      10.23     6,971,019       5,795,415             1
  Multi-Managed Moderate Growth Portfolio (Class 1)         1,062,851      14.39    15,298,372      13,739,445             1
  Stock Portfolio (Class 1)                                   320,840      17.46     5,601,561       3,496,493             1
                                                                                  ------------  --------------
                                                                                    27,870,952      23,031,353
                                                                                  ------------  --------------
 Cash Management Portfolio (Class 1)                          176,395      10.72     1,891,668       1,901,189             1
 Diversified Fixed Income Portfolio (Class 1)                 506,592      12.05     6,105,674       5,740,632             1
 Focus Growth Portfolio (Class 1)                             162,063      10.33     1,673,953       1,540,765             1
 International Equity Portfolio (Class 1)                     445,025       7.34     3,266,745       2,995,537             1
 Large Cap Growth Portfolio (Class 1)                         406,090      11.00     4,466,693       3,524,656             1
 Large Cap Value Portfolio (Class 1)                          397,031      11.84     4,701,869       4,437,688             1
 Mid Cap Growth Portfolio (Class 1)                           339,467      13.16     4,465,868       2,963,415             1
 Mid Cap Value Portfolio (Class 1)                            257,835      14.23     3,669,683       2,839,042             1
 Small Cap Portfolio (Class 1)                                217,431      10.08     2,192,398       1,798,971             1
 Balanced Growth Strategy (Class 2):
  Asset Allocation: Diversified Growth Portfolio (Class 2)  2,451,730      10.22    25,062,491      17,676,470             1
  Multi-Managed Income/Equity Portfolio (Class 2)           4,328,424      12.76    55,219,783      50,075,973             1
  Stock Portfolio (Class 2)                                 1,165,756      17.28    20,139,004      11,369,378             1
                                                                                  ------------  --------------
                                                                                   100,421,278      79,121,821
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  1,919,423      10.22    19,621,051      15,328,107             1
  Multi-Managed Income Portfolio (Class 2)                  3,750,894      12.60    47,258,967      43,986,974             1
  Stock Portfolio (Class 2)                                   684,462      17.28    11,824,420       7,723,890             1
                                                                                  ------------  --------------
                                                                                    78,704,438      67,038,971
                                                                                  ------------  --------------
 Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  1,315,899      10.22    13,451,611      10,782,890             1
  Multi-Managed Growth Portfolio (Class 2)                  1,597,502      16.75    26,757,302      20,448,710             1
  Stock Portfolio (Class 2)                                   782,151      17.28    13,512,035       8,433,087             1
                                                                                  ------------  --------------
                                                                                    53,720,948      39,664,687
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 2)
  Asset Allocation: Diversified Growth Portfolio (Class 2)  2,748,821      10.22    28,099,465      20,579,409             1
  Multi-Managed Moderate Growth Portfolio (Class 2)         4,292,108      14.37    61,663,076      53,662,843             1
  Stock Portfolio (Class 2)                                 1,306,994      17.28    22,578,961      12,870,839             1
                                                                                  ------------  --------------
                                                                                   112,341,502      87,113,091
                                                                                  ------------  --------------
 Cash Management Portfolio (Class 2)                        1,868,693      10.67    19,938,518      20,007,601             1
 Diversified Fixed Income Portfolio (Class 2)               4,864,212      12.02    58,490,551      54,627,001             1
 Focus Growth Portfolio (Class 2)                           4,764,815      10.14    48,297,233      39,554,775             1
 Focus Value Portfolio (Class 2)                            1,760,682      11.99    21,106,237      20,465,157             1
 International Equity Portfolio (Class 2)                   4,665,544       7.34    34,262,952      32,631,632             1
 Large Cap Growth Portfolio (Class 2)                       4,188,190      10.85    45,444,872      35,174,476             1
 Large Cap Value Portfolio (Class 2)                        3,442,435      11.82    40,703,391      36,344,607             1
 Mid Cap Growth Portfolio (Class 2)                         2,480,346      12.85    31,878,711      20,791,364             1
 Mid Cap Value Portfolio (Class 2)                          2,569,209      14.20    36,474,826      30,215,871             1
 Small Cap Portfolio (Class 2)                              2,893,129       9.90    28,642,097      22,716,102             1
 Balanced Growth Strategy (Class 3):
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,540,803      10.20    15,722,614      11,611,526             1
  Multi-Managed Income/Equity Portfolio (Class 3)           2,720,415      12.74    34,645,387      31,570,368             1
  Stock Portfolio (Class 3)                                   735,646      17.17    12,632,383       7,614,960             1
                                                                                  ------------  --------------
                                                                                    63,000,384      50,796,854
                                                                                  ------------  --------------
 Conservative Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,316,468      10.20    13,433,460      11,794,924             1
  Multi-Managed Income Portfolio (Class 3)                  2,572,541      12.58    32,350,505      31,456,178             1
  Stock Portfolio (Class 3)                                   471,423      17.17     8,095,187       6,296,152             1
                                                                                  ------------  --------------
                                                                                    53,879,152      49,547,254
                                                                                  ------------  --------------
 Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  1,612,536      10.20    16,454,583      13,727,570             1
  Multi-Managed Growth Portfolio (Class 3)                  1,957,714      16.72    32,729,923      27,757,757             1
  Stock Portfolio (Class 3)                                   962,528      17.17    16,528,356      11,104,239             1
                                                                                  ------------  --------------
                                                                                    65,712,862      52,589,566
                                                                                  ------------  --------------
 Moderate Growth Strategy (Class 3)
  Asset Allocation: Diversified Growth Portfolio (Class 3)  2,394,112      10.20    24,429,921      20,369,549             1
  Multi-Managed Moderate Growth Portfolio (Class 3)         3,738,822      14.34    53,614,788      48,752,563             1
  Stock Portfolio (Class 3)                                 1,143,223      17.17    19,631,225      12,854,822             1
                                                                                  ------------  --------------
                                                                                    97,675,934      81,976,934
                                                                                  ------------  --------------
 Allocation Balanced Portfolio (Class 3)                   15,537,351      11.23   174,425,206     153,402,400             1
 Allocation Growth Portfolio (Class 3)                     10,208,618       9.82   100,247,092      98,135,605             1
 Allocation Moderate Growth Portfolio (Class 3)            44,097,307      10.90   480,596,436     453,980,710             1
 Allocation Moderate Portfolio (Class 3)                   20,046,841      10.86   217,795,693     195,194,391             1
 Cash Management Portfolio (Class 3)                        3,824,957      10.63    40,669,224      40,902,987             1
 Diversified Fixed Income Portfolio (Class 3)               3,816,384      11.98    45,714,545      43,157,231             1
 Focus Growth Portfolio (Class 3)                           4,671,818      10.03    46,860,329      40,164,850             1
 Focus Value Portfolio (Class 3)                            1,620,143      11.95    19,363,148      20,609,269             1
 International Equity Portfolio (Class 3)                   4,438,621       7.32    32,511,807      33,416,411             1
 Large Cap Growth Portfolio (Class 3)                       3,060,254      10.78    32,983,305      26,124,070             1
 Large Cap Value Portfolio (Class 3)                        2,366,321      11.81    27,939,494      26,452,225             1
 Mid Cap Growth Portfolio (Class 3)                         2,086,592      12.69    26,482,365      18,833,084             1
 Mid Cap Value Portfolio (Class 3)                          2,008,754      14.17    28,463,669      23,590,207             1
 Real Return Portfolio (Class 3)                            3,001,068      10.30    30,899,180      28,268,598             1
 Small Cap Portfolio (Class 3)                              2,288,364       9.79    22,407,345      17,869,064             1

SUNAMERICA SERIES TRUST (Class 3):
 American Funds Global Growth SAST Portfolio                1,049,711 $    11.29  $ 11,848,654 $    10,152,266             1
 American Funds Growth SAST Portfolio                         589,887      10.65     6,281,349       5,307,943             1
 American Funds Growth-Income SAST Portfolio                  896,476       9.98     8,947,934       7,567,897             1

FIDELITY VARIABLE INSURANCE PRODUCTS (Service Class 2):
 VIP Contrafund Portfolio                                     351,345 $    25.54  $  8,973,348 $     7,549,869             1
 VIP Equity-Income Portfolio                                  547,143      19.69    10,773,246       8,540,629             1
 VIP Investment Grade Bond Portfolio                        3,084,476      12.88    39,728,047      39,010,799             1
 VIP Mid Cap Portfolio                                        564,206      32.09    18,105,380      13,994,876             1
 VIP Overseas Portfolio                                       703,697      15.41    10,843,974       9,866,307             1

T. ROWE PRICE EQUITY SERIES, INC. (Class II):
 T. Rowe Price Blue Chip Growth Portfolio                     395,604 $    13.26  $  5,245,710 $     4,459,936             1
 T. Rowe Price Equity Income Portfolio                        550,340      21.23    11,683,720       9,199,994             1

(A) Represents the level within the fair value hierarchy under which the portfolio is classified as defined in Fair Value Measurements, and described in Note 3 to the Financial Statements.

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012

                                 Balanced   Conservative               Moderate      Cash      Diversified    Focus
                                  Growth      Growth       Growth       Growth     Management  Fixed Income  Growth
                                 Strategy    Strategy     Strategy     Strategy    Portfolio    Portfolio    Portfolio
                                 (Class 1)   (Class 1)    (Class 1)    (Class 1)   (Class 1)     (Class 1)   (Class 1)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Investment income:
   Dividends                    $  527,432  $  535,118   $  251,649  $     440,398 $         -  $   138,771  $    3,670
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Expenses:
  Charges for distribution,
   mortality and expense risk     (320,430)   (283,753)    (357,264)      (403,201)   (26,070)      (75,411)    (39,921)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net investment income (loss)       207,002     251,365     (105,615)        37,197     (26,070)      63,360     (36,251)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net realized gains (losses)
 from securities transactions     (486,118)    256,467     (605,048)      (739,457)    (20,173)     174,590     424,771
Realized gain distributions        159,830     287,284            -        580,622           -       55,349     120,837
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net realized gains (losses)       (326,288)    543,751     (605,048)      (158,835)    (20,173)     229,939     545,608
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period            3,637,591   3,550,514    3,769,036      4,586,654     (22,960)     354,380     802,348
  End of period                  4,294,264   3,348,218    4,532,858      4,839,599      (9,521)     365,042     133,188
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Change in net unrealized
 appreciation
 (depreciation) of investments     656,673    (202,296)     763,822        252,945      13,439       10,662    (669,160)
                                ----------  ----------   ----------  ------------- ----------- ------------  ----------
Increase (decrease) in net
 assets from operations         $  537,387  $  592,820   $   53,159  $     131,307 $   (32,804) $   303,961  $ (159,803)
                                ==========  ==========   ==========  ============= =========== ============  ==========
                                International   Large Cap   Large Cap
                                   Equity        Growth       Value
                                   Portfolio     Portfolio   Portfolio
                                   (Class 1)     (Class 1)   (Class 1)
                                -------------  -----------  -----------
Investment income:
   Dividends                     $     54,534  $    21,003  $    71,168
                                -------------  -----------  -----------
Expenses:
  Charges for distribution,
   mortality and expense risk         (51,681)     (64,809)     (67,646)
                                -------------  -----------  -----------
Net investment income (loss)            2,853      (43,806)       3,522
                                -------------  -----------  -----------
Net realized gains (losses)
 from securities transactions        (611,141)     (94,150)    (129,248)
Realized gain distributions                 -            -            -
                                -------------  -----------  -----------
Net realized gains (losses)          (611,141)     (94,150)   (129,248)
                                -------------  -----------  -----------
Net unrealized appreciation
 (depreciation) of investments:
  Beginning of period                 304,647      677,163      321,135
  End of period                       271,208      942,037      264,181
                                -------------  -----------  -----------
Change in net unrealized
 appreciation
 (depreciation) of investments        (33,439)     264,874      (56,954)
                                -------------  -----------  -----------
Increase (decrease) in net
 assets from operations          $   (641,727) $   126,918  $  (182,680)
                                 ============  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                         Mid Cap     Mid Cap                 Balanced    Conservative
                                                         Growth       Value     Small Cap     Growth        Growth        Growth
                                                        Portfolio   Portfolio   Portfolio    Strategy      Strategy      Strategy
                                                        (Class 1)   (Class 1)   (Class 1)   (Class 2)     (Class 2)     (Class 2)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Investment income:
 Dividends                                             $        -  $   22,679  $        -  $ 2,197,711  $   1,991,682  $   468,829
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk     (78,214)    (55,040)    (32,802)  (1,613,455)    (1,248,473)    (861,187)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net investment income (loss)                              (78,214)    (32,361)    (32,802)     584,256        743,209     (392,358)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net realized gains (losses) from securities
 transactions                                            (254,122)   (518,452)    (61,550)    (481,197)     3,484,974     (366,648)
Realized gain distributions                                     -           -           -      710,707      1,134,753            -
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net realized gains (losses)                              (254,122)   (518,452)    (61,550)     229,510      4,619,727     (366,648)
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of
 investments:
 Beginning of period                                    1,507,533     597,981     504,924   20,153,774     14,833,808   13,355,754
 End of period                                          1,502,453     830,641     393,427   21,299,457     11,665,467   14,056,261
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                             (5,080)    232,660    (111,497)   1,145,683     (3,168,341)     700,507
                                                       ----------  ----------  ----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations      $ (337,416) $ (318,153) $ (205,849) $ 1,959,449  $   2,194,595  $   (58,499)
                                                       ==========  ==========  ==========  ===========  =============  ===========
                                                              Moderate       Cash      Diversified      Focus
                                                               Growth     Management   Fixed Income     Growth
                                                              Strategy    Portfolio     Portfolio     Portfolio
                                                             (Class 2)    (Class 2)     (Class 2)     (Class 2)
                                                            -----------  -----------  -------------  -----------
Investment income:
 Dividends                                                  $ 1,598,763  $         -  $   1,517,147  $    44,036
                                                            -----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk        (1,833,792)    (373,851)      (980,890)    (787,537)
                                                            -----------  -----------  -------------  -----------
Net investment income (loss)                                   (235,029)    (373,851)       536,257     (743,501)
                                                            -----------  -----------  -------------  -----------
Net realized gains (losses) from securities transactions         (7,148)    (109,271)     1,651,924    2,604,967
Realized gain distributions                                   2,337,029            -        640,581    2,195,199
                                                            -----------  -----------  -------------  -----------
Net realized gains (losses)                                   2,329,881     (109,271)     2,292,505    4,800,166
                                                            -----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         27,189,434      (56,764)     3,476,424   15,886,690
 End of period                                               25,228,411      (69,083)     3,863,550    8,742,458
                                                            -----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                               (1,961,023)     (12,319)       387,126   (7,144,232)
                                                            -----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations           $   133,829  $  (495,441) $   3,215,888  $(3,087,567)
                                                            ===========  ===========  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                           International   Large Cap    Large Cap     Mid Cap
                                                             Focus Value      Equity         Growth       Value        Growth
                                                              Portfolio      Portfolio     Portfolio    Portfolio    Portfolio
                                                              (Class 2)      (Class 2)     (Class 2)    (Class 2)    (Class 2)
                                                            ------------  --------------  -----------  -----------  -----------
Investment income:
 Dividends                                                  $    287,044  $      465,488  $   137,585  $   563,741  $         -
                                                            ------------  --------------  -----------  -----------  -----------
Expenses:
 Charges for distribution, mortality and expense risk           (357,204)       (593,570)    (750,562)    (668,166)    (531,596)
                                                            ------------  --------------  -----------  -----------  -----------
Net investment income (loss)                                     (70,160)       (128,082)    (612,977)    (104,425)    (531,596)
                                                            ------------  --------------  -----------  -----------  -----------
Net realized gains (losses) from securities transactions      (3,632,442)     (6,026,840)   1,409,237     (314,230)  (1,809,900)
Realized gain distributions                                            -               -            -            -            -
                                                            ------------  --------------  -----------  -----------  -----------
Net realized gains (losses)                                   (3,632,442)     (6,026,840)   1,409,237     (314,230)  (1,809,900)
                                                            ------------  --------------  -----------  -----------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                             147,476       2,145,143   10,061,705    5,615,281   11,133,063
 End of period                                                   641,080       1,631,320   10,270,396    4,358,784   11,087,347
                                                            ------------  --------------  -----------  -----------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                   493,604        (513,823)     208,691   (1,256,497)     (45,716)
                                                            ------------  --------------  -----------  -----------  -----------
Increase (decrease) in net assets from operations           $ (3,208,998) $   (6,668,745) $ 1,004,951  $(1,675,152) $(2,387,212)
                                                            ============  ==============  ===========  ===========  ===========
                                                              Mid Cap       Small       Balanced    Conservative
                                                               Value         Cap         Growth        Growth        Growth
                                                             Portfolio    Portfolio     Strategy      Strategy      Strategy
                                                             (Class 2)    (Class 2)    (Class 3)     (Class 3)     (Class 3)
                                                            -----------  -----------  -----------  -------------  -----------
Investment income:
 Dividends                                                  $   178,695  $         -  $ 1,329,923  $   1,302,046  $   530,217
                                                            -----------  -----------  -----------  -------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk          (610,080)    (469,860)    (966,483)      (808,443)  (1,003,814)
                                                            -----------  -----------  -----------  -------------  -----------
Net investment income (loss)                                   (431,385)    (469,860)     363,440        493,603     (473,597)
                                                            -----------  -----------  -----------  -------------  -----------
Net realized gains (losses) from securities transactions     (2,017,199)  (1,004,323)  (1,498,739)     4,793,951   (1,443,925)
Realized gain distributions                                           -            -      447,158        763,341            -
                                                            -----------  -----------  -----------  -------------  -----------
Net realized gains (losses)                                  (2,017,199)  (1,004,323)  (1,051,581)     5,557,292   (1,443,925)
                                                            -----------  -----------  -----------  -------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                          6,720,436    7,005,430   10,273,257      8,821,764   11,054,930
 End of period                                                6,258,955    5,925,995   12,203,530      4,331,898   13,123,296
                                                            -----------  -----------  -----------  -------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                 (461,481)  (1,079,435)   1,930,273     (4,489,866)   2,068,366
                                                            -----------  -----------  -----------  -------------  -----------
Increase (decrease) in net assets from operations           $(2,910,065) $(2,553,618) $ 1,242,132  $   1,561,029  $   150,844
                                                            ===========  ===========  ===========  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                                                    Allocation
                                                              Moderate    Allocation   Allocation    Moderate     Allocation
                                                               Growth      Balanced      Growth       Growth       Moderate
                                                              Strategy    Portfolio    Portfolio     Portfolio    Portfolio
                                                             (Class 3)    (Class 3)    (Class 3)     (Class 3)    (Class 3)
                                                            -----------  -----------  -----------  ------------  -----------
Investment income:
 Dividends                                                  $ 1,308,050  $ 1,925,002  $   832,784  $  4,931,354  $ 2,200,693
                                                            -----------  -----------  -----------  ------------  -----------
Expenses:
 Charges for distribution, mortality and expense risk        (1,504,532)  (2,600,917)  (1,593,581)   (7,520,309)  (3,420,495)
                                                            -----------  -----------  -----------  ------------  -----------
Net investment income (loss)                                   (196,482)    (675,915)    (760,797)   (2,588,955)  (1,219,802)
                                                            -----------  -----------  -----------  ------------  -----------
Net realized gains (losses) from securities transactions     (2,820,712)   1,618,641   (4,814,788)   (8,760,922)  (3,728,814)
Realized gain distributions                                   2,017,061            -            -             -            -
                                                            -----------  -----------  -----------  ------------  -----------
Net realized gains (losses)                                    (803,651)   1,618,641   (4,814,788)   (8,760,922)  (3,728,814)
                                                            -----------  -----------  -----------  ------------  -----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         14,276,704   21,621,620    5,429,691    37,991,900   24,553,082
 End of period                                               15,699,000   21,022,806    2,111,487    26,615,726   22,601,302
                                                            -----------  -----------  -----------  ------------  -----------
Change in net unrealized appreciation
 (depreciation) of investments                                1,422,296     (598,814)  (3,318,204)  (11,376,174)  (1,951,780)
                                                            -----------  -----------  -----------  ------------  -----------
Increase (decrease) in net assets from operations           $   422,163  $   343,912  $(8,893,789) $(22,726,051) $(6,900,396)
                                                            ===========  ===========  ===========  ============  ===========
                                                                Cash      Diversified      Focus        Focus      International
                                                             Management   Fixed Income     Growth       Value         Equity
                                                             Portfolio     Portfolio     Portfolio    Portfolio      Portfolio
                                                             (Class 3)     (Class 3)     (Class 3)    (Class 3)      (Class 3)
                                                            -----------  -------------  -----------  -----------  --------------
Investment income:
 Dividends                                                  $         -  $   1,103,522  $    32,134  $   255,729  $      442,666
                                                            -----------  -------------  -----------  -----------  --------------
Expenses:
 Charges for distribution, mortality and expense risk          (745,360)      (738,181)    (739,825)    (308,880)       (554,470)
                                                            -----------  -------------  -----------  -----------  --------------
Net investment income (loss)                                   (745,360)       365,341     (707,691)     (53,151)       (111,804)
                                                            -----------  -------------  -----------  -----------  --------------
Net realized gains (losses) from securities transactions       (435,013)     1,337,012    4,116,421   (2,161,218)     (6,216,481)
Realized gain distributions                                           -        483,940    2,168,379            -               -
                                                            -----------  -------------  -----------  -----------  --------------
Net realized gains (losses)                                    (435,013)     1,820,952    6,284,800   (2,161,218)     (6,216,481)
                                                            -----------  -------------  -----------  -----------  --------------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                           (371,824)     2,284,038   15,029,956     (760,788)       (846,422)
 End of period                                                 (233,763)     2,557,314    6,695,479   (1,246,121)       (904,604)
                                                            -----------  -------------  -----------  -----------  --------------
Change in net unrealized appreciation
 (depreciation) of investments                                  138,061        273,276   (8,334,477)    (485,333)        (58,182)
                                                            -----------  -------------  -----------  -----------  --------------
Increase (decrease) in net assets from operations           $(1,042,312) $   2,459,569  $(2,757,368) $(2,699,702) $   (6,386,467)
                                                            ===========  =============  ===========  ===========  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                             Large Cap   Large Cap    Mid Cap      Mid Cap       Real
                                                              Growth       Value       Growth       Value       Return
                                                             Portfolio   Portfolio   Portfolio    Portfolio    Portfolio
                                                             (Class 3)   (Class 3)   (Class 3)    (Class 3)    (Class 3)
                                                            ----------  ----------  -----------  -----------  ----------
Investment income:
 Dividends                                                  $   74,406  $  363,750  $         -  $   112,701  $        -
                                                            ----------  ----------  -----------  -----------  ----------
Expenses:
 Charges for distribution, mortality and expense risk         (526,820)   (431,204)    (424,153)    (450,524)   (517,660)
                                                            ----------  ----------  -----------  -----------  ----------
Net investment income (loss)                                  (452,414)    (67,454)    (424,153)    (337,823)   (517,660)
                                                            ----------  ----------  -----------  -----------  ----------
Net realized gains (losses) from securities transactions        42,588    (918,007)  (1,535,169)  (3,098,171)  1,327,726
Realized gain distributions                                          -           -            -            -           -
                                                            ----------  ----------  -----------  -----------  ----------
Net realized gains (losses)                                     42,588    (918,007)  (1,535,169)  (3,098,171)  1,327,726
                                                            ----------  ----------  -----------  -----------  ----------
Net unrealized appreciation (depreciation) of investments:
 Beginning of period                                         5,493,608   1,452,774    7,560,706    3,663,592   2,422,409
 End of period                                               6,859,235   1,487,269    7,649,281    4,873,462   2,630,582
                                                            ----------  ----------  -----------  -----------  ----------
Change in net unrealized appreciation
 (depreciation) of investments                               1,365,627      34,495       88,575    1,209,870     208,173
                                                            ----------  ----------  -----------  -----------  ----------

Increase (decrease) in net assets from operations           $  955,801  $ (950,966) $(1,870,747) $(2,226,124) $1,018,239
                                                            ==========  ==========  ===========  ============ ==========

                                                                                                                            VIP
                                                                        American Funds  American Funds   American Funds  Contrafund
                                                           Small Cap    Global Growth    Growth SAST     Growth-Income   Portfolio
                                                           Portfolio    SAST Portfolio    Portfolio      SAST Portfolio  (Service
                                                           (Class 3)      (Class 3)       (Class 3)        (Class 3)      Class 2)
                                                          -----------  ---------------  --------------  ---------------  ----------
Investment income:
 Dividends                                                $         -  $        95,593  $       20,042  $        75,065  $   67,021
                                                          -----------  ---------------  --------------  ---------------  ----------
Expenses:
 Charges for distribution, mortality and expense risk        (365,535)        (181,628)        (92,584)        (118,984)   (126,197)
                                                          -----------  ---------------  --------------  ---------------  ----------
Net investment income (loss)                                 (365,535)         (86,035)        (72,542)         (43,919)    (59,176)
                                                          -----------  ---------------  --------------  ---------------  ----------
Net realized gains (losses) from securities transactions     (409,123)         630,853         549,844          476,452     772,448
Realized gain distributions                                         -                -               -                -           -
                                                          -----------  ---------------  --------------  ---------------  ----------
Net realized gains (losses)                                  (409,123)         630,853         549,844          476,452     772,448
                                                          -----------  ---------------  --------------  ---------------  ----------
Net unrealized appreciation (depreciation)
 of investments:
 Beginning of period                                        5,944,306        3,132,114       1,663,704        1,827,205   2,249,762
 End of period                                              4,538,281        1,696,388         973,406        1,380,037   1,423,479
                                                          -----------  ---------------  --------------  ---------------  ----------
Change in net unrealized appreciation
 (depreciation) of investments                             (1,406,025)      (1,435,726)       (690,298)        (447,168)   (826,283)
                                                          -----------  ---------------  --------------  ---------------  ----------

Increase (decrease) in net assets from operations         $(2,180,683) $      (890,908) $     (212,996) $       (14,635) $ (113,011)
                                                          ===========  ===============  ==============  ===============  ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                  VIP Investment
                                 VIP Equity-        Grade Bond     VIP Mid Cap   VIP Overseas   T. Rowe Price     T. Rowe Price
                               Income Portfolio     Portfolio       Portfolio     Portfolio       Blue Chip       Equity Income
                                   (Service          (Service       (Service       (Service    Growth Portfolio     Portfolio
                                   Class 2)          Class 2)       Class 2)       Class 2)       (Class II)       (Class II)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Investment income:
 Dividends                    $         244,945  $     1,118,304  $      4,169  $     143,058  $               -  $      206,973
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Expenses:
 Charges for distribution,
 mortality and expense risk            (159,396)        (595,089)     (281,013)      (173,604)           (67,639)       (176,954)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net investment income (loss)             85,549          523,215      (276,844)       (30,546)           (67,639)         30,019
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net realized gains (losses)
 from securities transactions           724,327        1,286,483     1,688,739        747,479            596,557         863,746
Realized gain distributions             260,261          647,551        36,303              -                  -               -
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net realized gains (losses)             984,588        1,934,034     1,725,042        747,479            596,557         863,746
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Net unrealized appreciation
 (depreciation) of investments:
   Beginning of period                3,450,154        1,191,255     7,261,055      3,627,983            914,967       3,526,950
   End of period                      2,232,617          717,248     4,110,504        977,667            785,774       2,483,726
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Change in net unrealized
 appreciation (depreciation)
 of investments                      (1,217,537)        (474,007)   (3,150,551)    (2,650,316)          (129,193)     (1,043,224)
                              -----------------  ---------------  ------------  -------------  -----------------  --------------
Increase (decrease) in net
 assets from operations       $        (147,400) $     1,983,242  $ (1,702,353) $  (1,933,383) $         399,725  $     (149,459)
                              =================  ===============  ============  =============  =================  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012

                                            Balanced    Conservative                 Moderate       Cash      Diversified
                                             Growth        Growth        Growth       Growth     Management   Fixed Income
                                            Strategy      Strategy      Strategy     Strategy    Portfolio     Portfolio
                                           (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)     (Class 1)
                                          ------------ -------------- ------------ ------------ ------------ --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   207,002  $     251,365  $  (105,615) $    37,197  $   (26,070) $      63,360
 Net realized gains (losses)                  (326,288)       543,751     (605,048)    (158,835)     (20,173)       229,939
 Change in net unrealized appreciation
  (depreciation) of investments                656,673       (202,296)     763,822      252,945       13,439         10,662
                                          ------------ -------------- ------------ ------------ ------------ --------------
  Increase (decrease) in net assets
   from operations                             537,387        592,820       53,159      131,307      (32,804)       303,961
                                          ------------ -------------- ------------ ------------ ------------ --------------
From capital transactions:
 Net proceeds from units sold                   24,497          6,283       38,817        8,920           13            110
 Cost of units redeemed                     (3,357,706)    (3,333,853)  (3,983,902)  (4,626,646)    (610,377)      (808,815)
 Net transfers                                (135,131)       448,636     (629,045)  (1,368,545)     734,355        914,831
 Contract maintenance charge                   (12,616)        (7,988)     (21,674)     (18,400)      (1,205)        (1,897)
                                          ------------ -------------- ------------ ------------ ------------ --------------
  Increase (decrease) in net assets
   from capital transactions                (3,480,956)    (2,886,922)  (4,595,804)  (6,004,671)     122,786        104,229
                                          ------------ -------------- ------------ ------------ ------------ --------------
Increase (decrease) in net assets           (2,943,569)    (2,294,102)  (4,542,645)  (5,873,364)      89,982        408,190
Net assets at beginning of period           26,107,118     22,728,208   30,040,514   33,744,316    1,801,686      5,697,484
                                          ------------ -------------- ------------ ------------ ------------ --------------
Net assets at end of period                $23,163,549  $  20,434,106  $25,497,869  $27,870,952  $ 1,891,668  $   6,105,674
                                          ============ ============== ============ ============ ============ ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      1,245            324        1,880          431            1              7
 Units redeemed                               (172,558)      (173,882)    (198,537)    (233,196)     (56,407)       (53,325)
 Units transferred                              (8,737)        22,213      (31,754)     (69,703)      67,600         58,437
                                          ------------ -------------- ------------ ------------ ------------ --------------
Increase (decrease) in units outstanding      (180,050)      (151,345)    (228,411)    (302,468)      11,194          5,119
Beginning units                              1,280,412      1,143,551    1,377,338    1,592,093      164,307        386,520
                                          ------------ -------------- ------------ ------------ ------------ --------------
Ending units                                 1,100,362        992,206    1,148,927    1,289,625      175,501        391,639
                                          ============ ============== ============ ============ ============ ==============
                                             Focus      International   Large Cap    Large Cap
                                             Growth        Equity         Growth       Value
                                           Portfolio      Portfolio     Portfolio    Portfolio
                                           (Class 1)      (Class 1)     (Class 1)    (Class 1)
                                          ------------ --------------- ------------ ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $   (36,251) $        2,853  $   (43,806) $     3,522

 Net realized gains (losses)                   545,608        (611,141)     (94,150)    (129,248)
 Change in net unrealized appreciation
 (depreciation) of investments                (669,160)        (33,439)     264,874      (56,954)
                                          ------------ --------------- ------------ ------------
  Increase (decrease) in net assets
  from operations                             (159,803)       (641,727)     126,918     (182,680)
                                          ------------ --------------- ------------ ------------
From capital transactions:
 Net proceeds from units sold                    2,557           2,935        2,435       18,411
 Cost of units redeemed                       (472,047)       (405,149)    (643,783)  (1,041,050)
 Net transfers                                (782,062)       (433,246)    (577,644)     148,184
 Contract maintenance charge                    (1,374)         (1,460)      (2,437)      (2,012)
                                          ------------ --------------- ------------ ------------
  Increase (decrease) in net assets
  from capital transactions                 (1,252,926)       (836,920)  (1,221,429)    (876,467)
                                          ------------ --------------- ------------ ------------
Increase (decrease) in net assets           (1,412,729)     (1,478,647)  (1,094,511)  (1,059,147)
Net assets at beginning of period            3,086,682       4,745,392    5,561,204    5,761,016
                                          ------------ --------------- ------------ ------------
Net assets at end of period                $ 1,673,953  $    3,266,745  $ 4,466,693  $ 4,701,869
                                          ============ =============== ============ ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        279             371          239        1,409
 Units redeemed                                (52,537)        (42,989)     (64,195)     (73,733)
 Units transferred                             (80,214)        (44,061)     (56,706)       9,869
                                          ------------ --------------- ------------ ------------
Increase (decrease) in units outstanding      (132,472)        (86,679)    (120,662)     (62,455)
Beginning units                                300,384         430,251      518,497      362,022
                                          ------------ --------------- ------------ ------------
Ending units                                   167,912         343,572      397,835      299,567
                                          ============ =============== ============ ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                   Mid Cap      Mid Cap                  Balanced     Conservative
                                                                    Growth       Value      Small Cap     Growth         Growth
                                                                  Portfolio    Portfolio    Portfolio    Strategy       Strategy
                                                                  (Class 1)    (Class 1)    (Class 1)     (Class 2)     (Class 2)
                                                                 -----------  -----------  ----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                    $   (78,214) $   (32,361) $  (32,802) $    584,256  $     743,209
 Net realized gains (losses)                                        (254,122)    (518,452)    (61,550)      229,510      4,619,727
 Change in net unrealized appreciation
  (depreciation) of investments                                       (5,080)     232,660    (111,497)    1,145,683     (3,168,341)
                                                                 -----------  -----------  ----------  ------------  -------------
  Increase (decrease) in net assets from operations                 (337,416)    (318,153)   (205,849)    1,959,449      2,194,595
                                                                 -----------  -----------  ----------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                                            687       15,934       2,964       278,256        188,977
 Cost of units redeemed                                             (800,176)    (877,412)   (287,697)  (17,203,189)   (12,040,257)
 Net transfers                                                      (799,863)    (330,904)   (373,557)   (2,835,897)     1,977,325
 Contract maintenance charge                                          (2,353)      (2,177)     (1,297)      (31,694)       (20,289)
                                                                 -----------  -----------  ----------  ------------  -------------
  Increase (decrease) in net assets from capital transactions     (1,601,705)  (1,194,559)   (659,587)  (19,792,524)    (9,894,244)
                                                                 -----------  -----------  ----------  ------------  -------------
Increase (decrease) in net assets                                 (1,939,121)  (1,512,712)   (865,436)  (17,833,075)    (7,699,649)
Net assets at beginning of period                                  6,404,989    5,182,395   3,057,834   118,254,353     86,404,087
                                                                 -----------  -----------  ----------  ------------  -------------
Net assets at end of period                                      $ 4,465,868  $ 3,669,683  $2,192,398  $100,421,278  $  78,704,438
                                                                 ===========  ===========  ==========  ============  =============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                               36          716         275        14,764         10,107
 Units redeemed                                                      (39,533)     (36,267)    (22,716)     (908,575)      (643,440)
 Units transferred                                                   (37,362)     (13,801)    (28,738)     (152,620)       103,717
                                                                 -----------  -----------  ----------  ------------  -------------
Increase (decrease) in units outstanding                             (76,859)     (49,352)    (51,179)   (1,046,431)      (529,616)
Beginning units                                                      279,933      192,473     213,659     6,000,915      4,494,685
                                                                 -----------  -----------  ----------  ------------  -------------
Ending units                                                         203,074      143,121     162,480     4,954,484      3,965,069
                                                                 ===========  ===========  ==========  ============  =============

                                                                              Moderate        Cash       Diversified       Focus
                                                                 Growth        Growth      Management    Fixed Income     Growth
                                                                Strategy      Strategy      Portfolio     Portfolio      Portfolio
                                                                (Class 2)     (Class 2)     (Class 2)     (Class 2)      (Class 2)
                                                              ------------  ------------  ------------  -------------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                 $   (392,358) $   (235,029) $   (373,851) $     536,257  $  (743,501)

 Net realized gains (losses)                                      (366,648)    2,329,881      (109,271)     2,292,505    4,800,166
 Change in net unrealized appreciation
  (depreciation) of investments                                    700,507    (1,961,023)      (12,319)       387,126   (7,144,232)
                                                              ------------  ------------  ------------  -------------  -----------
  Increase (decrease) in net assets from operations                (58,499)      133,829      (495,441)     3,215,888   (3,087,567)
                                                              ------------  ------------  ------------  -------------  -----------
From capital transactions:
 Net proceeds from units sold                                      115,212       793,316       164,899         94,462      137,340
 Cost of units redeemed                                        (10,268,119)  (22,215,618)  (15,745,040)   (12,897,440)  (8,866,978)
 Net transfers                                                  (2,020,673)   (5,267,262)   10,982,446      3,959,248   (4,752,257)
 Contract maintenance charge                                       (28,190)      (39,310)      (10,273)       (15,655)     (21,471)
                                                              ------------  ------------  ------------  -------------  -----------
  Increase (decrease) in net assets from capital transactions  (12,201,770)  (26,728,874)   (4,607,968)    (8,859,385) (13,503,366)
                                                              ------------  ------------  ------------  -------------  -----------
Increase (decrease) in net assets                              (12,260,269)  (26,595,045)   (5,103,409)    (5,643,497) (16,590,933)
Net assets at beginning of period                               65,981,217   138,936,547    25,041,927     64,134,048   64,888,166
                                                              ------------  ------------  ------------  -------------  -----------
Net assets at end of period                                   $ 53,720,948  $112,341,502  $ 19,938,518  $  58,490,551  $48,297,233
                                                              ============  ============  ============  =============  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                          5,383        41,419        15,807          6,508       14,729
 Units redeemed                                                   (519,201)   (1,149,311)   (1,494,995)      (885,403)    (999,637)
 Units transferred                                                (102,643)     (277,445)    1,040,269        275,853     (518,455)
                                                              -----------  ------------  ------------  -------------  ------------
Increase (decrease) in units outstanding                          (616,461)   (1,385,337)     (438,919)      (603,042)  (1,503,363)
Beginning units                                                  3,126,055     6,787,615     2,358,032      4,526,317    6,517,977
                                                              ------------  ------------  ------------  -------------  -----------
Ending units                                                     2,509,594     5,402,278     1,919,113      3,923,275    5,014,614
                                                              ============  ============  ============  =============  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                          Focus      International    Large Cap     Large Cap      Mid Cap
                                                          Value         Equity         Growth         Value        Growth
                                                        Portfolio      Portfolio      Portfolio     Portfolio     Portfolio
                                                        (Class 2)      (Class 2)      (Class 2)     (Class 2)     (Class 2)
                                                       -----------  --------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   (70,160) $     (128,082) $   (612,977) $   (104,425) $   (531,596)
 Net realized gains (losses)                            (3,632,442)     (6,026,840)    1,409,237      (314,230)   (1,809,900)
 Change in net unrealized appreciation
  (depreciation) of investments                            493,604        (513,823)      208,691    (1,256,497)      (45,716)
                                                       -----------  --------------  ------------  ------------  ------------
   Increase (decrease) in net assets from operations    (3,208,998)     (6,668,745)    1,004,951    (1,675,152)   (2,387,212)
                                                       -----------  --------------  ------------  ------------  ------------
From capital transactions:
 Net proceeds from units sold                               91,575          70,064        68,242        50,058        83,962
 Cost of units redeemed                                 (3,943,988)     (5,767,740)   (9,171,446)   (7,001,233)   (6,465,306)
 Net transfers                                          (1,778,975)     (2,211,522)   (3,806,617)   (1,719,585)   (1,825,070)
 Contract maintenance charge                                (7,996)         (9,675)      (12,432)      (10,578)       (9,516)
                                                       -----------  --------------  ------------  ------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                         (5,639,384)     (7,918,873)  (12,922,253)   (8,681,338)   (8,215,930)
                                                       -----------  --------------  ------------  ------------  ------------
Increase (decrease) in net assets                       (8,848,382)    (14,587,618)  (11,917,302)  (10,356,490)  (10,603,142)
Net assets at beginning of period                       29,954,619      48,850,570    57,362,174    51,059,881    42,481,853
                                                       -----------  --------------  ------------  ------------  ------------
Net assets at end of period                            $21,106,237  $   34,262,952  $ 45,444,872  $ 40,703,391  $ 31,878,711
                                                       ===========  ==============  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                  5,854           7,823         6,327         3,562         4,191
 Units redeemed                                           (251,490)       (623,304)     (934,376)     (500,439)     (324,089)
 Units transferred                                        (107,713)       (224,122)     (389,768)     (131,771)      (92,048)
                                                       -----------  --------------  ------------  ------------  ------------
Increase (decrease) in units outstanding                  (353,349)       (839,603)   (1,317,817)     (628,648)     (411,946)
Beginning units                                          1,649,210       4,564,314     5,498,428     3,334,478     1,911,975
                                                       -----------  --------------  ------------  ------------  ------------
Ending units                                             1,295,861       3,724,711     4,180,611     2,705,830     1,500,029
                                                       ===========  ==============  ============  ============  ============
                                                          Mid Cap                   Balanced     Conservative
                                                           Value      Small Cap      Growth         Growth        Growth
                                                         Portfolio    Portfolio     Strategy       Strategy      Strategy
                                                         (Class 2)    (Class 2)     (Class 3)     (Class 3)      (Class 3)
                                                       ------------  -----------  ------------  -------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   (431,385) $  (469,860) $    363,440  $     493,603  $   (473,597)

 Net realized gains (losses)                             (2,017,199)  (1,004,323)   (1,051,581)     5,557,292    (1,443,925)
 Change in net unrealized appreciation
  (depreciation) of investments                            (461,481)  (1,079,435)    1,930,273     (4,489,866)    2,068,366
                                                       ------------  -----------  ------------  -------------  ------------
   Increase (decrease) in net assets from operations     (2,910,065)  (2,553,618)    1,242,132      1,561,029       150,844
                                                       ------------  -----------  ------------  -------------  ------------
From capital transactions:
 Net proceeds from units sold                                74,083       39,983       225,971        539,840       355,972
 Cost of units redeemed                                  (6,375,555)  (4,792,035)   (9,869,553)    (7,362,374)   (7,166,892)
 Net transfers                                           (2,213,185)  (1,192,729)   (1,564,783)     3,171,286    (4,627,966)
 Contract maintenance charge                                (10,986)      (7,889)      (19,775)        (9,773)      (27,944)
                                                       ------------  -----------  ------------  -------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                          (8,525,643)  (5,952,670)  (11,228,140)    (3,661,021)  (11,466,830)
                                                       ------------  -----------  ------------  -------------  ------------
Increase (decrease) in net assets                       (11,435,708)  (8,506,288)   (9,986,008)    (2,099,992)  (11,315,986)
Net assets at beginning of period                        47,910,534   37,148,385    72,986,392     55,979,144    77,028,848
                                                       ------------  -----------  ------------  -------------  ------------
Net assets at end of period                            $ 36,474,826  $28,642,097  $ 63,000,384  $  53,879,152  $ 65,712,862
                                                       ============  ===========  ============  =============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                   2,723        2,715        11,614         28,737        17,863
 Units redeemed                                            (276,524)    (390,172)     (521,437)      (391,126)     (362,415)
 Units transferred                                          (93,642)     (93,579)      (86,275)       164,194      (233,478)
                                                       ------------  -----------  ------------  -------------  ------------
Increase (decrease) in units outstanding                   (367,443)    (481,036)     (596,098)      (198,195)     (578,030)
Beginning units                                           1,865,190    2,678,460     3,711,644      2,906,250     3,647,029
                                                       ------------  -----------  ------------  -------------  ------------
Ending units                                              1,497,747    2,197,424     3,115,546      2,708,055     3,068,999
                                                       ============  ===========  ============  =============  ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                                                                         Allocation
                                                                Moderate     Allocation    Allocation     Moderate     Allocation
                                                                 Growth       Balanced       Growth        Growth       Moderate
                                                                Strategy      Portfolio     Portfolio     Portfolio     Portfolio
                                                                (Class 3)     (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                                              ------------  ------------  ------------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                 $   (196,482) $   (675,915) $   (760,797) $ (2,588,955) $ (1,219,802)
 Net realized gains (losses)                                      (803,651)    1,618,641    (4,814,788)   (8,760,922)   (3,728,814)
 Change in net unrealized appreciation
  (depreciation) of investments                                  1,422,296      (598,814)   (3,318,204)  (11,376,174)   (1,951,780)
                                                              ------------  ------------  ------------  ------------  ------------
   Increase (decrease) in net assets from operations               422,163       343,912    (8,893,789)  (22,726,051)   (6,900,396)
                                                              ------------  ------------  ------------  ------------  ------------
From capital transactions:
 Net proceeds from units sold                                    1,331,597       895,338       346,180     2,054,676     1,237,020
 Cost of units redeemed                                        (14,645,343)  (16,283,445)  (13,284,899)  (43,572,666)  (22,643,477)
 Net transfers                                                  (6,483,428)    8,914,398    (3,846,977)  (17,608,258)   (6,215,012)
 Contract maintenance charge                                       (33,016)      (23,409)      (45,256)      (94,207)      (43,098)
                                                              ------------  ------------  ------------  ------------  ------------
  Increase (decrease) in net assets from capital
   transactions                                                (19,830,190)   (6,497,118)  (16,830,952)  (59,220,455)  (27,664,567)
                                                              ------------  ------------  ------------  ------------  ------------
Increase (decrease) in net assets                              (19,408,027)   (6,153,206)  (25,724,741)  (81,946,506)  (34,564,963)
Net assets at beginning of period                              117,083,961   180,578,412   125,971,833   562,542,942   252,360,656
                                                              ------------  ------------  ------------  ------------  ------------
Net assets at end of period                                   $ 97,675,934  $174,425,206  $100,247,092  $480,596,436  $217,795,693
                                                              ============  ============  ============  ============  ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                         65,765        78,222        30,984       188,079       109,082
 Units redeemed                                                   (751,552)   (1,409,016)   (1,233,397)   (3,955,746)   (1,991,966)
 Units transferred                                                (338,250)      784,323      (361,942)   (1,589,925)     (571,480)
                                                              ------------  ------------  ------------  ------------  ------------
Increase (decrease) in units outstanding                        (1,024,037)     (546,471)   (1,564,355)   (5,357,592)   (2,454,364)
Beginning units                                                  5,720,603    15,017,671    10,441,130    47,324,759    20,884,417
                                                              ------------  ------------  ------------  ------------  ------------
Ending units                                                     4,696,566    14,471,200     8,876,775    41,967,167    18,430,053
                                                              ============  ============  ============  ============  ============

                                                                Cash       Diversified       Focus        Focus      International
                                                             Management    Fixed Income     Growth        Value         Equity
                                                              Portfolio     Portfolio      Portfolio    Portfolio      Portfolio
                                                              (Class 3)     (Class 3)      (Class 3)    (Class 3)      (Class 3)
                                                            ------------  -------------  ------------  -----------  --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                               $   (745,360) $     365,341  $   (707,691) $   (53,151) $     (111,804)
 Net realized gains (losses)                                    (435,013)     1,820,952     6,284,800   (2,161,218)     (6,216,481)
 Change in net unrealized appreciation
  (depreciation) of investments                                  138,061        273,276    (8,334,477)    (485,333)        (58,182)
                                                            ------------  -------------  ------------  -----------  --------------
   Increase (decrease) in net assets from operations          (1,042,312)     2,459,569    (2,757,368)  (2,699,702)     (6,386,467)
                                                            ------------  -------------  ------------  -----------  --------------
From capital transactions:
 Net proceeds from units sold                                    930,360        462,164       412,285      109,983         163,227
 Cost of units redeemed                                      (21,777,547)   (10,349,533)   (8,977,120)  (2,671,070)     (5,814,082)
 Net transfers                                                17,162,563      3,673,874    (3,263,019)    (853,635)     (1,572,084)
 Contract maintenance charge                                     (12,048)        (8,342)      (22,436)      (7,384)        (10,936)
                                                            ------------  -------------  ------------  -----------  --------------
  Increase (decrease) in net assets from capital
   transactions                                               (3,696,672)    (6,221,837)  (11,850,290)  (3,422,106)     (7,233,875)
                                                            ------------  -------------  ------------  -----------  --------------
Increase (decrease) in net assets                             (4,738,984)    (3,762,268)  (14,607,658)  (6,121,808)    (13,620,342)
Net assets at beginning of period                             45,408,208     49,476,813    61,467,987   25,484,956      46,132,149
                                                            ------------  -------------  ------------  -----------  --------------
Net assets at end of period                                 $ 40,669,224  $  45,714,545  $ 46,860,329  $19,363,148  $   32,511,807
                                                            ============  =============  ============  ===========  ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                       86,696         30,877        44,606        6,972          18,094
 Units redeemed                                               (2,078,723)      (711,862)     (998,351)    (169,324)       (633,034)
 Units transferred                                             1,630,343        254,361      (356,579)     (53,254)       (160,377)
                                                            ------------  -------------  ------------  -----------  --------------
Increase (decrease) in units outstanding                        (361,684)      (426,624)   (1,310,324)    (215,606)       (775,317)
Beginning units                                                4,291,356      3,523,187     6,181,942    1,409,814       4,320,621
                                                            ------------  -------------  ------------  -----------  --------------
Ending units                                                   3,929,672      3,096,563     4,871,618    1,194,208       3,545,304
                                                            ============  =============  ============  ===========  ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                                        Large Cap    Large Cap     Mid Cap      Mid Cap        Real
                                                          Growth       Value        Growth       Value        Return     Small Cap
                                                        Portfolio    Portfolio    Portfolio    Portfolio    Portfolio    Portfolio
                                                        (Class 3)    (Class 3)    (Class 3)    (Class 3)    (Class 3)    (Class 3)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $  (452,414) $   (67,454) $  (424,153) $  (337,823) $  (517,660) $  (365,535)
 Net realized gains (losses)                                42,588     (918,007)  (1,535,169)  (3,098,171)   1,327,726     (409,123)
 Change in net unrealized appreciation
  (depreciation) of investments                          1,365,627       34,495       88,575    1,209,870      208,173   (1,406,025)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
   Increase (decrease) in net assets from operations       955,801     (950,966)  (1,870,747)  (2,226,124)   1,018,239   (2,180,683)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
From capital transactions:
 Net proceeds from units sold                              142,237      314,525      192,428      253,183      179,389      122,497
 Cost of units redeemed                                 (5,828,610)  (4,120,800)  (4,522,435)  (3,975,238)  (6,297,968)  (4,104,108)
 Net transfers                                          (2,776,468)    (564,205)  (1,106,278)  (1,395,769)   1,783,263   (2,175,738)
 Contract maintenance charge                                (9,965)      (8,168)      (9,332)     (10,612)      (4,359)      (8,072)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
  Increase (decrease) in net assets from capital
   transactions                                         (8,472,806)  (4,378,648)  (5,445,617)  (5,128,436)  (4,339,675)  (6,165,421)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets                       (7,517,005)  (5,329,614)  (7,316,364)  (7,354,560)  (3,321,436)  (8,346,104)
Net assets at beginning of period                       40,500,310   33,269,108   33,798,729   35,818,229   34,220,616   30,753,449
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Net assets at end of period                            $32,983,305  $27,939,494  $26,482,365  $28,463,669  $30,899,180  $22,407,345
                                                       ===========  ===========  ===========  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                 15,252       21,876       10,649       11,109       14,845       11,180
 Units redeemed                                           (583,070)    (293,198)    (226,226)    (172,848)    (533,480)    (331,350)
 Units transferred                                        (279,332)     (44,452)     (59,956)     (66,735)     151,243     (178,732)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in units outstanding                  (847,150)    (315,774)    (275,533)    (228,474)    (367,392)    (498,902)
Beginning units                                          3,883,730    2,179,949    1,520,876    1,403,882    2,943,825    2,220,918
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Ending units                                             3,036,580    1,864,175    1,245,343    1,175,408    2,576,433    1,722,016
                                                       ===========  ===========  ===========  ===========  ===========  ===========
                                                        American Funds      American      American Funds         VIP
                                                        Global Growth     Funds Growth    Growth-Income       Contrafund
                                                        SAST Portfolio   SAST Portfolio   SAST Portfolio      Portfolio
                                                          (Class 3)        (Class 3)        (Class 3)     (Service Class 2)
                                                       ---------------  ---------------  ---------------  -----------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $       (86,035) $       (72,542) $       (43,919) $         (59,176)
 Net realized gains (losses)                                   630,853          549,844          476,452            772,448
 Change in net unrealized appreciation
  (depreciation) of investments                             (1,435,726)        (690,298)        (447,168)          (826,283)
                                                       ---------------  ---------------  ---------------  -----------------
   Increase (decrease) in net assets from operations          (890,908)        (212,996)         (14,635)          (113,011)
                                                       ---------------  ---------------  ---------------  -----------------
From capital transactions:
 Net proceeds from units sold                                   98,725           35,601           53,915             39,992
 Cost of units redeemed                                     (1,003,111)        (833,311)        (624,942)          (871,984)
 Net transfers                                                  69,560          228,225        1,039,175          1,014,369
 Contract maintenance charge                                    (1,754)          (1,119)          (1,262)            (1,406)
                                                       ---------------  ---------------  ---------------  -----------------
  Increase (decrease) in net assets from capital
   transactions                                               (836,580)        (570,604)         466,886            180,971
                                                       ---------------  ---------------  ---------------  -----------------
Increase (decrease) in net assets                           (1,727,488)        (783,600)         452,251             67,960
Net assets at beginning of period                           13,576,142        7,064,949        8,495,683          8,905,388
                                                       ---------------  ---------------  ---------------  -----------------
Net assets at end of period                            $    11,848,654  $     6,281,349  $     8,947,934  $       8,973,348
                                                       ===============  ===============  ===============  =================
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                      9,206            3,426            5,512              4,358
 Units redeemed                                                (92,101)         (83,232)         (65,324)           (93,500)
 Units transferred                                               9,189           16,747          105,829            107,618
                                                       ---------------  ---------------  ---------------  -----------------
Increase (decrease) in units outstanding                       (73,706)         (63,059)          46,017             18,476
Beginning units                                              1,108,196          634,521          838,686            891,464
                                                       ---------------  ---------------  ---------------  -----------------
Ending units                                                 1,034,490          571,462          884,703            909,940
                                                       ===============  ===============  ===============  =================

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2012
                                  (continued)

                                              VIP          VIP                                    T. Rowe     T. Rowe
                                            Equity-     Investment      VIP                        Price       Price
                                             Income     Grade Bond    Mid Cap     VIP Overseas   Blue Chip     Equity
                                           Portfolio    Portfolio    Portfolio     Portfolio      Growth       Income
                                            (Service     (Service     (Service      (Service     Portfolio   Portfolio
                                            Class 2)     Class 2)     Class 2)      Class 2)    (Class II)   (Class II)
                                          -----------  -----------  -----------  -------------  ----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)             $    85,549  $   523,215  $  (276,844) $     (30,546) $  (67,639) $    30,019
 Net realized gains (losses)                  984,588    1,934,034    1,725,042        747,479     596,557      863,746
 Change in net unrealized appreciation
  (depreciation) of investments            (1,217,537)    (474,007)  (3,150,551)    (2,650,316)   (129,193)  (1,043,224)
                                          -----------  -----------  -----------  -------------  ----------  -----------
   Increase (decrease) in
    net assets from operations               (147,400)   1,983,242   (1,702,353)    (1,933,383)    399,725     (149,459)
                                          -----------  -----------  -----------  -------------  ----------  -----------

From capital transactions:
 Net proceeds from units sold                  59,511      270,490      105,564         61,490      20,909       67,293
 Cost of units redeemed                      (746,145)  (4,596,688)  (1,307,963)      (979,991)   (382,044)    (777,865)
 Net transfers                                 (8,154)   1,667,169     (235,742)       196,072     857,288     (434,724)
 Contract maintenance charge                   (1,605)      (5,049)      (2,561)        (1,565)       (711)      (1,461)
                                          -----------  -----------  -----------  -------------  ----------  -----------
  Increase (decrease) in net assets
   from capital transactions                 (696,393)  (2,664,078)  (1,440,702)      (723,994)    495,442   (1,146,757)
                                          -----------  -----------  -----------  -------------  ----------  -----------

Increase (decrease) in net assets            (843,793)    (680,836)  (3,143,055)    (2,657,377)    895,167   (1,296,216)
Net assets at beginning of period          11,617,039   40,408,883   21,248,435     13,501,351   4,350,543   12,979,936
                                          -----------  -----------  -----------  -------------  ----------  -----------
Net assets at end of period               $10,773,246  $39,728,047  $18,105,380  $  10,843,974  $5,245,710  $11,683,720
                                          ===========  ===========  ===========  =============  ==========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     6,891       22,534       10,096          8,127       2,051        7,386
 Units redeemed                               (87,830)    (384,914)    (125,204)      (131,690)    (37,280)     (86,240)
 Units transferred                               (845)     133,349      (19,659)        51,063      76,398      (45,778)
                                          -----------  -----------  -----------  -------------  ----------  -----------
Increase (decrease) in units outstanding      (81,784)    (229,031)    (134,767)       (72,500)     41,169     (124,632)
Beginning units                             1,266,115    3,484,861    1,829,219      1,531,010     420,325    1,334,159
                                          -----------  -----------  -----------  -------------  ----------  -----------
Ending units                                1,184,331    3,255,830    1,694,452      1,458,510     461,494    1,209,527
                                          ===========  ===========  ===========  =============  ==========  ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011

                                                                   Balanced     Conservative                 Moderate       Cash
                                                                    Growth         Growth        Growth       Growth     Management
                                                                   Strategy       Strategy      Strategy     Strategy    Portfolio
                                                                   (Class 1)     (Class 1)     (Class 1)    (Class 1)    (Class 1)
                                                                -------------  -------------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                   $     290,442  $     246,585  $   (67,083) $   116,415  $   (31,603)
 Net realized gains (losses)                                         (802,924)      (361,198)    (985,635)    (952,647)     (33,562)
 Change in net unrealized appreciation
  (depreciation) of investments                                     3,037,927      2,094,710    4,841,193    4,560,598       27,067
                                                                -------------  -------------  -----------  -----------  -----------
   Increase (decrease) in net assets from operations                2,525,445      1,980,097    3,788,475    3,724,366      (38,098)
                                                                -------------  -------------  -----------  -----------  -----------
From capital transactions:
 Net proceeds from units sold                                          48,811          6,174       37,307       16,857       11,735
 Cost of units redeemed                                            (5,611,036)    (4,113,239)  (4,753,675)  (5,972,980)    (555,715)
 Net transfers                                                       (746,799)      (498,921)    (926,321)    (713,421)    (320,732)
 Contract maintenance charge                                          (14,661)        (9,770)     (25,894)     (21,111)      (1,327)
                                                                -------------  -------------  -----------  -----------  -----------
   Increase (decrease) in net assets from capital transactions     (6,323,685)    (4,615,756)  (5,668,583)  (6,690,655)    (866,039)
                                                                -------------  -------------  -----------  -----------  -----------
Increase (decrease) in net assets                                  (3,798,240)    (2,635,659)  (1,880,108)  (2,966,289)    (904,137)
Net assets at beginning of period                                  29,905,358     25,363,867   31,920,622   36,710,605    2,705,823
                                                                -------------  -------------  -----------  -----------  -----------
Net assets at end of period                                     $  26,107,118  $  22,728,208  $30,040,514  $33,744,316  $ 1,801,686
                                                                =============  =============  ===========  ===========  ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                             2,718            335        2,021          825        1,062
 Units redeemed                                                      (304,017)      (222,565)    (243,765)    (316,799)     (50,415)
 Units transferred                                                    (41,333)       (26,415)     (49,073)     (40,304)     (28,940)
                                                                -------------  -------------  -----------  -----------  -----------
Increase (decrease) in units outstanding                             (342,632)      (248,645)    (290,817)    (356,278)     (78,293)
Beginning units                                                     1,623,044      1,392,196    1,668,155    1,948,371      242,600
                                                                -------------  -------------  -----------  -----------  -----------
Ending units                                                        1,280,412      1,143,551    1,377,338    1,592,093      164,307
                                                                =============  =============  ===========  ===========  ===========

                                                                 Diversified      Focus     International   Large Cap    Large Cap
                                                                 Fixed Income    Growth        Equity       Composite     Growth
                                                                  Portfolio     Portfolio     Portfolio     Portfolio    Portfolio
                                                                  (Class 1)     (Class 1)     (Class 1)     (Class 1)    (Class 1)
                                                                 ------------  ----------  --------------  -----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                                   $      79,292  $  (33,935) $        6,743  $     3,738  $  (52,897)
 Net realized gains (losses)                                           89,683      65,180      (1,195,557)    (151,912)   (124,730)
 Change in net unrealized appreciation
  (depreciation) of investments                                       125,828     634,299       1,956,156      106,775     824,991
                                                                 ------------  ----------  --------------  -----------  ----------
   Increase (decrease) in net assets from operations                  294,803     665,544         767,342      (41,399)    647,364
                                                                 ------------  ----------  --------------  -----------  ----------
From capital transactions:
 Net proceeds from units sold                                           4,769       2,560             557            -       3,081
 Cost of units redeemed                                            (1,239,825)   (350,630)       (881,990)     (28,512)   (570,804)
 Net transfers                                                        467,201     610,757        (710,840)  (1,057,538)    916,345
 Contract maintenance charge                                           (2,363)     (1,318)         (1,773)        (517)     (2,517)
                                                                 ------------  ----------  --------------  -----------  ----------
   Increase (decrease) in net assets from capital transactions       (770,218)    261,369      (1,594,046)  (1,086,567)    346,105
                                                                 ------------  ----------  --------------  -----------  ----------
Increase (decrease) in net assets                                    (475,415)    926,913        (826,704)  (1,127,966)    993,469
Net assets at beginning of period                                   6,172,899   2,159,769       5,572,096    1,127,966   4,567,735
                                                                 ------------  ----------  --------------  -----------  ----------
Net assets at end of period                                     $   5,697,484  $3,086,682  $    4,745,392  $         -  $5,561,204
                                                                =============  ==========  ==============  ===========  ==========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                               325         306              57            -         322
 Units redeemed                                                       (85,789)    (40,981)        (89,541)      (3,239)    (60,889)
 Units transferred                                                     32,696      67,299         (72,111)    (115,657)     97,311
                                                                 ------------  ----------  --------------  -----------  ----------
Increase (decrease) in units outstanding                              (52,768)     26,624        (161,595)    (118,896)     36,744
Beginning units                                                       439,288     273,760         591,846      118,896     481,753
                                                                 ------------  ----------  --------------  -----------  ----------
Ending units                                                          386,520     300,384         430,251            -     518,497
                                                                =============  ==========  ==============  ===========  ==========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)


                                                        Large Cap    Mid Cap     Mid Cap                 Balanced     Conservative
                                                          Value      Growth       Value     Small Cap     Growth         Growth
                                                        Portfolio   Portfolio   Portfolio   Portfolio    Strategy       Strategy
                                                        (Class 1)   (Class 1)   (Class 1)   (Class 1)    (Class 2)     (Class 2)
                                                       ----------  ----------  ----------  ----------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                          $   22,083  $  (76,365) $  (30,393) $  (40,282) $    973,968  $     738,200
 Net realized gains (losses)                              (91,104)   (218,636)   (267,552)   (113,330)   (4,192,685)    (2,450,101)
 Change in net unrealized appreciation
  (depreciation) of investments                           754,667   1,614,636   1,090,781     654,238    14,328,395      9,509,567
                                                       ----------  ----------  ----------  ----------  ------------  -------------
   Increase (decrease) in net assets from operations      685,646   1,319,635     792,836     500,626    11,109,678      7,797,666
                                                       ----------  ----------  ----------  ----------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                               2,405         553       1,425         619       183,923         67,103
 Cost of units redeemed                                  (837,339)   (713,206)   (865,911)   (555,302)  (24,069,205)   (20,732,335)
 Net transfers                                            (74,710)    253,796      63,834    (221,456)   (3,501,410)       559,984
 Contract maintenance charge                               (2,410)     (2,807)     (2,585)     (1,631)      (36,265)       (23,567)
                                                       ----------  ----------  ----------  ----------  ------------  -------------
  Increase (decrease) in net assets from capital
   transactions                                          (912,054)   (461,664)   (803,237)   (777,770)  (27,422,957)   (20,128,815)
                                                       ----------  ----------  ----------  ----------  ------------  -------------

Increase (decrease) in net assets                        (226,408)    857,971     (10,401)   (277,144)  (16,313,279)   (12,331,149)
Net assets at beginning of period                       5,987,424   5,547,018   5,192,796   3,334,978   134,567,632     98,735,236
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Net assets at end of period                            $5,761,016  $6,404,989  $5,182,395  $3,057,834  $118,254,353  $  86,404,087
                                                       ==========  ==========  ==========  ==========  ============  =============

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                   199          29          62          53        10,435          3,823
 Units redeemed                                           (58,152)    (39,818)    (38,801)    (48,648)   (1,333,923)    (1,156,642)
 Units transferred                                         (5,347)     14,159       1,456     (17,988)     (205,929)        65,884
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Increase (decrease) in units outstanding                  (63,300)    (25,630)    (37,283)    (66,583)   (1,529,417)    (1,086,935)
Beginning units                                           425,322     305,563     229,756     280,242     7,530,332      5,581,620
                                                       ----------  ----------  ----------  ----------  ------------  -------------
Ending units                                              362,022     279,933     192,473     213,659     6,000,915      4,494,685
                                                       ==========  ==========  ==========  ==========  ============  =============
                                                                          Moderate        Cash       Diversified
                                                             Growth        Growth      Management    Fixed Income
                                                            Strategy      Strategy      Portfolio     Portfolio
                                                            (Class 2)     (Class 2)     (Class 2)     (Class 2)
                                                          ------------  ------------  ------------  -------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)                             $   (361,604) $      8,738  $   (538,840) $     736,424
 Net realized gains (losses)                                   388,202      (925,645)     (879,159)     1,600,272
 Change in net unrealized appreciation
  (depreciation) of investments                              7,820,831    15,524,838       731,635        882,456
                                                          ------------  ------------  ------------  -------------
   Increase (decrease) in net assets from operations         7,847,429    14,607,931      (686,364)     3,219,152
                                                          ------------  ------------  ------------  -------------

From capital transactions:
 Net proceeds from units sold                                  367,935       579,372       695,615         73,792
 Cost of units redeemed                                    (14,110,094)  (37,042,489)  (29,090,315)   (19,169,770)
 Net transfers                                              (3,557,174)   (8,190,417)   14,120,748      1,901,787
 Contract maintenance charge                                   (33,628)      (45,788)      (11,986)       (17,428)
                                                          ------------  ------------  ------------  -------------
  Increase (decrease) in net assets from capital
   transactions                                            (17,332,961)  (44,699,322)  (14,285,938)   (17,211,619)
                                                          ------------  ------------  ------------  -------------

Increase (decrease) in net assets                           (9,485,532)  (30,091,391)  (14,972,302)   (13,992,467)
Net assets at beginning of period                           75,466,749   169,027,938    40,014,229     78,126,515
                                                          ------------  ------------  ------------  -------------
Net assets at end of period                               $ 65,981,217  $138,936,547  $ 25,041,927  $  64,134,048
                                                          ============  ============  ============  =============

ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                                     19,037        32,256        64,547          5,384
 Units redeemed                                               (754,536)   (2,004,657)   (2,715,439)    (1,372,202)
 Units transferred                                            (198,755)     (495,864)    1,315,632        134,262
                                                          ------------  ------------  ------------  -------------
Increase (decrease) in units outstanding                      (934,254)   (2,468,265)   (1,335,260)    (1,232,556)
Beginning units                                              4,060,309     9,255,880     3,693,292      5,758,873
                                                          ------------  ------------  ------------  -------------
Ending units                                                 3,126,055     6,787,615     2,358,032      4,526,317
                                                          ============  ============  ============  =============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                            Focus Growth                       Focus                      International
                                             and Income     Focus Growth      TechNet      Focus Value       Equity
                                             Portfolio       Portfolio       Portfolio      Portfolio       Portfolio
                                             (Class 2)       (Class 2)       (Class 2)      (Class 2)       (Class 2)
                                           --------------  --------------  -------------  -------------  ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      80,117   $    (763,268)  $    (85,680)  $     88,261   $      (69,720)
 Net realized gains (losses)                  (4,230,382)      2,307,896      3,568,913     (1,664,303)      (4,776,439)
 Change in net unrealized appreciation
  (depreciation) of investments                3,842,304      14,026,627     (2,268,796)     5,016,959       12,050,599
                                           -------------   -------------   ------------   ------------   --------------
  Increase (decrease) in net assets
   from operations                              (307,961)     15,571,255      1,214,437      3,440,917        7,204,440
                                           -------------   -------------   ------------   ------------   --------------
From capital transactions:
 Net proceeds from units sold                     25,158         203,829         18,281         70,590           67,099
 Cost of units redeemed                       (1,197,995)    (10,394,685)      (909,058)    (5,989,147)      (8,614,536)
 Net transfers                               (18,864,761)     28,371,217    (14,933,637)    (1,702,001)      (1,922,638)
 Contract maintenance charge                      (2,960)        (19,654)        (2,671)       (10,417)         (12,553)
                                           -------------   -------------   ------------   ------------   --------------
  Increase (decrease) in net assets from
   capital transactions                      (20,040,558)     18,160,707    (15,827,085)    (7,630,975)     (10,482,628)
                                           -------------   -------------   ------------   ------------   --------------
Increase (decrease) in net assets            (20,348,519)     33,731,962    (14,612,648)    (4,190,058)      (3,278,188)
Net assets at beginning of period             20,348,519      31,156,204     14,612,648     34,144,677       52,128,758
                                           -------------   -------------   ------------   ------------   --------------
Net assets at end of period                $           -   $  64,888,166   $          -   $ 29,954,619   $   48,850,570
                                           =============   =============   ============   ============   ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        2,863          22,910          3,517          4,234            7,071
 Units redeemed                                 (139,141)     (1,213,214)      (170,263)      (368,886)        (916,986)
 Units transferred                            (2,072,910)      3,644,430     (2,517,088)      (110,222)        (214,631)
                                           -------------   -------------   ------------   ------------   --------------
Increase (decrease) in units outstanding      (2,209,188)      2,454,126     (2,683,834)      (474,874)      (1,124,546)
Beginning units                                2,209,188       4,063,851      2,683,834      2,124,084        5,688,860
                                           -------------   -------------   ------------   ------------   --------------
Ending units                                           -       6,517,977              -      1,649,210        4,564,314
                                           =============   =============   ============   ============   ==============
                                             Large Cap       Large Cap      Large Cap       Mid Cap          Mid Cap
                                             Composite         Growth         Value          Growth           Value
                                             Portfolio       Portfolio      Portfolio      Portfolio        Portfolio
                                             (Class 2)       (Class 2)      (Class 2)      (Class 2)        (Class 2)
                                           -------------    ------------   ------------   ------------     ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     12,383     $  (727,875)   $    32,559    $  (623,928)     $  (431,381)
 Net realized gains (losses)                 (1,029,401)      1,395,407       (576,214)    (1,417,497)      (2,586,108)
 Change in net unrealized appreciation
  (depreciation) of investments                 518,121       6,119,460      6,188,938     11,047,775       10,783,391
                                           ------------     -----------    -----------    -----------      -----------
  Increase (decrease) in net assets
   from operations                             (498,897)      6,786,992      5,645,283      9,006,350        7,765,902
                                           ------------     -----------    -----------    -----------      -----------
From capital transactions:
 Net proceeds from units sold                    14,400          71,329         72,553         55,422           61,917
 Cost of units redeemed                        (900,100)     (8,409,878)    (8,485,633)    (7,120,458)      (7,628,218)
 Net transfers                              (12,559,511)      9,738,440       (719,197)    (2,060,833)        (476,182)
 Contract maintenance charge                     (1,816)        (12,906)       (12,119)       (10,727)         (13,007)
                                           ------------     -----------    -----------    -----------      -----------
  Increase (decrease) in net assets from
   capital transactions                     (13,447,027)      1,386,985     (9,144,396)    (9,136,596)      (8,055,490)
                                           ------------     -----------    -----------    -----------      -----------
Increase (decrease) in net assets           (13,945,924)      8,173,977     (3,499,113)      (130,246)        (289,588)
Net assets at beginning of period            13,945,924      49,188,197     54,558,994     42,612,099       48,200,122
                                           ------------     -----------    -----------    -----------      -----------
Net assets at end of period                $          -     $57,362,174    $51,059,881    $42,481,853      $47,910,534
                                           ============     ===========    ===========    ===========      ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       1,576           7,545          5,244          2,953            2,711
 Units redeemed                                (104,965)       (893,215)      (621,724)      (385,499)        (341,714)
 Units transferred                           (1,407,469)      1,073,670        (61,604)      (114,074)         (24,637)
                                           ------------     -----------    -----------    -----------      -----------
Increase (decrease) in units outstanding     (1,510,858)        188,000       (678,084)      (496,620)        (363,640)
Beginning units                               1,510,858       5,310,428      4,012,562      2,408,595        2,228,830
                                           ------------     -----------    -----------    -----------      -----------
Ending units                                          -       5,498,428      3,334,478      1,911,975        1,865,190
                                           ============     ===========    ===========    ===========      ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                           Balanced      Conservative                    Moderate
                                            Small Cap       Growth          Growth         Growth         Growth
                                            Portfolio      Strategy        Strategy       Strategy       Strategy
                                            (Class 2)      (Class 3)      (Class 3)       (Class 3)      (Class 3)
                                           ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $  (542,779)  $    603,029   $     430,304   $   (389,573)  $     90,625
 Net realized gains (losses)                  (610,929)    (3,454,314)       (820,666)    (3,485,757)    (1,687,723)
 Change in net unrealized appreciation
  (depreciation) of investments              7,227,369      9,779,730       5,049,805     12,532,495     14,327,746
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets
   from operations                           6,073,661      6,928,445       4,659,443      8,657,165     12,730,648
                                           ------------   ------------   ------------   ------------   ------------
From capital transactions:
 Net proceeds from units sold                   68,435        609,896         385,781        443,534      1,519,501
 Cost of units redeemed                     (5,421,361)   (11,468,863)     (8,530,101)    (6,385,635)   (13,258,757)
 Net transfers                              (2,120,120)      (141,672)      2,738,794     (4,674,524)    (1,309,450)
 Contract maintenance charge                    (8,977)       (21,335)        (10,937)       (30,953)       (35,551)
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                     (7,482,023)   (11,021,974)     (5,416,463)   (10,647,578)   (13,084,257)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets           (1,408,362)    (4,093,529)       (757,020)    (1,990,413)      (353,609)
Net assets at beginning of period           38,556,747     77,079,921      56,736,164     79,019,261    117,437,570
                                           ------------   ------------   ------------   ------------   ------------
Net assets at end of period                $37,148,385   $ 72,986,392   $  55,979,144   $ 77,028,848   $117,083,961
                                           ============   ============   ============   ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                      6,122         31,927          21,360         23,263         77,023
 Units redeemed                               (464,019)      (627,719)       (480,579)      (339,002)      (714,580)
 Units transferred                            (196,204)       (15,519)        162,623       (286,794)       (73,242)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in units outstanding      (654,101)      (611,311)       (296,596)      (602,533)      (710,799)
Beginning units                              3,332,561      4,322,955       3,202,846      4,249,562      6,431,402
                                           ------------   ------------   ------------   ------------   ------------
Ending units                                 2,678,460      3,711,644       2,906,250      3,647,029      5,720,603
                                           ============   ============   ============   ============   ============
                                                                          Allocation
                                            Allocation     Allocation      Moderate      Allocation        Cash
                                             Balanced        Growth         Growth        Moderate      Management
                                             Portfolio      Portfolio      Portfolio      Portfolio      Portfolio
                                             (Class 3)      (Class 3)      (Class 3)      (Class 3)      (Class 3)
                                           ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $    618,078   $   (590,749)  $   (313,745)  $    413,827   $   (739,581)
 Net realized gains (losses)                 (1,715,269)    (7,919,073)    (9,670,820)    (5,647,241)      (924,322)
 Change in net unrealized appreciation
  (depreciation) of investments              17,843,414     24,801,186     72,693,140     30,879,607        668,761
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets
   from operations                           16,746,223     16,291,364     62,708,575     25,646,193       (995,142)
                                           ------------   ------------   ------------   ------------   ------------
From capital transactions:
 Net proceeds from units sold                 1,204,074        493,690      4,148,201        891,690      1,146,709
 Cost of units redeemed                     (15,802,459)   (14,480,363)   (33,713,573)   (21,414,735)   (14,050,021)
 Net transfers                               10,246,573     (7,149,650)    (7,347,885)       544,442      8,474,617
 Contract maintenance charge                    (23,812)       (48,955)      (100,828)       (46,152)       (12,338)
                                           ------------   ------------   ------------   ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                      (4,375,624)   (21,185,278)   (37,014,085)   (20,024,755)    (4,441,033)
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets            12,370,599     (4,893,914)    25,694,490      5,621,438     (5,436,175)
Net assets at beginning of period           168,207,813    130,865,747    536,848,452    246,739,218     50,844,383
                                           ------------   ------------   ------------   ------------   ------------
Net assets at end of period                $180,578,412   $125,971,833   $562,542,942   $252,360,656   $ 45,408,208
                                           ============   ============   ============   ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                     106,653         45,251        389,370         81,914        105,720
 Units redeemed                              (1,412,455)    (1,353,125)    (3,166,444)    (1,947,940)    (1,315,490)
 Units transferred                              978,047       (738,427)      (769,285)         8,579        793,590
                                           ------------   ------------   ------------   ------------   ------------
Increase (decrease) in units outstanding       (327,755)    (2,046,301)    (3,546,359)    (1,857,447)      (416,180)
Beginning units                              15,345,426     12,487,431     50,871,118     22,741,864      4,707,536
                                           ------------   ------------   ------------   ------------   ------------
Ending units                                 15,017,671     10,441,130     47,324,759     20,884,417      4,291,356
                                           ============   ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                               Focus
                                            Diversified     Growth and       Focus          Focus
                                            Fixed Income      Income         Growth        TechNet      Focus Value
                                             Portfolio       Portfolio     Portfolio      Portfolio      Portfolio
                                             (Class 3)       (Class 3)     (Class 3)      (Class 3)      (Class 3)
                                           -------------   ------------   ------------  ------------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $     579,107   $     63,022   $  (658,323)  $   (104,666)  $     79,655
 Net realized gains (losses)                   1,154,432     (4,412,072)      986,234      3,276,386     (1,010,075)
 Change in net unrealized appreciation
  (depreciation) of investments                  527,773      4,132,279    14,251,772     (1,520,613)     3,925,736
                                           -------------   ------------   ------------  ------------   ------------
  Increase (decrease) in net assets
   from operations                             2,261,312       (216,771)   14,579,683      1,651,107      2,995,316
                                           -------------   ------------   ------------  ------------   ------------
From capital transactions:
 Net proceeds from units sold                    332,508         11,647       209,280         19,729        213,826
 Cost of units redeemed                       (6,374,245)      (733,831)   (6,970,687)      (634,098)    (3,266,816)
 Net transfers                                   753,678    (18,424,473)   31,916,623    (18,238,299)      (112,869)
 Contract maintenance charge                      (8,991)        (2,968)      (19,233)        (2,677)        (8,720)
                                           -------------   ------------   ------------  ------------   ------------
  Increase (decrease) in net assets from
   capital transactions                       (5,297,050)   (19,149,625)   25,135,983    (18,855,345)    (3,174,579)
                                           -------------   ------------   ------------  ------------   ------------
Increase (decrease) in net assets             (3,035,738)   (19,366,396)   39,715,666    (17,204,238)      (179,263)
Net assets at beginning of period             52,512,551     19,366,396    21,752,321     17,204,238     25,664,219
                                           -------------   ------------   ------------  ------------   ------------
Net assets at end of period                $  49,476,813   $          -   $61,467,987   $          -   $ 25,484,956
                                           =============   ============   ============  ============   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                       23,301          1,339        23,558          3,541         12,976
 Units redeemed                                 (458,920)       (86,334)     (794,050)      (118,156)      (198,167)
 Units transferred                                52,586     (1,990,971)    4,116,022     (3,137,141)        (7,754)
                                           -------------   ------------   ------------  ------------   ------------
Increase (decrease) in units outstanding        (383,033)    (2,075,966)    3,345,530     (3,251,756)      (192,945)
Beginning units                                3,906,220      2,075,966     2,836,412      3,251,756      1,602,759
                                           -------------   ------------   ------------  ------------   ------------
Ending units                                   3,523,187              -     6,181,942              -      1,409,814
                                           =============   ============   ============  ============   ============
                                            International    Large Cap     Large Cap     Large Cap      Mid Cap
                                               Equity        Composite       Growth        Value         Growth
                                              Portfolio      Portfolio     Portfolio     Portfolio     Portfolio
                                              (Class 3)      (Class 3)     (Class 3)     (Class 3)     (Class 3)
                                           --------------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $      (50,529)  $     1,080   $  (520,682)  $    18,863   $  (471,452)
 Net realized gains (losses)                   (4,667,815)   (1,397,110)     (178,471)   (1,252,084)   (1,555,126)
 Change in net unrealized appreciation
  (depreciation) of investments                11,523,876     1,092,114     5,521,409     4,970,424     9,163,129
                                           --------------   -----------   -----------   -----------   -----------
  Increase (decrease) in net assets
   from operations                              6,805,532      (303,916)    4,822,256     3,737,203     7,136,551
                                           --------------   -----------   -----------   -----------   -----------
From capital transactions:
 Net proceeds from units sold                     293,743         3,511       156,071       278,386       106,189
 Cost of units redeemed                        (5,079,709)     (301,624)   (5,178,215)   (4,248,194)   (4,461,138)
 Net transfers                                   (933,003)   (8,927,338)    6,953,542      (710,551)   (1,450,323)
 Contract maintenance charge                      (12,749)       (1,044)      (10,070)       (9,064)       (9,637)
                                           --------------   -----------   -----------   -----------   -----------
  Increase (decrease) in net assets from
   capital transactions                        (5,731,718)   (9,226,495)    1,921,328    (4,689,423)   (5,814,909)
                                           --------------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets               1,073,814    (9,530,411)    6,743,584      (952,220)    1,321,642
Net assets at beginning of period              45,058,335     9,530,411    33,756,726    34,221,328    32,477,087
                                           --------------   -----------   -----------   -----------   -----------
Net assets at end of period                $   46,132,149   $         -   $40,500,310   $33,269,108   $33,798,729
                                           ==============   ===========   ===========   ===========   ===========
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                        30,903           414        16,452        20,538         5,593
 Units redeemed                                  (528,166)      (34,908)     (543,649)     (309,572)     (236,376)
 Units transferred                               (109,796)     (997,502)      766,016       (54,102)      (83,215)
                                           --------------   -----------   -----------   -----------   -----------
Increase (decrease) in units outstanding         (607,059)   (1,031,996)      238,819      (343,136)     (313,998)
Beginning units                                 4,927,680     1,031,996     3,644,911     2,523,085     1,834,874
                                           --------------   -----------   -----------   -----------   -----------
Ending units                                    4,320,621             -     3,883,730     2,179,949     1,520,876
                                           ==============   ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                                                              American
                                                                                            Funds Global
                                                                                               Growth          American
                                                Mid Cap        Real Return    Small Cap         SAST         Funds Growth
                                            Value Portfolio     Portfolio     Portfolio      Portfolio      SAST Portfolio
                                               (Class 3)        (Class 3)     (Class 3)      (Class 3)        (Class 3)
                                           ----------------   ------------   -----------   -------------   ---------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $       (326,445)  $   (173,322)  $  (434,415)  $    (106,569)  $       (81,219)
 Net realized gains (losses)                     (3,286,142)       708,577      (978,571)        580,649           436,248
 Change in net unrealized appreciation
  (depreciation) of investments                   9,430,787        493,475     6,479,629       1,635,184           754,324
                                           ----------------   ------------   -----------   -------------   ---------------
  Increase (decrease) in net assets
   from operations                                5,818,200      1,028,730     5,066,643       2,109,264         1,109,353
                                           ----------------   ------------   -----------   -------------   ---------------
From capital transactions:
 Net proceeds from units sold                       133,404        509,989       155,262         211,467           136,289
 Cost of units redeemed                          (4,647,718)    (5,470,825)   (4,104,432)     (1,187,058)         (561,378)
 Net transfers                                   (1,532,395)    (1,398,829)   (2,041,200)        415,623           141,674
 Contract maintenance charge                        (11,668)        (4,407)       (9,148)         (1,693)             (975)
                                           ----------------   ------------   -----------   -------------   ---------------
  Increase (decrease) in net assets from
   capital transactions                          (6,058,377)    (6,364,072)   (5,999,518)       (561,661)         (284,390)
                                           ----------------   ------------   -----------   -------------   ---------------
Increase (decrease) in net assets                  (240,177)    (5,335,342)     (932,875)      1,547,603           824,963
Net assets at beginning of period                36,058,406     39,555,958    31,686,324      12,028,539         6,239,986
                                           ----------------   ------------   -----------   -------------   ---------------
Net assets at end of period                $     35,818,229   $ 34,220,616   $30,753,449   $  13,576,142   $     7,064,949
                                           ================   ============   ===========   =============   ===============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                           5,755         44,118        13,321          19,909            13,055
 Units redeemed                                    (209,312)      (479,398)     (348,859)       (112,278)          (60,925)
 Units transferred                                  (68,743)      (125,086)     (183,586)         41,871            15,614
                                           ----------------   ------------   -----------   -------------   ---------------
Increase (decrease) in units outstanding           (272,300)      (560,366)     (519,124)        (50,498)          (32,256)
Beginning units                                   1,676,182      3,504,191     2,740,042       1,158,694           666,777
                                           ----------------   ------------   -----------   -------------   ---------------
Ending units                                      1,403,882      2,943,825     2,220,918       1,108,196           634,521
                                           ================   ============   ===========   =============   ===============
                                                                                                VIP
                                                                 VIP             VIP         Investment
                                            American Funds    Contrafund    Equity-Income    Grade Bond    VIP Mid Cap
                                            Growth-Income     Portfolio       Portfolio      Portfolio      Portfolio
                                            SAST Portfolio     (Service       (Service        (Service      (Service
                                              (Class 3)        Class 2)       Class 2)        Class 2)      Class 2)
                                           ---------------   -----------   --------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $       (39,767)  $   (47,234)  $       (1,030)  $   693,426   $   (271,778)
 Net realized gains (losses)                        18,335       839,970          143,011     2,298,237      1,369,600
 Change in net unrealized appreciation
  (depreciation) of investments                    930,373       546,161        1,339,894    (1,288,360)     2,723,224
                                           ---------------   -----------   --------------   -----------   ------------
  Increase (decrease) in net assets
   from operations                                 908,941     1,338,897        1,481,875     1,703,303      3,821,046
                                           ---------------   -----------   --------------   -----------   ------------
From capital transactions:
 Net proceeds from units sold                      148,185        64,817           93,610       288,666        304,272
 Cost of units redeemed                           (720,271)     (532,867)        (714,426)   (3,269,990)    (1,473,434)
 Net transfers                                     574,353       (18,211)        (225,007)    4,594,671       (169,880)
 Contract maintenance charge                        (1,237)       (1,195)          (1,375)       (4,731)        (2,615)
                                           ---------------   -----------   --------------   -----------   ------------
  Increase (decrease) in net assets from
   capital transactions                              1,030      (487,456)        (847,198)    1,608,616     (1,341,657)
                                           ---------------   -----------   --------------   -----------   ------------
Increase (decrease) in net assets                  909,971       851,441          634,677     3,311,919      2,479,389
Net assets at beginning of period                7,585,712     8,053,947       10,982,362    37,096,964     18,769,046
                                           ---------------   -----------   --------------   -----------   ------------
Net assets at end of period                $     8,495,683   $ 8,905,388   $   11,617,039   $40,408,883   $ 21,248,435
                                           ===============   ===========   ==============   ===========   ============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                         16,522         7,621           12,058        25,422         30,026
 Units redeemed                                    (79,466)      (61,198)         (89,040)     (287,135)      (143,308)
 Units transferred                                  65,883            91          (20,231)      401,842        (28,016)
                                           ---------------   -----------   --------------   -----------   ------------
Increase (decrease) in units outstanding             2,939       (53,486)         (97,213)      140,129       (141,298)
Beginning units                                    835,747       944,950        1,363,328     3,344,732      1,970,517
                                           ---------------   -----------   --------------   -----------   ------------
Ending units                                       838,686       891,464        1,266,115     3,484,861      1,829,219
                                           ===============   ===========   ==============   ===========   ============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                               FOR THE YEAR ENDED
                                 APRIL 30, 2011
                                  (continued)

                                                                T. Rowe Price
                                                                  Blue Chip      T. Rowe Price
                                              VIP Overseas         Growth        Equity Income
                                               Portfolio          Portfolio        Portfolio
                                           (Service Class 2)     (Class II)       (Class II)
                                           -----------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
 Net investment income (loss)              $         (45,248)  $      (61,142)  $       (7,925)
 Net realized gains (losses)                         220,788          492,268          206,239
 Change in net unrealized appreciation
  (depreciation) of investments                    2,427,923          190,117        1,130,206
                                           -----------------   --------------   --------------
  Increase (decrease) in net assets
   from operations                                 2,603,463          621,243        1,328,520
                                           -----------------   --------------   --------------
From capital transactions:
 Net proceeds from units sold                         98,458          128,588          123,302
 Cost of units redeemed                             (728,184)        (404,982)        (834,566)
 Net transfers                                       669,606          104,394          587,541
 Contract maintenance charge                          (1,567)            (506)          (1,528)
                                           -----------------   --------------   --------------
  Increase (decrease) in net assets from
   capital transactions                               38,313         (172,506)        (125,251)
                                           -----------------   --------------   --------------
Increase (decrease) in net assets                  2,641,776          448,737        1,203,269
Net assets at beginning of period                 10,859,575        3,901,806       11,776,667
                                           -----------------   --------------   --------------
Net assets at end of period                $      13,501,351   $    4,350,543   $   12,979,936
                                           =================   ==============   ==============
ANALYSIS OF INCREASE (DECREASE)
 IN UNITS OUTSTANDING:
 Units sold                                           13,815           13,979           14,646
 Units redeemed                                      (95,889)         (42,631)         (97,826)
 Units transferred                                    96,245           10,237           72,551
                                           -----------------   --------------   --------------
Increase (decrease) in units outstanding              14,171          (18,415)         (10,629)
Beginning units                                    1,516,839          438,740        1,344,788
                                           -----------------   --------------   --------------
Ending units                                       1,531,010          420,325        1,334,159
                                           =================   ==============   ==============

    The accompanying notes are an integral part of the financial statements.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

     Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company (the "Separate Account") is an investment account of SunAmerica Annuity and Life Assurance Company (the "Company"). The Company is a direct wholly owned subsidiary of SunAmerica Life Insurance Company, which is a subsidiary of SAFG Retirement Services, Inc. (formerly known as AIG Retirement Services, Inc.), the retirement services and asset management organization within American International Group, Inc. ("American International Group"). American International Group is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities, financial services, retirement savings, and asset management. AIG Retirement Services, Inc. changed its name to SAFG Retirement Services, Inc. on June 10, 2010. The Separate Account is registered as a unit investment trust pursuant to the provisions of the Investment Company Act of 1940, as amended.

     The Separate Account offers the following variable annuity products:
     Seasons, Seasons Select, Seasons Select II, Seasons Advisor, Seasons Triple Elite, Seasons Advisor II, Seasons Preferred Solution, Seasons Elite, Seasons Advisor III, and Seasons Advantage.

     The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms and financial institutions. The distributor of these contracts is SunAmerica Capital Services, Inc., an affiliate of the Company. No underwriting fees are paid in connection with the distribution of the contracts.

     The Separate Account is composed of a total of forty-four variable portfolios and twelve variable strategies of different classes (the "Variable Accounts"). Each of the Variable Accounts is invested solely in the shares of one of the following: (1) the twelve Class 1, Class 2, and Class 3 multi-managed variable investment strategies (the "Seasons Strategies"), twenty-five Class 1, Class 2, and Class 3 variable portfolios (the "Select Portfolios"), five Class 1, Class 2, and Class 3 focused portfolios (the "Focused Portfolios"), and four Class 3 managed allocation portfolios (the "Managed Allocation Portfolios"), each with a distinct investment objective, of the Seasons Series Trust (the "Seasons Trust"),
     (2) the three currently available Class 3 investment portfolios of the SunAmerica Series Trust (the "SunAmerica Trust"), (3) the five currently available Service Class 2 investment portfolios of the Fidelity Variable Insurance Products (the "Fidelity Products"), or (4) the two currently available Class II investment portfolios of the T. Rowe Price Equity Series, Inc. (the "T. Rowe Price Series"). The Seasons Strategies are comprised of Growth, Moderate Growth, Balanced Growth, and Conservative Growth. Each strategy invests in the shares of a designated multi-managed portfolio as well as in the shares of two other portfolios of the Seasons Trust. Each of the Select Portfolios, Managed Allocation Portfolios, and Focused Portfolios is invested solely in the shares of a designated portfolio of the Seasons Trust. The Seasons Trust, SunAmerica Trust, Fidelity Products, and T. Rowe Price Series are diversified, open-ended investment companies, which retain investment advisors to assist in their

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION (continued)

     investment activities. The Seasons Trust and the SunAmerica Trust are affiliated investment companies. The contract holder may elect to have investments allocated to the guaranteed-interest funds of the company (the "General Account"), which are not a part of the Separate Account. The products offer investments in different classes of shares of the portfolios of the Trusts. The primary difference between the classes is that the Class 2 shares of the Seasons Trust are subject to 12b-1 fees of 0.15%, the Class 3 shares of the Seasons Trust, the Class 3 shares of the SunAmerica Trust, the Service Class 2 shares of the Fidelity Products and the Class II shares of the T. Rowe Price Series are subject to 12b-1 fees of 0.25%, of each classes' average daily net assets, while the Class 1 shares of the Seasons Trust are not subject to 12b-1 fees. The financial Statements include balances allocated by the participant to the Variable Accounts and do not include balances allocated to the General Account

     On October 1, 2010 the Focus Technet Portfolio of the Seasons Trust was merged with and into the Focus Growth Portfolio. On that date, all assets and liabilities of the Focus Technet Portfolio were transferred to the Focus Growth Portfolio in exchange for shares of the Focus Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

     On October 1, 2010 the Large Cap Composite Portfolio of the Seasons Trust was merged with and into the Large Cap Growth Portfolio. On that date, all assets and liabilities of the Large Cap Composite Portfolio were transferred to the Large Cap Growth Portfolio in exchange for shares of the Large Cap Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

     On October 1, 2010 the Focus Growth & Income Portfolio of the Seasons Trust was merged with and into the Focus Growth Portfolio. On that date, all assets and liabilities of the Focus Growth & Income Portfolio were transferred to the Focus Growth Portfolio in exchange for shares of the Focus Growth Portfolio with the same net assets value as the net assets transferred. The unit value of each Variable Account remained the same and the merger was a tax-free reorganization.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENT ACCOUNTING AND VALUATION: The investments are stated at the net asset value of each of the portfolios of the Trusts as determined at the close of the business day. Purchases and sales of shares of the portfolios are valued at the net asset values of such portfolios, which value their investment securities at fair value, on the date the shares are purchased or sold. Dividends and capital gains distributions are recorded on the ex-distribution date. Realized gain and losses on the sale of investments in the Trusts are

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     recognized at the date of sale and are determined on a first-in, first-out basis. Accumulation unit values are computed daily based on total net assets of the portfolios.

     FEDERAL INCOME TAXES: The Company qualifies for federal income tax treatment grated to life insurance companies under subchapter L of the Internal Revenue Service Code (the "Code"). The operations of the Separate Account are part of the total operations of the Company and are not taxed separately. Under the current provision of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. Based on this, no charge is being made currently to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code.

     USE OF ESTIMATES: The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

     RESERVES FOR CONTRACTS IN PAYOUT (ANNUITIZATION) PERIOD: Net assets allocated to contracts in the payout period are based on the Annuity 2000 Mortality Table depending on the calendar year of annuitization as well as other assumptions, including provisions for the risk of adverse deviation from assumptions. An assumed interest rate of 3.5% is used in determining annuity payments for all products.

     The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Separate Account by the Company to cover greater longevity of the annuitant than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company. Transfers are recorded as cost of units redeemed or as net proceeds from units sold in the accompanying Statements of Changes in Net Assets.

     Annuity benefit payments are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

3.   FAIR VALUE MEASUREMENTS

     Assets and liabilities recorded at fair value in the Separate Account statements of assets and liabilities are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of inputs available in the marketplace used to measure the fair values as discussed below. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

3.   FAIR VALUE MEASUREMENTS (continued)

     significant to the fair value measurement in its entirety. The Separate Account's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgments. In making the assessment, the Separate Account considers factors specific to the asset or liability.

     Level 1 - Fair value measurements that are quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments. Assets and liabilities measured at fair value on a recurring basis and classified as Level 1 include government and agency securities, actively traded listed common stocks and derivative contracts, most separate account assets, and most mutual funds.

     Level 2 - Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liability in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets and liabilities measured at fair value on a recurring basis and classified as Level 2 generally include certain government securities, most investment-grade and high-yield corporate bonds, certain asset backed securities, certain listed equities, state, municipal and provincial obligations, hybrid securities, and derivative contracts.

     Level 3 - Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements include circumstances in which there is little, if any, market activity for the asset or liability. Assets and liabilities measured at fair value on a recurring basis and classified as Level 3 principally include fixed maturities.

     The Separate Account assets measured at fair value as of April 30, 2012 consist of investments in trusts, which are registered and open-end mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 as of April 30, 2012 and for the year then ended. The Separate Account had no liabilities as of April 30, 2012. See the Schedules of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at April 30, 2012, and respective hierarchy levels.

4.   CHARGES AND DEDUCTIONS

     Charges and deductions are applied against the current value of the Separate Account and are paid as follows:

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     WITHDRAWAL CHARGE: Each contract provides that in the event that a contract holder withdraws all or a portion of the contract value during the surrender charge period, withdrawal charges may be assessed on the excess of the free withdrawal amounts as defined in the contract. The withdrawal charges are based on tables of charges applicable to the specific contracts, with a maximum charge of up to 9% (applicable to contracts with the Seasons Rewards) of any amount withdrawn that exceeds the free withdrawal amount. Withdrawal charges are recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. There are no withdrawal charges under the Seasons Advisor, Seasons Advisor II, and Seasons Advisor III contracts.

     CONTRACT MAINTENANCE CHARGE: An annual contract maintenance charge of $30 or $35 (which may vary based on state) is charged against certain contracts, which reimburses the Company for expenses incurred in establishing and maintaining records relating to the contract. The contract maintenance charge is assessed on each anniversary during the accumulation phase. In the event that a total surrender of contract value is made, the entire charge is assessed as of the date of surrender, and deducted from that withdrawal. The contract maintenance charge is recorded as a charge in the Statements of Changes in Net Assets. There are no contract maintenance charges under the Seasons Advisor and Seasons Advisor II contracts.

     SEPARATE ACCOUNT ANNUAL CHARGE: The Company deducts a separate account annual charge comprised of mortality and expense risk charges and distribution expense charges, computed on a daily basis. Separate Account annual charges are recorded as a charge in the Statements of Operations. The total annual rates of the net asset value of each Seasons Strategy/Select Portfolio/Managed Allocation Portfolio/Focused Portfolio, depending on any optional death benefits elected for each product, are as follows: Seasons 1.40%, Seasons Select 1.40% or 1.52%, Seasons Select II 1.40%, 1.55%, 1.65%, 1.80%, or 2.05%, Seasons Advisor 1.40% or 1.65%,
     Seasons Triple Elite 1.55%, 1.70%, or 1.95%, Seasons Advisor II 1.55%, 1.70%, or 1.95%, Seasons Preferred Solution 1.15%, 1.40%, 1.55%, 1.65%,
     1.80%, or 2.05%, Seasons Elite 1.55%, 1.75%, 2.00%, or 2.20%, Seasons
     Advisor III 1.65%, 1.85%, or 2.30%, and Seasons Advantage 1.65%, 1.90%, or 2.30%. The mortality risk charge is compensation for the mortality risks assumed by the Company from its contractual obligations to make annuity payments after the contract has annuitized for the life of the annuitant and to provide the standard death benefit. The expense risk charge is compensation for assuming the risk that the current contract administration charges will be insufficient in the future to cover the cost of administering the contract. The distribution expense charge is deducted at an annual rate of 0.15% of the net asset value of each Strategy or Portfolio and is included in the respective separate account annual charge rate. This charge is for all expenses associated with the distribution of the contract. If this charge is not sufficient to cover the cost of distributing the contract, the Company will bear the loss.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     TRANSFER FEE: A transfer fee of $25 ($10 in Pennsylvania and Texas, depending on the contract provisions) may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

     INCOME PROTECTOR FEE: The optional Income Protector Program, offered in Seasons Select, Seasons Select II, and Seasons Triple Elite, provides a guaranteed fixed minimum retirement income upon annuitization. The fee is 0.10% of the Income Benefit Base deducted annually from the contract value, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Income Benefit Base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges.

     SEASONS PROMISE FEE: The optional Seasons Promise Program offered is Seasons Select II, Seasons Triple Elite, Seasons Preferred Solution, and Seasons Elite provides a guaranteed minimum contract value at the end of ten full contract years. The fee ranges from 0.25% to 0.65% of the contract value less purchase payments received after the 90th day from the contract issue date. The fee is deducted quarterly from the contract value during the first ten full contract years, and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets.

     MARKETLOCK, MARKETLOCK FOR TWO, MARKETLOCK FOR LIFE PLUS, MARKETLOCK INCOME PLUS, MARCKETLOCK FOR LIFE, AND SEASONS INCOME REWARDS FEE: The optional MarketLock, MarketLock for Two, MarketLock for Life Plus, MarketLock Income Plus, MarketLock for Life, and Seasons Income Rewards features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The MarketLock feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Triple Elite, Seasons Elite, and Seasons Advantage. The Seasons Income Rewards feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Triple Elite, and Seasons Elite. The MarketLock for Two feature is offered in Seasons Preferred Solution, Seasons Elite, Seasons Triple Elite, and Seasons Select
     II. The annual fee is 0.65% for MarketLock, 0.40% for MarketLock for Two prior to the first withdrawal and 0.80% after the first withdrawal and 0.65% for Seasons Income Rewards in years 0-7 and 0.45% in years 8-10, of the Maximum Anniversary Value Benefit Base or Withdrawal Benefit Base (as described below), deducted quarterly from the contract value and is recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Maximum Anniversary Value Benefit Base for MarketLock and MarketLock for Two is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals. The Withdrawal Benefit Base for Seasons Income Rewards is calculated as eligible purchase payments adjusted for withdrawals received during the first 90 days.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

4.   CHARGES AND DEDUCTIONS (continued)

     The MarketLock for Life Plus and MarketLock Income Plus features are offered in Seasons Select II, Seasons Preferred Solution, Seasons Elite, Seasons Advisor III, and Seasons Advantage. The annual fee ranges from 0.65% to 0.95% for one covered person or from 0.90% to 1.25% for two covered persons for MarketLock for Life Plus and ranges from 0.95% to 1.10% for one covered person and 1.20% to 1.35% for two covered persons for MarketLock Income Plus, of the Income Base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Income Base for MarketLock for Life Plus and MarketLock Income Plus is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments.

     The MarketLock for Life feature is offered in Seasons Select II, Seasons Preferred Solution, Seasons Advantage, and Seasons Elite. The annual fee is 0.70% for one covered person and 0.95% for two covered persons, of the Maximum Anniversary Value Benefit Base, deducted quarterly from the contract value and recorded as cost of units redeemed in the accompanying Statements of Changes in Net Assets. The Maximum Anniversary Value Benefit Base for MarketLock for Life is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100% of purchase payments made in the first year plus, or the highest anniversary date contract value less purchase payments in year 2-5 over the first year purchase payments.

     PREMIUM TAXES: Certain states charge the Company a premium tax on purchase payments up to a maximum of 3.5%. Some states assess premium taxes at the time purchase payments are made; whereas some states assess premium taxes at the time annuity payments begin or at the time of surrender. There are certain states that do not assess premium taxes. The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes when a purchase payment in made or upon surrender of the contract. Premium taxes are deducted from purchases when a contract annuitizes in the Statements of Changes in Net Assets.

     SEPARATE ACCOUNT INCOME TAXES: The Company currently does not maintain a provision for taxes, but has reserved the right to establish such a provision for taxes in the future if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account.

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS (continued)

     The aggregate cost of the Trusts' shares acquired and the aggregate proceeds from shares sold during the year ended April 30, 2012 consist of the following:

                                                          Cost of Shares   Proceeds from
Variable Account:                                            Acquired       Shares Sold
-----------------                                         ---------------  --------------
SEASONS TRUST:
Asset Allocation: Diversified Growth Portfolio (Class 1)  $     2,339,350  $   5,721,429
Multi-Managed Growth Portfolio (Class 1)                          370,408      2,639,006
Multi-Managed Income Portfolio (Class 1)                        1,881,083      3,065,517
Multi-Managed Income/Equity Portfolio (Class 1)                 1,434,370      2,920,802
Multi-Managed Moderate Growth Portfolio (Class 1)               1,248,154      3,836,557
Stock Portfolio (Class 1)                                         941,222      5,581,944
Cash Management Portfolio (Class 1)                               826,348        729,632
Diversified Fixed Income Portfolio (Class 1)                    1,791,167      1,568,229
Focus Growth Portfolio (Class 1)                                  642,685      1,811,025
International Equity Portfolio (Class 1)                          143,770        977,837
Large Cap Growth Portfolio (Class 1)                              108,201      1,373,436
Large Cap Value Portfolio (Class 1)                               612,297      1,485,242
Mid Cap Growth Portfolio (Class 1)                                541,625      2,221,544
Mid Cap Value Portfolio (Class 1)                                 267,711      1,494,631
Small Cap Portfolio (Class 1)                                      74,931        767,320
Asset Allocation: Diversified Growth Portfolio (Class 2)        8,876,315     23,268,667
Multi-Managed Growth Portfolio (Class 2)                          849,971      6,984,457
Multi-Managed Income Portfolio (Class 2)                        8,052,702     11,949,088
Multi-Managed Income/Equity Portfolio (Class 2)                 5,607,520     14,809,586
Multi-Managed Moderate Growth Portfolio (Class 2)               5,660,150     17,720,419
Stock Portfolio (Class 2)                                       3,806,715     21,856,003
Cash Management Portfolio (Class 2)                            18,779,384     23,761,203
Diversified Fixed Income Portfolio (Class 2)                   10,976,007     18,658,554
Focus Growth Portfolio (Class 2)                                3,868,381     15,920,049
Focus Value Portfolio (Class 2)                                 1,121,194      6,830,738
International Equity Portfolio (Class 2)                        2,236,414     10,283,369
Large Cap Growth Portfolio (Class 2)                            1,026,940     14,562,170
Large Cap Value Portfolio (Class 2)                             2,200,476     10,986,239
Mid Cap Growth Portfolio (Class 2)                              1,236,051      9,983,577
Mid Cap Value Portfolio (Class 2)                               1,056,157     10,013,185
Small Cap Portfolio (Class 2)                                   1,573,825      7,996,355
Asset Allocation: Diversified Growth Portfolio (Class 3)       11,227,652     20,581,160
Multi-Managed Growth Portfolio (Class 3)                        2,010,284      7,785,511
Multi-Managed Income Portfolio (Class 3)                       11,984,143     12,785,859
Multi-Managed Income/Equity Portfolio (Class 3)                 4,399,305      9,517,396
Multi-Managed Moderate Growth Portfolio (Class 3)               6,543,162     15,156,207

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

5.   PURCHASES AND SALES OF INVESTMENTS (continued)

                                                          Cost of Shares    Proceeds from
Variable Account:                                            Acquired        Shares Sold
-----------------                                         ---------------  --------------
SEASONS TRUST (continued):
Stock Portfolio (Class 3)                                 $     6,011,576  $  19,121,644
Allocation Balanced Portfolio (Class 3)                        25,792,291     32,965,324
Allocation Growth Portfolio (Class 3)                           3,275,010     20,866,759
Allocation Moderate Growth Portfolio (Class 3)                 19,360,936     81,170,346
Allocation Moderate Portfolio (Class 3)                        18,022,698     46,907,067
Cash Management Portfolio (Class 3)                            43,630,232     48,072,264
Diversified Fixed Income Portfolio (Class 3)                   11,352,568     16,725,124
Focus Growth Portfolio (Class 3)                                7,185,314     17,574,916
Focus Value Portfolio (Class 3)                                 1,648,351      5,123,608
International Equity Portfolio (Class 3)                        3,285,307     10,630,986
Large Cap Growth Portfolio (Class 3)                            2,196,036     11,121,256
Large Cap Value Portfolio (Class 3)                             3,372,003      7,818,105
Mid Cap Growth Portfolio (Class 3)                              3,307,367      9,177,137
Mid Cap Value Portfolio (Class 3)                               2,033,567      7,499,826
Real Return Portfolio (Class 3)                                 6,304,780     11,162,115
Small Cap Portfolio (Class 3)                                   1,779,136      8,310,092

SUNAMERICA TRUST (Class 3):
American Funds Global Growth SAST Portfolio               $     1,929,025  $   2,851,640
American Funds Growth SAST Portfolio                            1,890,329      2,533,475
American Funds Growth-Income SAST Portfolio                     2,619,517      2,196,550

FIDELITY TRUST (Service Class 2):
VIP Contrafund Portfolio                                  $     2,630,742  $   2,508,947
VIP Equity-Income Portfolio                                     2,017,634      2,368,217
VIP Investment Grade Bond Portfolio                            12,181,729     13,675,041
VIP Mid Cap Portfolio                                           2,753,328      4,434,571
VIP Overseas Portfolio                                          2,457,190      3,211,730

T. ROWE PRICE TRUST (Class II):
T. Rowe Price Blue Chip Growth Portfolio                  $     3,131,402  $   2,703,599
T. Rowe Price Equity Income Portfolio                           1,906,346      3,023,084

6.   OTHER MATTERS

     The Company is a subsidiary of American International Group. Information on American International Group is publicly available in its regulatory filings with the U.S. Securities and Exchange Commission ("SEC").

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.  UNIT VALUES

    A summary of unit values and units outstanding for the variable accounts and the expense ratios, excluding expenses of the underlying funds, total return and investment income ratios for the periods ended April 30, 2012, 2011, 2010, 2009 and 2008, follows:

                        At April 30                                           For the Year Ended April 30
-----------------------------------------------------------      ---------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to           Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)            ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ---------       --------------         ----------      --------------    ----------     ------------------

Balanced Growth Strategy (Class 1)
2012      1,100,362       20.73 to 21.06         23,163,549      1.40% to 1.52%       2.30%         3.12% to   3.24%
2011      1,280,412       20.10 to 20.39         26,107,118      1.40% to 1.52%       2.51%        10.52% to  10.65%
2010      1,623,044       18.19 to 18.43         29,905,358      1.40% to 1.52%       3.22%        28.30% to  28.46%
2009      2,048,932       14.18 to 14.35         29,388,835      1.40% to 1.52%       4.40%       -22.41% to -22.32%
2008      2,674,991       18.27 to 18.47         49,393,079      1.40% to 1.52%       2.59%         1.25% to   1.37%

Conservative Growth Strategy (Class 1)
2012        992,206       20.28 to 20.60         20,434,106      1.40% to 1.52%       2.64%         3.49% to   3.61%
2011      1,143,551       19.60 to 19.88         22,728,208      1.40% to 1.52%       2.46%         8.95% to   9.08%
2010      1,392,196       17.99 to 18.23         25,363,867      1.40% to 1.52%       3.37%        25.89% to  26.04%
2009      1,503,401       14.29 to 14.46         21,731,398      1.40% to 1.52%       4.73%       -17.93% to -17.84%
2008      2,033,355       17.41 to 17.60         35,775,496      1.40% to 1.52%       3.29%         0.89% to   1.01%

Growth Strategy (Class 1)
2012      1,148,927       21.85 to 22.20         25,497,869      1.40% to 1.52%       0.98%         1.63% to   1.75%
2011      1,377,338       21.50 to 21.82         30,040,514      1.40% to 1.52%       1.18%        13.85% to  13.98%
2010      1,668,155       18.89 to 19.14         31,920,622      1.40% to 1.52%       1.15%        33.48% to  33.64%
2009      2,178,566       14.15 to 14.32         31,195,450      1.40% to 1.52%       2.45%       -28.80% to -28.72%
2008      2,781,306       19.87 to 20.09         55,871,634      1.40% to 1.52%       1.44%        -0.02% to   0.10%

Moderate Growth Strategy (Class 1)
2012      1,289,625       21.28 to 21.62         27,870,952      1.40% to 1.52%       1.53%         1.83% to   1.95%
2011      1,592,093       20.90 to 21.20         33,744,316      1.40% to 1.52%       1.76%        12.35% to  12.49%
2010      1,948,371       18.60 to 18.85         36,710,605      1.40% to 1.52%       2.00%        31.58% to  31.74%
2009      2,465,505       14.14 to 14.31         35,264,304      1.40% to 1.52%       3.25%       -25.82% to -25.73%
2008      3,267,711       19.06 to 19.27         62,938,408      1.40% to 1.52%       1.86%        -0.36% to  -0.24%

Cash Management Portfolio (Class 1)
2012        175,501       10.59 to 10.78          1,891,668      1.40% to 1.52%       0.00%        -1.87% to  -1.74%
2011        164,307       10.80 to 10.97          1,801,686      1.40% to 1.52%       0.00%        -1.79% to  -1.67%
2010        242,600       10.99 to 11.16          2,705,823      1.40% to 1.52%       1.90%        -1.61% to  -1.50%
2009        614,292       11.17 to 11.33          6,956,163      1.40% to 1.52%       2.48%        -0.98% to  -0.87%
2008        806,497       11.28 to 11.43          9,213,724      1.40% to 1.52%       3.68%         1.74% to   1.85%

Diversified Fixed Income Portfolio (Class 1)
2012        391,639       15.17 to 15.60          6,105,674      1.40% to 1.52%       2.55%         5.60% to   5.72%
2011        386,520       14.36 to 14.75          5,697,484      1.40% to 1.52%       2.71%         4.76% to   4.89%
2010        439,288       13.71 to 14.07          6,172,899      1.40% to 1.52%       3.55%         8.37% to   8.50%
2009        534,122       12.65 to 12.96          6,911,024      1.40% to 1.52%       3.88%        -1.26% to  -1.14%
2008        588,566       12.81 to 13.11          7,703,759      1.40% to 1.52%       3.08%         4.47% to   4.60%

Focus Growth Portfolio (Class 1)
2012        167,912        9.28 to  9.98          1,673,953      1.40% to 1.52%       0.13%        -3.05% to  -2.94%
2011        300,384        9.57 to 10.28          3,086,682      1.40% to 1.52%       0.00%        30.07% to  30.22%
2010        273,760        7.36 to  7.90          2,159,769      1.40% to 1.52%       0.00%        39.42% to  39.59%
2009        368,184        5.28 to  5.66          2,081,040      1.40% to 1.52%       0.00%       -36.59% to -36.51%
2008        398,712        8.32 to  8.91          3,549,210      1.40% to 1.52%       0.00%         5.38% to   5.51%

International Equity Portfolio (Class 1)
2012        343,572        8.79 to  9.55          3,266,745      1.40% to 1.52%       1.48%       -13.85% to -13.74%
2011        430,251       10.21 to 11.08          4,745,392      1.40% to 1.52%       1.57%        17.14% to  17.28%
2010        591,846        8.71 to  9.44          5,572,096      1.40% to 1.52%       1.68%        32.50% to  32.66%
2009        832,288        6.58 to  7.12          5,913,276      1.40% to 1.52%       2.54%       -44.36% to -44.29%
2008      1,073,251       11.82 to 12.78         13,691,881      1.40% to 1.52%       0.89%        -3.21% to  -3.10%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At April 30                                           For the Year Ended April 30
-----------------------------------------------------------      ---------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to           Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)            ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ----------      --------------         ----------      --------------    ----------     ------------------

Large Cap Growth Portfolio (Class 1)
2012         397,835      10.09 to 11.30         4,466,693       1.40% to 1.52%       0.46%         4.45% to   4.58%
2011         518,497       9.66 to 10.81         5,561,204       1.40% to 1.52%       0.30%        13.02% to  13.15%
2010         481,753       8.54 to  9.55         4,567,735       1.40% to 1.52%       0.00%        32.92% to  33.08%
2009         596,465       6.43 to  7.18         4,251,835       1.40% to 1.52%       0.00%       -35.62% to -35.54%
2008         781,551       9.99 to 11.13         8,641,999       1.40% to 1.52%       0.63%         6.24% to   6.37%

Large Cap Value Portfolio (Class 1)
2012         299,567      14.88 to 15.73         4,701,869       1.40% to 1.52%       1.47%        -1.48% to  -1.37%
2011         362,022      15.10 to 15.95         5,761,016       1.40% to 1.52%       1.81%        12.95% to  13.08%
2010         425,322      13.37 to 14.11         5,987,424       1.40% to 1.52%       2.53%        40.90% to  41.07%
2009         626,206       9.49 to 10.00         6,251,192       1.40% to 1.52%       1.85%       -36.10% to -36.02%
2008         884,123      14.85 to 15.63        13,796,646       1.40% to 1.52%       1.11%        -7.34% to  -7.23%

Mid Cap Growth Portfolio (Class 1)
2012         203,074      20.03 to 22.08         4,465,868       1.40% to 1.52%       0.00%        -4.06% to  -3.95%
2011         279,933      20.88 to 22.99         6,404,989       1.40% to 1.52%       0.00%        25.91% to  26.07%
2010         305,563      16.58 to 18.23         5,547,018       1.40% to 1.52%       0.00%        44.23% to  44.40%
2009         396,875      11.50 to 12.63         4,992,475       1.40% to 1.52%       0.00%       -36.44% to -36.37%
2008         481,615      18.09 to 19.84         9,511,310       1.40% to 1.52%       0.00%        -0.32% to  -0.20%

Mid Cap Value Portfolio (Class 1)
2012         143,121      24.95 to 25.67         3,669,683       1.40% to 1.52%       0.58%        -4.86% to  -4.74%
2011         192,473      26.22 to 26.95         5,182,395       1.40% to 1.52%       0.76%        19.01% to  19.15%
2010         229,756      22.04 to 22.62         5,192,796       1.40% to 1.52%       1.56%        46.69% to  46.87%
2009         328,788      15.02 to 15.40         5,060,975       1.40% to 1.52%       1.21%       -36.85% to -36.78%
2008         462,400      23.79 to 24.36        11,255,868       1.40% to 1.52%       0.76%       -12.71% to -12.60%

Small Cap Portfolio (Class 1)
2012         162,480      12.83 to 13.51         2,192,398       1.40% to 1.52%       0.00%        -5.80% to  -5.68%
2011         213,659      13.62 to 14.33         3,057,834       1.40% to 1.52%       0.00%        20.14% to  20.29%
2010         280,242      11.34 to 11.91         3,334,978       1.40% to 1.52%       0.13%        47.03% to  47.21%
2009         427,218       7.71 to  8.09         3,453,249       1.40% to 1.52%       0.00%       -30.69% to -30.61%
2008         537,541      11.13 to 11.66         6,262,427       1.40% to 1.52%       0.00%       -16.58% to -16.48%

Balanced Growth Strategy (Class 2)
2012       4,954,484      19.59 to 20.69       100,421,278       1.40% to 1.95%       2.15%         2.52% to   3.09%
2011       6,000,915      19.10 to 20.07       118,254,353       1.40% to 1.95%       2.40%         9.88% to  10.49%
2010       7,530,332      17.39 to 18.16       134,567,632       1.40% to 1.95%       3.12%        27.56% to  28.26%
2009       9,368,587      13.63 to 14.16       130,852,927       1.40% to 1.95%       4.09%       -22.86% to -22.43%
2008      12,995,321      17.67 to 18.26       234,446,502       1.40% to 1.95%       2.54%         0.67% to   1.22%

Conservative Growth Strategy (Class 2)
2012       3,965,069      19.31 to 20.24        78,704,438       1.40% to 1.95%       2.52%         2.89% to   3.46%
2011       4,494,685      18.77 to 19.56        86,404,087       1.40% to 1.95%       2.38%         8.33% to   8.92%
2010       5,581,620      17.32 to 17.96        98,735,236       1.40% to 1.95%       3.28%        25.16% to  25.85%
2009       6,203,122      13.84 to 14.27        87,361,070       1.40% to 1.95%       4.66%       -18.40% to -17.95%
2008       8,828,236      16.96 to 17.40       151,782,847       1.40% to 1.95%       3.16%         0.30% to   0.86%

Growth Strategy (Class 2)
2012       2,509,594      20.78 to 21.81        53,720,948       1.40% to 1.95%       0.86%         1.04% to   1.60%
2011       3,126,055      20.57 to 21.46        65,981,217       1.40% to 1.95%       1.04%        13.19% to  13.81%
2010       4,060,309      18.17 to 18.86        75,466,749       1.40% to 1.95%       1.01%        32.70% to  33.44%
2009       5,141,339      13.69 to 14.13        71,725,766       1.40% to 1.95%       2.23%       -29.21% to -28.82%
2008       7,127,354      19.35 to 19.86       139,961,778       1.40% to 1.95%       1.35%        -0.60% to  -0.05%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                        At April 30                                           For the Year Ended April 30
------------------------------------------------------------     ----------------------------------------------------
                          Unit Fair Value                        Expense Ratio     Investment       Total Return
                             Lowest to            Net Assets          Lowest          Income           Lowest to
Year        Units           Highest ($)             ($)           to Highest (1)     Ratio (2)         Highest (3)
-----     ----------      --------------         -----------      --------------    ----------     ------------------

Moderate Growth Strategy (Class 2)
2012       5,402,278      20.05 to 21.24         112,341,502      1.40% to 1.95%       1.38%         1.24% to   1.80%
2011       6,787,615      19.81 to 20.87         138,936,547      1.40% to 1.95%       1.61%        11.71% to  12.32%
2010       9,255,880      17.73 to 18.58         169,027,938      1.40% to 1.95%       1.84%        30.82% to  31.55%
2009      11,023,548      13.55 to 14.12         153,330,109      1.40% to 1.95%       2.99%       -26.25% to -25.84%
2008      15,405,373      18.38 to 19.05         289,586,312      1.40% to 1.95%       1.78%        -0.93% to  -0.39%

Cash Management Portfolio (Class 2)
2012       1,919,113      10.03 to 10.60          19,938,518      1.40% to 1.95%       0.00%        -2.43% to  -1.89%
2011       2,358,032      10.28 to 10.80          25,041,927      1.40% to 1.95%       0.00%        -2.35% to  -1.82%
2010       3,693,292      10.52 to 11.00          40,014,229      1.40% to 1.95%       1.63%        -2.18% to  -1.64%
2009       7,450,870      10.76 to 11.19          82,158,624      1.40% to 1.95%       2.82%        -1.56% to  -1.01%
2008       5,789,167      10.93 to 11.30          64,636,139      1.40% to 1.95%       3.66%         1.14% to   1.70%

Diversified Fixed Income Portfolio (Class 2)
2012       3,923,275      14.13 to 15.33          58,490,551      1.40% to 1.95%       2.47%         4.99% to   5.56%
2011       4,526,317      13.46 to 14.53          64,134,048      1.40% to 1.95%       2.62%         4.16% to   4.73%
2010       5,758,873      12.92 to 13.87          78,126,515      1.40% to 1.95%       3.33%         7.74% to   8.34%
2009       6,559,452      11.99 to 12.80          82,282,882      1.40% to 1.95%       3.71%        -1.83% to  -1.29%
2008       8,766,566      12.22 to 12.97         111,695,901      1.40% to 1.95%       3.00%         3.87% to   4.44%

Focus Growth Portfolio (Class 2)
2012       5,014,614       9.29 to  9.81          48,297,233      1.40% to 1.95%       0.09%        -3.61% to  -3.08%
2011       6,517,977       9.64 to 10.12          64,888,166      1.40% to 1.95%       0.00%        29.31% to  30.03%
2010       4,063,851       7.45 to  7.79          31,156,204      1.40% to 1.95%       0.00%        38.61% to  39.38%
2009       5,354,550       5.38 to  5.59          29,514,036      1.40% to 1.95%       0.00%       -36.95% to -36.60%
2008       7,002,198       8.53 to  8.81          60,994,001      1.40% to 1.95%       0.00%         4.77% to   5.35%

Focus Value Portfolio (Class 2)
2012       1,295,861      15.59 to 16.60          21,106,237      1.40% to 1.95%       1.27%       -10.61% to -10.12%
2011       1,649,210      17.44 to 18.47          29,954,619      1.40% to 1.95%       1.88%        12.57% to  13.19%
2010       2,124,084      15.49 to 16.32          34,144,677      1.40% to 1.95%       2.02%        32.05% to  32.78%
2009       2,748,042      11.73 to 12.29          33,335,633      1.40% to 1.95%       1.81%       -32.18% to -31.81%
2008       4,016,867      17.29 to 18.02          71,591,375      1.40% to 1.95%       0.78%        -8.49% to  -7.99%

International Equity Portfolio (Class 2)
2012       3,724,711       8.92 to  9.39          34,262,952      1.40% to 1.95%       1.25%       -14.34% to -13.87%
2011       4,564,314      10.42 to 10.90          48,850,570      1.40% to 1.95%       1.46%        16.47% to  17.11%
2010       5,688,860       8.95 to  9.31          52,128,758      1.40% to 1.95%       1.58%        31.73% to  32.46%
2009       6,860,806       6.79 to  7.03          47,580,660      1.40% to 1.95%       2.21%       -44.66% to -44.35%
2008      10,079,033      12.27 to 12.63         125,857,123      1.40% to 1.95%       0.73%        -3.77% to  -3.24%

Large Cap Growth Portfolio (Class 2)
2012       4,180,611      10.50 to 11.10          45,444,872      1.40% to 1.95%       0.29%         3.85% to   4.42%
2011       5,498,428      10.11 to 10.63          57,362,174      1.40% to 1.95%       0.17%        12.26% to  12.88%
2010       5,310,428       9.01 to  9.42          49,188,197      1.40% to 1.95%       0.00%        32.15% to  32.88%
2009       5,993,356       6.82 to  7.09          41,855,722      1.40% to 1.95%       0.00%       -35.99% to -35.64%
2008       7,969,488      10.65 to 11.01          86,635,451      1.40% to 1.95%       0.51%         5.63% to   6.21%

Large Cap Value Portfolio (Class 2)
2012       2,705,830      14.25 to 15.47          40,703,391      1.40% to 1.95%       1.34%        -2.05% to  -1.51%
2011       3,334,478      14.55 to 15.70          51,059,881      1.40% to 1.95%       1.66%        12.29% to  12.91%
2010       4,012,562      12.96 to 13.91          54,558,994      1.40% to 1.95%       2.44%        40.08% to  40.85%
2009       4,783,806       9.25 to  9.87          46,270,225      1.40% to 1.95%       1.67%       -36.47% to -36.12%
2008       6,541,495      14.56 to 15.46          99,223,579      1.40% to 1.95%       0.98%        -7.88% to  -7.37%

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                           For the Year Ended April 30
------------------------------------------------------------      ---------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment            Total Return
                              Lowest to           Net Assets          Lowest          Income               Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)           Highest (3)
-----     ----------      -----------------      -----------      --------------    ----------     ------------------------

Mid Cap Growth Portfolio (Class 2)
2012       1,500,029      20.64 to 21.70          31,878,711      1.40% to 1.95%       0.00%       -4.62%     to  -4.09%
2011       1,911,975      21.64 to 22.63          42,481,853      1.40% to 1.95%       0.00%       25.19%     to  25.88%
2010       2,408,595      17.29 to 17.98          42,612,099      1.40% to 1.95%       0.00%       43.39%     to  44.19%
2009       2,944,453      12.06 to 12.47          36,202,747      1.40% to 1.95%       0.00%      -36.81%     to -36.46%
2008       4,037,537      19.08 to 19.62          78,303,444      1.40% to 1.95%       0.00%       -0.89%     to  -0.35%

Mid Cap Value Portfolio (Class 2)
2012       1,497,747      22.53 to 25.24          36,474,826      1.40% to 1.95%       0.46%       -5.40%     to  -4.88%
2011       1,865,190      23.81 to 26.54          47,910,534      1.40% to 1.95%       0.63%       18.32%     to  18.97%
2010       2,228,830      20.13 to 22.30          48,200,122      1.40% to 1.95%       1.41%       45.84%     to  46.65%
2009       2,708,336      13.80 to 15.21          40,016,588      1.40% to 1.95%       1.01%      -37.22%     to -36.87%
2008       3,735,136      21.98 to 24.09          87,665,109      1.40% to 1.95%       0.61%      -13.21%     to -12.74%

Small Cap Portfolio (Class 2)
2012       2,197,424      12.60 to 13.28          28,642,097      1.40% to 1.95%       0.00%       -6.34%     to  -5.83%
2011       2,678,460      13.46 to 14.11          37,148,385      1.40% to 1.95%       0.00%       19.45%     to  20.11%
2010       3,332,561      11.26 to 11.74          38,556,747      1.40% to 1.95%       0.00%       46.18%     to  46.99%
2009       3,755,280       7.71 to  7.99          29,610,639      1.40% to 1.95%       0.00%      -31.09%     to -30.71%
2008       4,895,160      11.18 to 11.53          55,804,975      1.40% to 1.95%       0.00%      -17.07%     to -16.61%

Balanced Growth Strategy (Class 3)
2012       3,115,546      19.22 to 20.81 (4)      63,000,384      1.15% to 2.30%       2.10%        0.78%     to   3.24% (5)
2011       3,711,644      19.07 to 20.16 (4)      72,986,392      1.15% to 2.30%       2.37%        9.47%     to  10.65% (5)
2010       4,322,955      17.42 to 18.22 (4)      77,079,921      1.15% to 2.30%       3.03%       25.25% (6) to  28.46% (5)
2009       4,618,164      13.48 to 14.18 (4)      64,334,864      1.15% to 2.05%       4.09%      -23.15%     to -22.32% (5)
2008       5,657,573      17.54 to 18.25 (4)     101,827,811      1.15% to 2.05%       2.46%       -0.04%     to   1.37% (5)

Conservative Growth Strategy (Class 3)
2012       2,708,055      18.86 to 20.32 (4)      53,879,152      1.15% to 2.30%       2.44%        1.09%     to   3.61% (5)
2011       2,906,250      18.66 to 19.61 (4)      55,979,144      1.15% to 2.30%       2.29%        8.07%     to   9.08% (5)
2010       3,202,846      17.27 to 17.98 (4)      56,736,164      1.15% to 2.30%       3.18%       22.58% (6) to  26.05% (5)
2009       3,250,606      13.55 to 14.26          45,850,002      1.15% to 2.05%       4.74%      -18.83%     to -17.85% (5)
2008       3,664,251      16.69 to 17.36 (4)      63,114,871      1.15% to 2.05%       3.05%       -0.28%     to   0.97%

Growth Strategy (Class 3)
2012       3,068,999      20.34 to 21.91 (4)      65,712,862      1.15% to 2.30%       0.80%       -0.66%     to   1.75% (5)
2011       3,647,029      20.48 to 21.53 (4)      77,028,848      1.15% to 2.30%       0.99%       12.79%     to  13.98% (5)
2010       4,249,562      18.15 to 18.89 (4)      79,019,261      1.15% to 2.30%       0.92%       31.01% (6) to  33.64% (5)
2009       4,567,660      13.44 to 14.14 (4)      63,790,213      1.15% to 2.05%       2.23%      -29.43%     to -28.72% (5)
2008       5,066,302      19.04 to 19.83 (4)      99,657,991      1.15% to 2.05%       1.32%       -1.31%     to   0.09% (5)

Moderate Growth Strategy (Class 3)
2012       4,696,566      19.76 to 21.36 (4)      97,675,934      1.15% to 2.30%       1.32%       -0.46%     to   1.95% (5)
2011       5,720,603      19.86 to 20.95 (4)     117,083,961      1.15% to 2.30%       1.61%       11.33%     to  12.49% (5)
2010       6,431,402      17.84 to 18.63 (4)     117,437,570      1.15% to 2.30%       1.77%       28.88% (6) to  31.74% (5)
2009       7,109,680      13.45 to 14.14 (4)      98,912,420      1.15% to 2.05%       3.08%      -26.47%     to -25.73% (5)
2008       7,889,408      18.29 to 19.04 (4)     148,437,915      1.15% to 2.05%       1.76%       -1.67%     to  -0.24% (5)

Allocation Balanced Portfolio (Class 3)
2012      14,471,200      11.72 to 12.33 (4)     174,425,206      1.15% to 2.30%       1.13%       -0.54%     to   0.61% (5)
2011      15,017,671      11.78 to 12.26 (4)     180,578,412      1.15% to 2.30%       1.89%        8.87%     to  10.13% (5)
2010      15,345,426      10.82 to 11.13 (4)     168,207,813      1.15% to 2.30%       3.29%       21.38% (6) to  24.51% (5)
2009      13,873,018       8.59 to  8.94         122,611,336      1.15% to 2.05%       2.38%      -22.83%     to -22.14% (5)
2008      10,572,015      11.13 to 11.48         120,429,696      1.15% to 2.05%       1.30%       -2.86%     to  -1.23% (5)

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                             For the Year Ended April 30
------------------------------------------------------------      -----------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment             Total Return
                              Lowest to           Net Assets          Lowest          Income                Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)            Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     --------------------------

Allocation Growth Portfolio (Class 3)
2012       8,876,775      10.93 to 11.57 (4)     100,247,092      1.15% to 2.30%       0.80%        -7.12%     to  -6.04% (5)
2011      10,441,130      11.77 to 12.31 (4)     125,971,833      1.15% to 2.30%       1.04%        14.20%     to  15.57% (5)
2010      12,487,431      10.31 to 10.65 (4)     130,865,747      1.15% to 2.30%       3.45%        34.10% (6) to  37.49%
2009      14,607,402       7.51 to  7.75         111,765,953      1.15% to 2.05%       3.51%       -37.10%     to -36.54% (5)
2008      16,386,317      11.93 to 12.21         198,295,570      1.15% to 2.05%       1.06%        -5.82%     to  -4.98% (5)

Allocation Moderate Growth Portfolio (Class 3)
2012      41,967,167      11.12 to 11.74 (4)     480,596,436      1.15% to 2.30%       1.01%        -4.39%     to  -3.29% (5)
2011      47,324,759      11.63 to 12.13 (4)     562,542,942      1.15% to 2.30%       1.48%        11.78%     to  13.08% (5)
2010      50,871,118      10.41 to 10.73 (4)     536,848,452      1.15% to 2.30%       3.05%        28.57% (6) to  31.71% (5)
2009      50,619,438       7.87 to  8.15         407,207,087      1.15% to 2.05%       2.34%       -32.58%     to -31.98% (5)
2008      37,784,746      11.68 to 11.98         448,511,245      1.15% to 2.05%       0.99%        -4.71%     to  -3.70% (5)

Allocation Moderate Portfolio (Class 3)
2012      18,430,053      11.49 to 12.12 (4)     217,795,693      1.15% to 2.30%       1.00%        -2.96%     to  -1.84% (5)
2011      20,884,417      11.84 to 12.35 (4)     252,360,656      1.15% to 2.30%       1.74%        10.57%     to  11.84% (5)
2010      22,741,864      10.71 to 11.04 (4)     246,739,218      1.15% to 2.30%       3.39%        25.94% (6) to  29.10% (5)
2009      23,527,482       8.24 to  8.55         198,541,673      1.15% to 2.05%       2.92%       -27.92%     to -27.26% (5)
2008      20,107,792      11.43 to 11.76         234,223,168      1.15% to 2.05%       1.26%        -3.67%     to  -2.48% (5)

Cash Management Portfolio (Class 3)
2012       3,929,672       9.78 to 10.64 (4)      40,669,224      1.15% to 2.30%       0.00%        -3.47%     to  -1.74% (5)
2011       4,291,356      10.13 to 10.83 (4)      45,408,208      1.15% to 2.30%       0.00%        -3.79%     to  -1.67% (5)
2010       4,707,536      10.53 to 11.01 (4)      50,844,383      1.15% to 2.30%       1.60%        -3.44% (6) to  -1.49%
2009       8,052,079      10.64 to 11.18          88,561,220      1.15% to 2.05%       2.71%        -2.68%     to  -0.86% (5)
2008       4,467,685      10.94 to 11.27 (4)      49,861,340      1.15% to 2.05%       3.37%         0.90%     to   1.84% (5)

Diversified Fixed Income Portfolio (Class 3)
2012       3,096,563      14.34 to 15.38 (4)      45,714,545      1.15% to 2.30%       2.32%         4.28%     to   5.72% (5)
2011       3,523,187      13.75 to 14.55 (4)      49,476,813      1.15% to 2.30%       2.66%         3.38%     to   4.88% (5)
2010       3,906,220      13.30 to 13.87 (4)      52,512,551      1.15% to 2.30%       3.24%         5.41% (6) to   8.50% (5)
2009       4,126,673      12.13 to 12.79 (4)      51,402,493      1.15% to 2.05%       3.83%        -3.00%     to  -1.14% (5)
2008       4,094,500      12.50 to 12.93 (4)      51,917,039      1.15% to 2.05%       2.74%         3.44%     to   4.45% (5)

Focus Growth Portfolio (Class 3)
2012       4,871,618       9.28 to  9.87 (4)      46,860,329      1.15% to 2.30%       0.07%        -3.67%     to  -2.94% (5)
2011       6,181,942       9.63 to 10.17          61,467,987      1.15% to 2.30%       0.00%        28.64%     to  30.22% (5)
2010       2,836,412       7.49 to  7.81 (4)      21,752,321      1.15% to 2.30%       0.00%        38.54% (6) to  39.59% (5)
2009       3,629,085       5.31 to  5.59 (4)      20,020,531      1.15% to 2.05%       0.00%       -37.34%     to -36.51% (5)
2008       4,238,332       8.47 to  8.81 (4)      36,969,065      1.15% to 2.05%       0.00%         4.13%     to   5.50% (5)

Focus Value Portfolio (Class 3)
2012       1,194,208      15.57 to 16.68 (4)      19,363,148      1.15% to 2.30%       1.26%       -11.13%     to  -9.98% (5)
2011       1,409,814      17.52 to 18.53 (4)      25,484,956      1.15% to 2.30%       1.85%        11.75%     to  13.36%
2010       1,602,759      15.68 to 16.35 (4)      25,664,219      1.15% to 2.30%       1.93%        29.02%     to  32.98% (5)
2009       1,844,934      11.70 to 12.29 (4)      22,302,381      1.15% to 2.05%       1.69%       -32.60%     to -31.70% (5)
2008       2,469,576      17.36 to 18.00 (4)      43,864,825      1.15% to 2.05%       0.71%        -8.78%     to  -7.85% (5)

International Equity Portfolio (Class 3)
2012       3,545,304       8.87 to  9.43 (4)      32,511,807      1.15% to 2.30%       1.23%       -14.45%     to -13.74% (5)
2011       4,320,621      10.36 to 10.94 (4)      46,132,149      1.15% to 2.30%       1.42%        15.72%     to  17.28%
2010       4,927,680       8.95 to  9.33 (4)      45,058,335      1.15% to 2.30%       1.54%        25.81% (6) to  32.66% (5)
2009       5,087,339       6.72 to  7.03 (4)      35,200,751      1.15% to 2.05%       2.18%       -44.77%     to -44.27% (5)
2008       6,348,242      12.17 to 12.61 (4)      79,129,244      1.15% to 2.05%       0.69%        -3.96%     to  -3.10% (5)

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                               For the Year Ended April 30
------------------------------------------------------------      -------------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment              Total Return
                              Lowest to           Net Assets          Lowest          Income                 Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)             Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     ----------------------------

Large Cap Growth Portfolio (Class 3)
2012       3,036,580      10.42 to 11.12 (4)      32,983,305      1.15% to 2.30%       0.22%         3.22%     to  4.57% (5)
2011       3,883,730      10.10 to 10.64 (4)      40,500,310      1.15% to 2.30%       0.09%        11.26%     to 13.04% (5)
2010       3,644,911       9.08 to  9.41 (4)      33,756,726      1.15% to 2.30%       0.00%        31.44% (6) to 33.03% (5)
2009       3,830,988       6.75 to  7.07 (4)      26,769,902      1.15% to 2.05%       0.00%       -35.88%     to-35.58% (5)
2008       4,902,944      10.53 to 10.98          53,372,113      1.15% to 2.05%       0.44%         4.76%     to  6.32% (5)

Large Cap Value Portfolio (Class 3)
2012       1,864,175      14.61 to 15.55 (4)      27,939,494      1.15% to 2.30%       1.29%        -2.38%     to -1.37% (5)
2011       2,179,949      14.97 to 15.76 (4)      33,269,108      1.15% to 2.30%       1.60%        11.71%     to 13.09% (5)
2010       2,523,085      13.40 to 13.94 (4)      34,221,328      1.15% to 2.30%       2.37%        36.57% (6) to 41.07% (5)
2009       2,741,951       9.44 to  9.88 (4)      26,464,388      1.15% to 2.05%       1.60%       -36.73%     to-36.02% (5)
2008       3,474,330      14.91 to 15.44 (4)      52,605,384      1.15% to 2.05%       0.94%        -8.25%     to -7.22% (5)

Mid Cap Growth Portfolio (Class 3)
2012       1,245,343      20.52 to 21.83 (4)      26,482,365      1.15% to 2.30%       0.00%        -4.77%     to -3.95% (5)
2011       1,520,876      21.55 to 22.73 (4)      33,798,729      1.15% to 2.30%       0.00%        24.70%     to 26.07% (5)
2010       1,834,874      17.28 to 18.03 (4)      32,477,087      1.15% to 2.30%       0.00%        44.40%     to 45.39% (5)(6)
2009       1,938,316      11.91 to 12.49 (4)      23,854,764      1.15% to 2.05%       0.00%       -37.15%     to-36.37% (5)
2008       2,442,972      18.95 to 19.62 (4)      47,415,753      1.15% to 2.05%       0.00%        -1.16%     to -0.20% (5)

Mid Cap Value Portfolio (Class 3)
2012       1,175,408      23.79 to 25.32 (4)      28,463,669      1.15% to 2.30%       0.38%        -5.80%     to -4.74% (5)
2011       1,403,882      25.26 to 26.58 (4)      35,818,229      1.15% to 2.30%       0.56%        17.72%     to 19.15%
2010       1,676,182      21.46 to 22.31 (4)      36,058,406      1.15% to 2.30%       1.32%        46.87%     to 47.60% (5)(6)
2009       1,839,908      14.47 to 15.19 (4)      27,037,271      1.15% to 2.05%       0.93%       -37.51%     to-36.78% (5)
2008       2,197,819      23.15 to 24.03 (4)      51,320,989      1.15% to 2.05%       0.53%       -13.67%     to-12.60% (5)

Real Return Portfolio (Class 3)
2012       2,576,433      11.71 to 12.33 (4)      30,899,180      1.15% to 2.30%       0.00%         2.42%     to  3.60% (5)
2011       2,943,825      11.43 to 11.90 (4)      34,220,616      1.15% to 2.30%       1.12%         2.27%     to  3.45% (5)
2010       3,504,191      11.18 to 11.50 (4)      39,555,958      1.15% to 2.30%       5.81%        13.77% (6) to 17.56% (5)
2009       3,371,650       9.39 to  9.79          32,510,200      1.15% to 2.05%       6.58%       -11.59%     to-10.67% (5)
2008       2,688,152      10.62 to 10.95          29,148,479      1.15% to 2.05%       5.11%        -1.67%     to -0.32% (5)

Small Cap Portfolio (Class 3)
2012       1,722,016      12.56 to 13.33 (4)      22,407,345      1.15% to 2.30%       0.00%        -6.36%     to -5.69% (5)
2011       2,220,918      13.41 to 14.13 (4)      30,753,449      1.15% to 2.30%       0.00%        18.77%     to 20.28%
2010       2,740,042      11.29 to 11.75 (4)      31,686,324      1.15% to 2.30%       0.00%        47.20%     to 47.76% (5)(6)
2009       2,747,504       7.66 to  7.98 (4)      21,666,845      1.15% to 2.05%       0.00%       -31.24%     to-30.61% (5)
2008       3,258,656      11.15 to 11.50 (4)      37,171,819      1.15% to 2.05%       0.00%       -17.24%     to-16.61% (5)

American Funds Global Growth SAST Portfolio (Class 3)
2012       1,034,490      11.10 to 11.70          11,848,654      1.15% to 2.30%       0.81%        -7.23%     to -6.15%
2011       1,108,196      11.97 to 12.47 (4)      13,576,142      1.15% to 2.30%       0.67%        17.11%     to 18.46% (5)
2010       1,158,694      10.22 to 10.53 (4)      12,028,539      1.15% to 2.30%       1.94%        32.19% (6) to 37.17% (5)
2009         776,946       7.49 to  7.68           5,905,348      1.15% to 2.05%       1.12%       -35.51%     to-34.92%
2008               -                   -                   -                  -           -                           -

American Funds Growth SAST Portfolio (Class 3)
2012         571,462      10.66 to 11.23           6,281,349      1.15% to 2.30%       0.33%        -2.04%     to -0.90%
2011         634,521      11.33 to 10.88 (4)       7,064,949      1.15% to 2.30%       0.23%        18.01%     to 19.37% (5)
2010         666,777       9.22 to  9.49 (4)       6,239,986      1.15% to 2.30%       1.52%        35.07% (6) to 37.91% (5)
2009         469,285       6.72 to  6.88           3,197,705      1.15% to 2.05%       0.50%       -39.03%     to-38.47% (5)
2008               -                   -                   -                  -           -                           -

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7. UNIT VALUES (continued)

                         At April 30                                               For the Year Ended April 30
------------------------------------------------------------      -----------------------------------------------------------
                           Unit Fair Value                        Expense Ratio     Investment              Total Return
                              Lowest to           Net Assets          Lowest          Income                 Lowest to
Year        Units            Highest ($)             ($)           to Highest (1)     Ratio (2)             Highest (3)
-----     ----------      ------------------     -----------      --------------    ----------     --------------------------

American Funds Growth-Income SAST Portfolio (Class 3)
2012         884,703       9.81 to 10.34           8,947,934      1.15% to 2.30%       0.97%        -0.91%     to   0.23%
2011         838,686       9.90 to 10.31 (4)       8,495,683      1.15% to 2.30%       1.02%        10.77%     to  12.05% (5)
2010         835,747       8.94 to  9.20 (4)       7,585,712      1.15% to 2.30%       1.94%        30.29% (6) to  33.25% (5)
2009         635,248       6.74 to  6.91           4,343,630      1.15% to 2.05%       0.83%       -36.26%     to -35.67%
2008               -                   -                   -                  -           -                            -

VIP Contrafund Portfolio (Service Class 2)
2012         909,940       9.62 to 10.02 (4)       8,973,348      1.15% to 2.30%       0.81%        -2.00%     to  -0.91%
2011         891,464       9.82 to 10.11 (4)       8,905,388      1.15% to 2.30%       0.96%        16.42%     to  17.66%
2010         944,950       8.44 to  8.59 (4)       8,053,947      1.15% to 2.30%       1.10%        38.03% (6) to  40.66% (5)
2009         663,496       6.06 to  6.11           4,036,766      1.15% to 2.05%       1.35%       -39.36%     to -38.92% (5)
2008               -                   -                   -                  -           -                            -

VIP Equity-Income Portfolio (Service Class 2)
2012       1,184,331       8.87 to  9.24 (4)      10,773,246      1.15% to 2.30%       2.36%        -1.61%     to  -0.46% (5)
2011       1,266,115       9.01 to  9.29 (4)      11,617,039      1.15% to 2.30%       1.54%        13.03%     to  14.35% (5)
2010       1,363,328       7.97 to  8.12 (4)      10,982,362      1.15% to 2.30%       1.86%        37.72% (6) to  42.63% (5)
2009       1,080,264       5.65 to  5.69           6,125,563      1.15% to 2.05%       4.00%       -43.55%     to -43.06% (5)
2008               -                   -                   -                  -           -                            -

VIP Investment Grade Bond Portfolio (Service Class 2)
2012       3,255,830      11.87 to 12.40 (4)      39,728,047      1.15% to 2.30%       2.89%         4.41%     to   5.61% (5)
2011       3,484,861      11.37 to 11.74 (4)      40,408,883      1.15% to 2.30%       3.28%         3.76%     to   4.96% (5)
2010       3,344,732      10.96 to 11.19 (4)      37,096,964      1.15% to 2.30%       3.58%        10.70% (6) to  14.13% (5)
2009       2,565,420       9.62 to  9.80          25,026,776      1.15% to 2.05%       8.09%        -3.75%     to  -1.98%
2008               -                   -                   -                  -           -                            -

VIP Mid Cap Portfolio (Service Class 2)
2012       1,694,452      10.39 to 10.89 (4)      18,105,380      1.15% to 2.30%       0.02%        -8.70%     to  -7.66% (5)
2011       1,829,219      11.38 to 11.79 (4)      21,248,435      1.15% to 2.30%       0.12%        21.10%     to  22.43% (5)
2010       1,970,517       9.40 to  9.63 (4)      18,769,046      1.15% to 2.30%       0.38%        42.57% (6) to  43.86% (5)
2009       1,483,986       6.62 to  6.69           9,863,988      1.15% to 2.05%       0.27%       -33.82%     to -33.06% (5)
2008               -                   -                   -                  -           -                            -

VIP Overseas Portfolio (Service Class 2)
2012       1,458,510       7.24 to  7.55 (4)      10,843,974      1.15% to 2.30%       1.26%       -16.36%     to -15.37% (5)
2011       1,531,010       8.65 to  8.93 (4)      13,501,351      1.15% to 2.30%       1.15%        22.22%     to  23.67% (5)
2010       1,516,839       7.08 to  7.22 (4)      10,859,575      1.15% to 2.30%       1.85%        26.40% (6) to  32.78% (5)
2009       1,160,209       5.39 to  5.44           6,280,514      1.15% to 2.05%       4.24%       -46.07%     to -45.65% (5)
2008               -                   -                   -                  -           -                            -

T. Rowe Price Blue Chip Growth Portfolio (Class II)
2012         461,494      11.04 to 11.53 (4)       5,245,710      1.15% to 2.30%       0.00%         8.86%     to  10.16% (5)
2011         420,325      10.15 to 10.47 (4)       4,350,543      1.15% to 2.30%       0.00%        15.43%     to  16.82% (5)
2010         438,740       8.79 to  8.96 (4)       3,901,806      1.15% to 2.30%       0.00%        35.94% (6) to  36.36% (5)
2009         284,046       6.47 to  6.57           1,860,049      1.15% to 2.05%       0.16%       -35.28%     to -34.28%
2008               -                   -                   -                  -           -                            -

T. Rowe Price Equity Income Portfolio (Class II)
2012       1,209,527       9.43 to  9.84 (4)      11,683,720      1.15% to 2.30%       1.80%        -1.48%     to  -0.33% (5)
2011       1,334,159       9.57 to  9.87 (4)      12,979,936      1.15% to 2.30%       1.48%        10.24%     to  11.53% (5)
2010       1,344,788       8.68 to  8.85 (4)      11,776,667      1.15% to 2.30%       1.49%        38.29% (6) to  42.08% (5)
2009       1,078,738       6.14 to  6.23           6,675,740      1.15% to 2.05%       2.58%       -38.56%     to -37.68%
2008               -                   -                   -                  -           -                            -

                         VARIABLE ANNUITY ACCOUNT FIVE
                                       OF
                 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

7.   UNIT VALUES (continued)

(1) These amounts represent the annualized contract expenses of the variable account, consisting of distribution, mortality and expense charges for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying investment portfolios have been excluded. For additional information on charges and deductions, see footnote 4.

(2) These amounts represent the dividends, excluding distributions of capital gains, received by the variable account from the underlying investment portfolio, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges and distribution charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the variable account is affected by the timing of the declaration of dividends by the underlying investment portfolio in which the variable account invests. The average net assets are calculated by adding ending net asset balances at the end of each month of the year and dividing it by the number of months that the portfolio had an ending asset balance during the year.

(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying investment portfolio, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period.

(4) Individual contract unit fair values are not all within the range presented due to differences in the unit fair value at a product's launch date and other market conditions.

(5) Individual contract total returns are not all within the total return range presented due to a variable account being added to a product during the year.

(6)  For the period from the effective date of May 13, 2009 to April 30, 2010.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                              UNAUDITED PRO FORMA
                           CONDENSED FINANCIAL DATA
                            AS OF DECEMBER 31, 2011

On December 31, 2012, American General Life Insurance Company of Delaware ("AGD"), American General Assurance Company ("AGAC"), American General Life and Accident ("AGLA"), Western National Life Insurance Company ("WNL"), SunAmerica Annuity and Life Assurance Company ("SAAL") and SunAmerica Life Insurance Company ("SALIC") (collectively the "Merged Entities") will merge with and into American General Life Insurance Company ("AGL") (the "Merger"). AGL, AGD, AGLA and WNL are wholly-owned subsidiaries of AGC Life Insurance Company ("AGC Life"), AGAC and SALIC are wholly-owned subsidiaries of SunAmerica Financial Group, Inc. and SAAL is a wholly-owned subsidiary of SALIC. The ultimate parent of all entities is American International Group, Inc. ("AIG"). Also on
December 31, 2012, the ownership of The Variable Annuity Life Insurance Company ("VALIC") will be transferred from AGL to AGC Life. The primary purpose of the Merger is to reduce costs, complexity and regulatory requirements by reducing the number of separate legal entities.

The following tables set forth certain unaudited pro forma condensed financial data of AGL, and are based on the historical financial data prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") of AGL and the Merged Entities. The Unaudited Pro Forma Condensed Financial Statements of AGL have been prepared assuming the proposed Merger is accounted for as a transaction between entities under common control and give effect to the proposed Merger by combining AGL's and the Merged Entities' results of operations as if AGL and the Merged Entities had been combined since inception. Assets and liabilities transferred between entities under common control are accounted for at historical cost.

The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the transaction been consummated as of the aforementioned date, or that may be achieved in the future. The accompanying Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the historical financial statements of AGL and the Merged Entities.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                                                December 31, 2011
                                                         ----------------------------------------------------------------------
                                                                                                                   VALIC
                                                           AGL      AGD    AGAC    AGLA     WNL     SALIC   Deconsolidation (a)
                                                         -------- ------  -----  -------  -------  -------  -------------------
                                                                                         (In Millions, except share data)
ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................ $ 67,802 $6,329  $ 148  $ 8,650  $41,327  $ 9,726       $(34,328)
 Fixed maturity securities, trading, at fair value......      509     52     --       58      460      150           (276)
 Hybrid securities, at fair value.......................       25     22     --        9      131       24            (25)
 Equity securities, available for sale, at fair
   value................................................       69     11      5       22       61       34            (47)
 Mortgage and other loans receivable....................    6,282    454     --      956    2,695    1,951         (3,912)
 Policy loans...........................................    1,718    235     --      417       32      140           (901)
 Investment real estate.................................      166     18     --        6      119      103            (88)
 Partnerships and other invested assets.................    3,418    157      1      247    2,460    2,662         (2,183)
 Aircraft...............................................      540     --     --       --      555       --             --
 Short-term investments.................................      622     98      9       62      532    2,058           (287)
 Derivative assets, at fair value.......................       64      1     --       --       33      603            (29)
                                                         -------- ------  -----  -------  -------  -------       --------
Total investments.......................................   81,215  7,377    163   10,427   48,405   17,451        (42,076)
Cash....................................................      144      2     --       18       11      365           (136)
Restricted cash.........................................       44     --     --       --       49        2             --
Reinsurance receivables.................................    1,084     81     40       63       --      574             --
Deferred policy acquisition costs and value of
  business acquired.....................................    5,163    108     --      628    1,239      434         (1,736)
Deferred sales inducements..............................      221     --     --       --      380      117           (178)
Income taxes receivable.................................       --     --      1       --       70       --             --
Deferred tax asset......................................       --     --     --       --       --      422             --
Other assets............................................    1,271     88     20      228      469      502           (329)
Separate account assets, at fair value..................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL ASSETS                                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits................................. $ 16,726 $3,024  $  90  $ 4,558  $ 2,992  $   772       $    (23)
 Policyholder contract deposits.........................   50,253  3,434      1    3,128   40,040   13,795        (36,205)
 Policy claims and benefits payable.....................      483    100     14      211        3       11             --
 Other policyholders' funds.............................    1,905     29      5       86       --        1             --
 Income taxes payable...................................    2,540     33     --       12       --      153           (148)
 Deferred income taxes payable..........................       --     --     (8)     467      313       --           (884)
 Derivative liabilities, at fair value..................       39      5     --        2       --      698            (27)
 Other liabilities......................................    1,163     63      9      139      762    1,014           (225)
 Separate account liabilities...........................   26,061  2,174     --       --       60   21,039        (24,231)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES                                          99,170  8,862    111    8,603   44,170   37,483        (61,743)
                                                         -------- ------  -----  -------  -------  -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        1     --     --       --       --       --             --
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................        6      5      3       79        3        6             --
 Additional paid-in capital.............................   12,896  1,005    223    3,358   11,940    4,854         (6,248)
 Retained earnings (Accumulated deficit)................       --   (236)  (119)  (1,324)  (6,326)  (1,532)           504
 Accumulated other comprehensive income.................    3,026    194      6      648      757       95         (1,096)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                             15,929    968    113    2,761    6,374    3,423         (6,840)
                                                         -------- ------  -----  -------  -------  -------       --------
NONCONTROLLING INTERESTS                                      104     --     --       --      139       --           (103)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL EQUITY                                               16,033    968    113    2,761    6,513    3,423         (6,943)
                                                         -------- ------  -----  -------  -------  -------       --------
TOTAL LIABILITIES AND EQUITY                             $115,203 $9,830  $ 224  $11,364  $50,683  $40,906       $(68,686)
                                                         ======== ======  =====  =======  =======  =======       ========

                                                         -------------------------
                                                           Pro Forma     Pro Forma
                                                          Adjustments    Combined
                                                         -----------     ---------

ASSETS
Investments:
 Fixed maturity securities, available for sale, at fair
   value................................................   $   (69)(c)   $ 99,585
 Fixed maturity securities, trading, at fair value......        --            953
 Hybrid securities, at fair value.......................        --            186
 Equity securities, available for sale, at fair
   value................................................        --            155
 Mortgage and other loans receivable....................        --          8,426
 Policy loans...........................................         1(c)       1,642
 Investment real estate.................................        (1)(c)        323
 Partnerships and other invested assets.................       (26)(c)      6,736
 Aircraft...............................................        --          1,095
 Short-term investments.................................        --          3,094
 Derivative assets, at fair value.......................        --            672
                                                           -------       --------
Total investments.......................................       (95)       122,867
Cash....................................................        --            404
Restricted cash.........................................        --             95
Reinsurance receivables.................................        --          1,842
Deferred policy acquisition costs and value of
  business acquired.....................................      (741)(b)      5,095
Deferred sales inducements..............................        15(b)         555
Income taxes receivable.................................       (71)(c)         --
Deferred tax asset......................................      (422)(b,c)       --
Other assets............................................      (191)(c)      2,058
Separate account assets, at fair value..................        --         25,103
                                                           -------       --------
TOTAL ASSETS                                               $(1,505)      $158,019
                                                           =======       ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Future policy benefits.................................   $     9(c)    $ 28,148
 Policyholder contract deposits.........................        (1)(c)     74,445
 Policy claims and benefits payable.....................        (1)(c)        821
 Other policyholders' funds.............................        --          2,026
 Income taxes payable...................................    (2,565)(c)         25
 Deferred income taxes payable..........................     1,819(b,c)     1,707
 Derivative liabilities, at fair value..................        --            717
 Other liabilities......................................       (15)(c)      2,910
 Separate account liabilities...........................        --         25,103
                                                           -------       --------
TOTAL LIABILITIES                                             (754)       135,902
                                                           -------       --------
AGL SHAREHOLDER'S EQUITY:
 Preferred stock, $ 100 par value, 8,500 shares
   authorized, issued and outstanding...................        --              1
 Common stock, $10 par value, 600,000 shares
   authorized, issued and outstanding...................       (96)(c)          6
 Additional paid-in capital.............................      (778)(c)     27,250
 Retained earnings (Accumulated deficit)................        22(b,c)    (9,011)
 Accumulated other comprehensive income.................        81(b,c)     3,711
                                                           -------       --------
TOTAL AGL SHAREHOLDER'S EQUITY                                (771)        21,957
                                                           -------       --------
NONCONTROLLING INTERESTS                                        20(c)         160
                                                           -------       --------
TOTAL EQUITY                                                  (751)        22,117
                                                           -------       --------
TOTAL LIABILITIES AND EQUITY                               $(1,505)      $158,019
                                                           =======       ========

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
           UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS)

                                                                                For the year ended December 31, 2011
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,032  $112  $42  $  424  $   20  $  (14)       $    --
 Net investment income (loss)..........................  4,279   415   13     613   2,328     877         (2,164)
 Net realized investment gains (losses)................    396    31   --      44     (41)   (525)          (112)
 Insurance charges.....................................    895   108   --     286      20      64             (9)
 Other.................................................    778    37    2      (1)    111   1,465           (422)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,380   703   57   1,366   2,438   1,867         (2,707)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,561   373   24     616     301      95             (6)
 Interest credited on policyholder contract deposits...  1,856   150   --     132   1,426     468         (1,279)
 Amortization of deferred policy acquisition costs.....    608    12   --     115     378     232           (269)
 Amortization of deferred sales inducements............     23    --   --       3     126      64            (17)
 General and administrative expenses, net of deferrals.    517    76    7     194     146     644           (183)
 Commissions, net of deferrals.........................    159    28   17      71      16     541            (81)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,724   639   48   1,131   2,393   2,044         (1,835)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,656    64    9     235      45    (177)          (872)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................   (196)   22    4      35    (266)    100            153
 Deferred..............................................    198    53   (1)     16     (90)   (305)            30
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................      2    75    3      51    (356)   (205)           183
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,654   (11)   6     184     401      28         (1,055)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................    (29)   --   --      --     (21)     --             29
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,683  $(11) $ 6  $  184  $  422  $   28        $(1,084)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        ----------------------
                                                         Pro Forma   Pro Forma
                                                        Adjustments  Combined
                                                        -----------  ---------

REVENUES:
 Premiums and other considerations.....................    $ (1)(c)   $ 1,615
 Net investment income (loss)..........................      79(c)      6,440
 Net realized investment gains (losses)................     (11)(c)      (218)
 Insurance charges.....................................       1(c)      1,365
 Other.................................................      --         1,970
                                                           ----       -------
TOTAL REVENUES.........................................      68        11,172
                                                           ----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       1(c)      3,965
 Interest credited on policyholder contract deposits...       1(c)      2,754
 Amortization of deferred policy acquisition costs.....     (94)(b)       982
 Amortization of deferred sales inducements............       6(b)        205
 General and administrative expenses, net of deferrals.     127(b,c)    1,528
 Commissions, net of deferrals.........................       7(b,c)      758
                                                           ----       -------
TOTAL BENEFITS AND EXPENSES............................      48        10,192
                                                           ----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......      20           980

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................       1(c)       (147)
 Deferred..............................................     (18)(c)      (117)
                                                           ----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (17)         (264)
                                                           ----       -------
NET INCOME (LOSS)......................................      37         1,244

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................     (14)(c)       (35)
                                                           ----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $ 51       $ 1,279
                                                           ====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2010
                                                        --------------------------------------------------------------
                                                                                                          VALIC
                                                          AGL    AGD  AGAC  AGLA     WNL    SALIC  Deconsolidation (a)
                                                        ------  ----  ---- ------  ------  ------  -------------------
                                                                                            (In Millions)
REVENUES:
 Premiums and other considerations..................... $1,029  $110  $58  $  438  $   14  $  (16)       $    --
 Net investment income (loss)..........................  4,589   485    9     692   2,604   1,081         (2,253)
 Net realized investment gains (losses)................   (170)   99    2      18      37    (596)           223
 Insurance charges.....................................    962   101   --     268      25      71            (11)
 Other.................................................    775    45    3       1     106   1,310           (380)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL REVENUES.........................................  7,185   840   72   1,417   2,786   1,850         (2,421)
                                                        ------  ----  ---  ------  ------  ------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................  2,419   338   22     522      31       5             (7)
 Interest credited on policyholder contract deposits...  1,860   159   --     131   1,471     526         (1,271)
 Amortization of deferred policy acquisition costs.....    642     6    1     142     218     201           (102)
 Amortization of deferred sales inducements............     17    --   --       4      94      75             (8)
 General and administrative expenses, net of deferrals.    519    68   10     195     147     701           (167)
 Commissions, net of deferrals.........................    153    30   23      76      14     474            (79)
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL BENEFITS AND EXPENSES............................  5,610   601   56   1,070   1,975   1,982         (1,634)
                                                        ------  ----  ---  ------  ------  ------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......  1,575   239   16     347     811    (132)          (787)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................    153    15    3     138     (75)   (109)          (141)
 Deferred..............................................   (561)  (79)   4     (72)   (341)   (386)           321
                                                        ------  ----  ---  ------  ------  ------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................   (408)  (64)   7      66    (416)   (495)           180
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS)......................................  1,983   303    9     281   1,227     363           (967)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      2    --   --      --      10      --             (2)
                                                        ------  ----  ---  ------  ------  ------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $1,981  $303  $ 9  $  281  $1,217  $  363        $  (965)
                                                        ======  ====  ===  ======  ======  ======        =======

                                                        -----------------------
                                                         Pro Forma    Pro Forma
                                                        Adjustments   Combined
                                                        -----------   ---------

REVENUES:
 Premiums and other considerations.....................    $  (1)(c)   $ 1,632
 Net investment income (loss)..........................        6(c)      7,213
 Net realized investment gains (losses)................      (17)(c)      (404)
 Insurance charges.....................................       --         1,416
 Other.................................................       (1)(c)     1,859
                                                           -----       -------
TOTAL REVENUES.........................................      (13)       11,716
                                                           -----       -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................       (1)(c)     3,329
 Interest credited on policyholder contract deposits...       (1)(c)     2,875
 Amortization of deferred policy acquisition costs.....     (116)(b)       992
 Amortization of deferred sales inducements............       (3)(b)       179
 General and administrative expenses, net of deferrals.      106(b,c)    1,579
 Commissions, net of deferrals.........................        8(b,c)      699
                                                           -----       -------
TOTAL BENEFITS AND EXPENSES............................       (7)        9,653
                                                           -----       -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       (6)        2,063

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................        1(c)        (15)
 Deferred..............................................        1(c)     (1,113)
                                                           -----       -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................        2        (1,128)
                                                           -----       -------
NET INCOME (LOSS)......................................       (8)        3,191

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       (3)(c)         7
                                                           -----       -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $  (5)      $ 3,184
                                                           =====       =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
     UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME (LOSS) (Continued)

                                                                                 For the year ended December 31, 2009
                                                        -----------------------------------------------------------------
                                                                                                             VALIC
                                                          AGL     AGD  AGAC  AGLA     WNL     SALIC   Deconsolidation (a)
                                                        -------  ----  ---- ------  -------  -------  -------------------
                                                                                             (In Millions)
REVENUES:
 Premiums and other considerations..................... $ 1,038  $111  $67  $  463  $    12  $    (9)       $    --
 Net investment income (loss)..........................   3,841   484   11     621    2,520      866         (2,022)
 Net realized investment gains (losses)................  (1,258)  (30)  (2)    (80)  (1,094)    (463)           906
 Insurance charges.....................................   1,067    98   --     263       73       51             --
 Other.................................................     585    27    3       1      108    1,245           (341)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL REVENUES.........................................   5,273   690   79   1,268    1,619    1,690         (1,457)
                                                        -------  ----  ---  ------  -------  -------        -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................   2,210   361   20     528       18       64            (12)
 Interest credited on policyholder contract deposits...   1,843   160   --     128    1,529      758         (1,274)
 Amortization of deferred policy acquisition costs.....     517    15    2     120      314      464            (94)
 Amortization of deferred sales inducements............      13    --   --       3      108       25             (3)
 General and administrative expenses, net of deferrals.     535    72   11     203      184      695           (168)
 Commissions, net of deferrals.........................     150    23   30      71       22      472            (82)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL BENEFITS AND EXPENSES............................   5,268   631   63   1,053    2,175    2,478         (1,633)
                                                        -------  ----  ---  ------  -------  -------        -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......       5    59   16     215     (556)    (788)           176

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (14)   57    4     120       (2)    (433)           (49) (c)
 Deferred..............................................     205   (83)  14      61      (63)   1,810            (27) (c)
                                                        -------  ----  ---  ------  -------  -------        -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     191   (26)  18     181      (65)   1,377            (76)
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS)......................................    (186)   85   (2)     34     (491)  (2,165)           252

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................      (6)   --   --      --       (3)      --             --
                                                        -------  ----  ---  ------  -------  -------        -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL.................. $  (180) $ 85  $(2) $   34  $  (488) $(2,165)       $   252
                                                        =======  ====  ===  ======  =======  =======        =======

                                                        ---------------------
                                                         Pro Forma  Pro Forma
                                                        Adjustments Combined
                                                        ----------- ---------

REVENUES:
 Premiums and other considerations.....................    $ --      $ 1,682
 Net investment income (loss)..........................      --        6,321
 Net realized investment gains (losses)................      (6)(c)   (2,027)
 Insurance charges.....................................      --        1,552
 Other.................................................      --        1,628
                                                           ----      -------
TOTAL REVENUES.........................................      (6)       9,156
                                                           ----      -------
BENEFITS AND EXPENSES:
 Policyholder benefits.................................      --        3,189
 Interest credited on policyholder contract deposits...      --        3,144
 Amortization of deferred policy acquisition costs.....      35(b)     1,373
 Amortization of deferred sales inducements............      --          146
 General and administrative expenses, net of deferrals.      --        1,532
 Commissions, net of deferrals.........................      --          686
                                                           ----      -------
TOTAL BENEFITS AND EXPENSES............................      35       10,070
                                                           ----      -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)......     (41)        (914)

INCOME TAX EXPENSE (BENEFIT):
 Current...............................................     (13)(c)     (330)
 Deferred..............................................      --        1,917
                                                           ----      -------
TOTAL INCOME TAX EXPENSE (BENEFIT).....................     (13)       1,587
                                                           ----      -------
NET INCOME (LOSS)......................................     (28)      (2,501)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING
  INTERESTS............................................       2(c)        (7)
                                                           ----      -------
NET INCOME (LOSS) ATTRIBUTABLE TO AGL..................    $(30)     $(2,494)
                                                           ====      =======

  See Notes to Unaudited Pro Forma Condensed Financial Statements on page 7.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. GENERAL

The following notes set forth the assumptions used in preparing the Unaudited Pro Forma Condensed Financial Statements. The pro forma adjustments are based on estimates made by AGL's management using information currently available.

2. PRO FORMA ADJUSTMENTS

The adjustments to the accompanying Unaudited Pro Forma Condensed Balance Sheet are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on total assets $(68,686) million; total liabilities $(61,743) million; equity $(6,943) million.

    (b)Deferred policy acquisition cost adjustments per the adoption of the Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") ASU 2010-26 on January 1, 2012. Impact on total assets $(467) million; total liabilities $5 million; equity $(472) million.

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust and Castle 2003-2 Trust consolidation / elimination adjustments to re-compute the controlling/noncontrolling interests from the deconsolidation of VALIC and merging of WNL.

       .  Intercompany elimination entries.

       . Common stock to additional paid in capital ("APIC") reclasses to cancel the common stock of the Merged Entities.

       .  Current and deferred tax asset / liability reclasses.

       . Impact of various consolidation adjustments on total assets $(1,038) million; total liabilities $(759) million; equity $(279) million.

The adjustments to the accompanying Unaudited Pro Forma Condensed Statements of Income (Loss) are described below:

    (a)Deconsolidation of VALIC from AGL. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(872) million

           .  2010 - $(787) million

           .  2009 - $176 million

    (b)Deferred policy acquisition cost adjustments per the adoption of FASB ASU 2010-26 on January 1, 2012. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $(48) million

           .  2010 - $3 million

           .  2009 - $(35) million

    (c)Various consolidation adjustments, primarily:

       . Castle 2003-1 Trust, Castle 2003-2 Trust and intercompany elimination adjustments. Impact on income (loss) before income tax expense (benefit):

           .  2011 - $68 million

           .  2010 - $(9) million

           .  2009 - $(6) million

       .  Income tax expense (benefit) adjustments.

                           PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements


The following financial statements are incorporated by reference or included herein, as indicated below, to this Registration Statement:



- Audited Financial Statements of Variable Annuity Account Five of SunAmerica Annuity and Life Assurance Company for the year ended April 30, 2012 are included in Part B of the registration statement.



- Audited Consolidated Financial Statements of SunAmerica Annuity and Life Assurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 11 to Form N-4 Registration Statement (File Nos. 333-157199) of Variable Separate Account filed on April 26, 2012.



- Audited Statutory Financial Statements of American General Assurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Statutory Financial Statements of American General Life and Accident Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Financial Statements of American General Life Insurance Company of Delaware for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 27 to Form N-6 Registration Statement (File No. 333-34199) of American General Life Insurance Company of Delaware Separate Account II filed on April 30, 2012.



- Audited Statutory Financial Statements of SunAmerica Life Insurance Company for the years ended December 31, 2011 and 2010 are incorporated by reference to initial filing of Form N-4 Registration Statement (File No. 333-185762) of Variable Separate Account filed on January 2, 2013.



- Audited Consolidated Financial Statements of Western National Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 26 to Form N-4 Registration Statement (File No. 033-86464) of AG Separate Account A filed on April 30, 2012.



- Audited Consolidated Financial Statements of American General Life Insurance Company for the years ended December 31, 2011, 2010 and 2009 are incorporated by reference to Post-Effective Amendment No. 4 to Form N-6 Registration Statement (File No. 333-151576) of American General Life Insurance Company Separate Account VL-R filed on April 30, 2012.



- Unaudited Pro Forma Condensed Financial Data of American General Life Insurance Company as of December 31, 2011 is included in Part B of the registration statement.


(b) Exhibits


(1)   Resolutions Establishing Separate Account..................................    2
(2)   Custody Agreements.........................................................    Not Applicable
(3)   (a)  Form of Distribution Contract.........................................    2
      (b)  Selling Agreement.....................................................    12
(4)   (a)  Variable Annuity Contract.............................................    5
      (b)  Endorsement...........................................................    5
      (c)  Optional Death Benefit Enhancement Endorsement (EstatePlus)...........    4
      (d)  Death Benefit Endorsement.............................................    7
      (e)  Maximum Anniversary Value Optional Death Benefit......................    7
      (f)  Purchase Payment Accumulation Optional Death Benefit Endorsement......    7
(5)   (a)  Application for Contract..............................................    5
      (b)  Participant Enrollment Form...........................................    6
      (c)  Merger Endorsement....................................................    12
(6)   Corporate Documents of Depositor
      (a)  Amended and Restated Articles of Incorporation of American General
           Life Insurance Company, effective December 31, 1991...................    1
      (b)  Amendment to the Amended and Restated Articles of Incorporation of
           American General Life Insurance Company, effective July 13, 1995......    3
      (c)  By-Laws of American General Life Insurance Company, restated as of
           June 8, 2005..........................................................    8

(7)   Reinsurance Contract.......................................................    Not Applicable
(8)   Material Contracts
      (a)  Seasons Series Trust Form of Fund Participation Agreement.............    11
      (b)  Form of Consents to Assignment of Fund Participation and other
           Agreements............................................................    12
(9)   Opinion of Counsel and Consent of Depositor................................    Filed Herewith
(10)  Consents...................................................................    Filed Herewith
(11)  Financial Statements Omitted from Item 23..................................    Not Applicable
(12)  Initial Capitalization Agreement...........................................    Not Applicable
(13)  Other
      (a)  Power of Attorney  -- American General Life Insurance Company
           Directors.............................................................    Not Applicable
      (b)  Notice of Termination Support Agreement...............................    9
      (c)  Unconditional Capital Maintenance Agreement between American
           International Group, Inc. and American General Life Insurance
           Company...............................................................    10
      (d)  Specimen Form of Agreement and Plan of Merger.........................    12



--------


1 Incorporated by reference to Initial Registration Statement, File No. 033-43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.



2 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-08859 and 811-07727, filed on March 11, 1997, Accession No. 0000912057-97-008516.



3 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.



4 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-65118 and 811-03859, filed on September 28, 2001, Accession No. 0000950148-01-501929.



5 Incorporated by reference to Pre-Effective Amendment No. 1 and Amendment No. 1, File Nos. 333-92396 and 811-07727, filed on July 15, 2002, Accession No. 0001021408-02-009475.



6 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-92396 and 811-07727, filed on May 2, 2003, Accession No. 0000898430-03-002732.



7 Incorporated by reference to Post-Effective Amendment No. 7 and Amendment No. 8, File Nos. 333-92396 and 811-07727, filed on July 20, 2004, Accession No. 0000950129-04-004986.



8 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.



9 Incorporated by reference to Post-Effective Amendment No. 17 and Amendment No. 18, File Nos. 333-137867 and 811-03859, filed on April 27, 2011,
   Accession No. 0000950123-11-040070.



10 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No.
   149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.



11 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No.
   5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012, Accessions No. 0000950123-12-010016.



12 Incorporated by reference to Initial Registration Statement, File Nos. 333-
   185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-12-
   014430.

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR




The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2929 Allen Parkway, Houston, Texas 77019, unless otherwise noted.



NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
James A. Mallon                  Director, Acting Chairman, President and Chief
                                 Executive Officer
Curtis W. Olson(1)               President -- Benefit Solutions
Mary Jane B. Fortin              Director, Executive Vice President and Chief
                                 Financial Officer
Jeffrey H. Carlson(9)            Director, Executive Vice President
John B. Deremo                   Executive Vice President
Kyle L. Jennings(10)             Director, Executive Vice President, General
                                 Counsel and Secretary
Steven D. Anderson               Senior Vice President
Erik A. Baden                    Senior Vice President
Wayne A. Barnard                 Senior Vice President and Illustration Actuary
Robert M. Beuerlein(9)           Director, Senior Vice President and Chief and
                                 Appointed Actuary
David Butterfield(1)             Senior Vice President
Don W. Cummings                  Director, Senior Vice President
Terry B. Festervand              Senior Vice President and Treasurer
Brad J. Gabel(4)                 Senior Vice President, Chief Underwriter
John Gatesman                    Senior Vice President
David S. Jorgensen               Senior Vice President
Terry Keiper                     Senior Vice President
Frank A. Kophamel(9)             Senior Vice President
Glen D. Keller(9)                Senior Vice President
Stephen Kennedy(9)               Senior Vice President
Simon J. Leech(9)                Senior Vice President
Edmund D. McClure(9)             Senior Vice President
Richard D. McFarland(9)          Senior Vice President
Laura E. Milazzo(9)              Senior Vice President
Larry Nisenson                   Senior Vice President
John W. Penko(2)                 Senior Vice President
Rodney E. Rishel                 Senior Vice President
Sharon K. Roberson               Senior Vice President
Dale W. Sachtleben(3)            Senior Vice President
Stephen Stone                    Senior Vice President
Carol B. Whaley(1)               Senior Vice President
Chris N. Aiken(9)                Vice President
Chris Ayers(9)                   Vice President
Joan M. Bartel                   Vice President
Robert Beauchamp                 Vice President
Michael B. Boesen                Vice President
Laura J. Borowski(4)             Vice President
David R. Brady(11)               Vice President
Dan Chamberlain(9)               Vice President
Mark E. Childs(9)                Vice President
Robert M. Cicchi(9)              Vice President
Lawrence C. Cox                  Vice President
Julie Cotton Hearne              Vice President and Assistant Secretary
Timothy M. Donovan               Vice President
Jay Drucker                      Vice President
Farideh N. Farrokhi(9)           Vice President and Assistant Secretary

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Royce Fithen(6)                  Vice President
Frederick J. Garland, Jr.        Vice President
Manda Ghaferi                    Vice President
Liza Glass(9)                    Vice President
Leo W. Grace                     Vice President and Assistant Secretary
Richard L. Gravette(9)           Vice President and Assistant Treasurer
Lori S. Guadagno(5)              Vice President
Daniel J. Gutenberger(9)         Vice President and Medical Director
Joel H. Hammer(8)                Vice President
D. Leigh Harrington(9)           Vice President
Tracy Harris                     Vice President
Michael S. Harrison              Vice President
Tim Heslin                       Vice President
Keith C. Honig(7)                Vice President
Stephen D. Howard(2)             Vice President
S. Caitlin Irby(9)               Vice President
Walter P. Irby                   Vice President
Sharla A. Jackson(6)             Vice President
Wesley E. Jarvis(1)              Vice President
Debra H. Kile(9)                 Vice President and Medical Director
Michael J. Krugel(4)             Vice President
Kenneth R. Kiefer                Vice President
Mel McFall(9)                    Vice President
Lochlan O. McNew                 Vice President and Investment Officer (handling
                                 private placement and commercial mortgage loans)
Gwendolyn J. Mallett(9)          Vice President
W. Larry Mask                    Vice President, Real Estate Investment Officer and
                                 Assistant Secretary
Beverly Meyer(4)                 Vice President
Candace A. Michael(9)            Vice President
Michael R. Murphy(4)             Vice President
David Napoli                     Vice President
Deanna D. Osmonson(1)            Vice President
Cathy A. Percival(9)             Vice President and Medical Director
Carin M. Phelan                  Vice President
Glenn H. Plotkin(4)              Vice President
Debbie Runge                     Vice President, Human Resources
Jeanise L. Ryser                 Vice President
Michael Sibley(2)                Vice President
T. Clay Spires                   Vice President and Tax Officer
Gregory R. Thornton(3)           Vice President
Cynthia Wieties                  Vice President
Jeffrey L. Winkelmann(4)         Vice President
Joann K. Brown                   Assistant Vice President
Dori A. Artis                    Administrative Officer
Wayne P. Arzberger               Administrative Officer
Brenda G. Esslinger              Administrative Officer
Beverly Farris                   Administrative Officer
Robin F. Farris                  Administrative Officer
Deborah G. Fewell                Administrative Officer

NAMES POSITIONS AND OFFICES HELD WITH DEPOSITOR
-----------------------------------------------
Maike M. George                  Administrative Officer
Brandy Harris                    Administrative Officer
Cassandra Hendricks              Administrative Officer
Stephen Johnson                  Administrative Officer
Donna Johnston                   Administrative Officer
Jalen V. Lohman                  Administrative Officer
Beverly Macias                   Administrative Officer
Jody Powers                      Administrative Officer
Donna J. Robertson               Administrative Officer
Phillip W. Schraub               Administrative Officer
Michael A. Sepanski              Administrative Officer
Marie M. Cerligione              Assistant Secretary
Keith Coleman                    Assistant Secretary
Jeffrey P. Conklin               Assistant Secretary
Debra L. Herzog                  Assistant Secretary
Virginia N. Puzon                Assistant Secretary
Mary Carmen Rodriguez            Assistant Secretary
Barbara J. Moore                 Assistant Tax Officer
William P. Hayes(10)             Chief Compliance Officer
Lesli K. Martin                  Anti Money Laundering Officer
Becky L. Strom                   Privacy Officer
Marc Herling                     General Counsel, Benefit Solutions and Assistant
                                 Secretary
Roger E. Hahn                    Investment Officer (Handling Strategic Investment
                                 Allocation and Asset/liability matching)



--------


  (1)  3600 Route 66, Neptune, NJ 07753



  (2)  Walnut Glen Tower, 8141 Walnut Hill Lane, Dallas, TX 75231



  (3)  3051 Hollis Drive, Springfield, IL 62704



  (4)  1200 N. Mayfair Road, Milwaukee, WI 53226



  (5)  599 Lexington Avenue, New York, N 10022



  (6)  205 E. 10th Avenue, Amarillo, TX 79101



  (7)  1 SunAmerica Center, 1999 Avenue of the Stars, Los Angeles, CA 90067



  (8)  32 Old Slip, New York, NY 10005



  (9)  2727-A Allen Parkway, Houston, TX 77019



  (10) 2919 Allen Parkway, Houston, TX 77019



  (11) 200 Liberty Street, New York, NY 10281



ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT


The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession No. 0001047469-11-001369, filed on
February 23, 2012. Exhibit 21 is incorporated herein by reference.



ITEM 27.  NUMBER OF CONTRACT OWNERS


As of November 30, 2012, the Seasons Advisor II contracts funded by Variable Annuity Account Five was 116, of which 42 were qualified contracts and 74 were non-qualified contracts.

ITEM 28.  INDEMNIFICATION




Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



AMERICAN GENERAL LIFE INSURANCE COMPANY



To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.



ITEM 29.  PRINCIPAL UNDERWRITER

(a) SunAmerica Capital Services, Inc. acts as distributor for the following investment companies:


    American General Life Insurance Company -- Variable Separate Account


    American General Life Insurance Company -- Variable Annuity Account One


    American General Life Insurance Company -- Variable Annuity Account Two


    American General Life Insurance Company -- Variable Annuity Account Four


    American General Life Insurance Company -- Variable Annuity Account Five


    American General Life Insurance Company -- Variable Annuity Account Seven


    American General Life Insurance Company -- Variable Annuity Account Nine

    The United States Life Insurance Company in the City of New York -- FS Variable Separate Account
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account One
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Two
    The United States Life Insurance Company in the City of New York -- FS Variable Annuity Account Five
    Anchor Series Trust

    Seasons Series Trust

    SunAmerica Series Trust
    SunAmerica Equity Funds
    SunAmerica Income Funds

    SunAmerica Series, Inc.

    SunAmerica Money Market Funds, Inc.
    SunAmerica Senior Floating Rate Fund, Inc.

    SunAmerica Specialty Series


(b) Directors, Officers and principal place of business:


OFFICER/DIRECTORS*                               POSITION
------------------                               --------
Peter A. Harbeck            Director
James T. Nichols            Director, President & Chief Executive Officer
Stephen A. Maginn(1)        Director, Chief Distribution Officer
Frank Curran                Vice President, Controller, Financial Operation
                            Principal and Chief Financial Officer, Treasurer
Rebecca Snider              Chief Compliance Officer
John T. Genoy               Vice President
Mallary L. Reznik(2)        Vice President
Christine A. Nixon(2)       Secretary
Virginia N. Puzon(2)        Assistant Secretary

     --------

      * Unless otherwise indicated, the principal business address of SunAmerica Capital Services, Inc. and of each of the above individuals is Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311.

     (1) Principal business address is 21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367-4901.


     (2) Principal business address is 1999 Avenue of the Stars, Los Angeles, California 90067-6121.


(c) SunAmerica Capital Services, Inc. retains no compensation or commissions from the Registrant.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at 21650 Oxnard Street, Suite 750, Woodland Hills, California 91367-4901.



ITEM 31.  MANAGEMENT SERVICES

Not Applicable.


ITEM 32.  UNDERTAKINGS




Undertakings of the Registrant

------------------------------


Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.



REPRESENTATION REGARDING THE REASONABLENESS OF AGGREGATE FEES AND CHARGES DEDUCTED UNDER THE CONTRACTS PURSUANT TO SECTION 26(e)(2)(A) OF THE INVESTMENT COMPANY ACT OF 1940



American General Life Insurance Company represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by American General Life Insurance Company.

                               POWERS OF ATTORNEY



Each person whose signature appears below hereby appoints Mary Jane B. Fortin, Manda Ghaferi, Steven A. Glover and David S. Jorgensen and each of them, any one of whom may act without the joinder of the others, as his/her attorney-in-fact to sign on his/her behalf and in the capacity stated below and to file all amendments to this Registration Statement, which amendment or amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.



                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Annuity Account Five, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston, and State of Texas on this 28th day of December, 2012.



                                        VARIABLE ANNUITY ACCOUNT FIVE
                                        (Registrant)



                                        By: AMERICAN GENERAL LIFE INSURANCE
                                            COMPANY
                                            (On behalf of the Registrant and
                                            itself)



                                        By: /s/ MARY JANE B. FORTIN
                                            ------------------------------------
                                            MARY JANE B. FORTIN
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER



As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.




          SIGNATURE                             TITLE                          DATE
          ---------                             -----                          ----
/s/ JAMES A. MALLON              Director, Acting Chairman,              December 28, 2012
-----------------------------    President
JAMES A. MALLON                  and Chief Executive Officer


/s/ MARY JANE B. FORTIN          Director, Executive Vice President      December 28, 2012
-----------------------------    and Chief Financial Officer
MARY JANE B. FORTIN


/s/ DON W. CUMMINGS              Director and Senior Vice President      December 28, 2012
-----------------------------
DON W. CUMMINGS


/s/ ROBERT M. BEUERLEIN          Director                                December 28, 2012
-----------------------------
ROBERT M. BEUERLEIN


/s/ JEFFREY H. CARLSON           Director                                December 28, 2012
-----------------------------
JEFFREY H. CARLSON


/s/ KYLE L. JENNINGS             Director                                December 28, 2012
-----------------------------
KYLE L. JENNINGS

                                  EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
     9        Opinion of Counsel and Consent of Depositor
     10       Consents